As filed with the Securities and Exchange Commission on November 13, 2002

                           REGISTRATION NO. 333-76090

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               AMENDMENT NO. 7 TO
                                    FORM SB-2
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                               COLOR IMAGING, INC.

                 (Name of Small Business Issuer in Its Charter)

           Delaware                                         3861                                        13-3453420
   (State of Jurisdiction of                    (Primary Standard Industrial                   (IRS Employer Identification
Incorporation or Organization)                   Classification Code Number)                              Number)

                 4350 Peachtree Industrial Boulevard, Suite 100
                             Norcross, Georgia 30071
                       (770) 840-1090; Fax (770) 242-3494
          (Address and Telephone Number of Principal Executive Offices)

                             Sueling Wang, President
                               Color Imaging, Inc.
                 4350 Peachtree Industrial Boulevard, Suite 100
                             Norcross, Georgia 30071
                       (770) 840-1090; Fax: (770) 242-3494
            (Name, Address and Telephone Number of Agent for Service)

                                   Copies to:
                          T. Clark Fitzgerald III, Esq.
                             Anthony L. Duncan, Esq.
                            Arnall Golden Gregory LLP
                            2800 One Atlantic Center
                           Atlanta, Georgia 30309-3450
                      (404) 873-8150; Fax: (404) 873-8151)

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable from time to time after the effective date of this registration statement.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                         CALCULATION OF REGISTRATION FEE
                                                            Proposed Maximum        Proposed Maximum
       Title of Each Class             Amount to Be          Offering Price        Aggregate Offering               Amount of
 of Securities to be Registered         Registered            Per Share(1)              Price(1)                Registered Fee (2)
----------------------------------  ------------------    --------------------    -----------------------    ---------------------

Common Stock, $.01 par value            3,959,487         $        3.10            $     12,274,409.70       $        1,129.25
  offered by selling stockholders

Common Stock, $.01 par value            7,000,000         $        3.10            $     21,700,000.00       $        1,996.40
  offered by the Company
                                    ------------------    --------------------    -----------------------    ---------------------
         Total                         10,959,487                                  $     33,974,409.70       $        3,125.65

(1) Estimated solely for purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933. Based on the average of the bid and ask price per share of Common Stock of the registrant as reported on the OTC Bulletin Board on December 24, 2001.
(2) $4,010 previously paid. The filing fee has been adjusted in accordance with the Investor and Capital Markets Fee Relief Act signed January 16, 2002.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 PRELIMINARY PROSPECTUS, DATED NOVEMBER 13, 2002

                                      UP TO

                                7,000,000 SHARES

                                   OFFERED BY

                               COLOR IMAGING, INC.

                                       AND

                3,959,487 SHARES OFFERED BY SELLING STOCKHOLDERS

We are offering up to a maximum of 7,000,000 shares of our common stock for sale at $_____ per share, the average of the closing prices of our common stock for the 15 trading days prior to the effective date of this offering. Our officers and directors will use their best efforts to offer and sell our shares of common stock directly to investors without the assistance of an underwriter. We will require investors to purchase at least 100,000 shares. Funds raised from the sale of our common stock will not go into escrow, trust or any other similar arrangement. Our offering will terminate on February 14, 2003, unless the entire offering has been sold prior to that time or otherwise terminated.

Our selling stockholders are offering to sell up to 3,959,487 shares of common stock, including shares underlying warrants to purchase our common stock. The selling stockholders may sell our common stock on the open market at market prices in ordinary broker transactions or in negotiated transactions, and they may pay broker commissions in connection with such transactions. We will not receive any of the proceeds from the sale of our common stock by selling stockholder. In the event a selling stockholder exercises warrants to purchase our common stock, we will receive proceeds from the exercise of the warrant; provided that, the selling stockholder exercises the warrant by other than a cashless exercise. We will not pay any broker commissions in connection with sales of our common stock by selling stockholders. The concurrent offering of 3,959,487 shares of our common stock by the selling stockholders is separate from our offering of up to 7,000,000 shares.

Our common stock is quoted on the OTC Bulletin Board under the symbol CIMG. On November 12, 2002, the closing price of our stock was $1.01 per share.

You should carefully consider each of the risk factors described under "Risk Factors" beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is November __, 2002

                                TABLE OF CONTENTS

                                                                       Page

Prospectus Summary...........................................................1
Risk Factors.................................................................3
Use of Proceeds..............................................................8
Capitalization...............................................................9
Color Imaging, Inc..........................................................10
Market For Common Stock And Related Stockholder Matters.....................17
Management's Discussion And Analysis........................................18
Directors, Executive Officers, Promoters And Control Persons................29
Security Ownership of Certain Beneficial Owners And Management..............33
Certain Relationships And Related Transactions..............................34
Description of Securities...................................................35
Selling Stockholders........................................................37
Plan of Distribution........................................................41
Legal Matters...............................................................43
Independent Auditors........................................................43
Indemnification.............................................................43
Further Information.........................................................43
Index To Consolidated Condensed Financial Statements.......................F-1
Exhibit A-Subscription Agreement...........................................A-1

                               PROSPECTUS SUMMARY

You should read this summary together with the other information contained in other parts of this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in our common stock.

OVERVIEW

We develop, manufacture and market products used in electronic printing, facsimile machines and analog and digital copiers. We formulate, develop, manufacture, purchase from others and market electronic printing products, including black text, color, magnetic character recognition and specialty toners, and provides other parts and accessories for laser printers and digital copiers.

COLOR IMAGING, INC.

Since 1989, Color Imaging, Inc. has developed, manufactured and marketed products used in electronic printing. Color Imaging, Inc. formulates and manufactures black text and specialty toners, including color and magnetic character recognition toners for numerous laser printers, facsimile machines and analog and digital photocopiers. Color Imaging, Inc.'s toners permit the printing of a wide range of user-selected colors and also the full process color printing of cyan, yellow, magenta and black. Magnetic character recognition toners enable the printing of magnetic characters which are required for the high-speed processing of checks and other financial documents. Color Imaging, Inc. also supplies other consumable products used in electronic printing, and photocopying, including toner cartridges, cartridge components, photoreceptors and imaging drums.

Color Imaging, Inc. has continually expanded its product line and manufacturing capabilities. This expansion has led to the creation of more than 130 different black text, color, magnetic character recognition and specialty toner formulations, including aftermarket toners and imaging products for printers and facsimile machines manufactured by Brother(TM), Canon(TM), Delphax(TM), Hewlett Packard(TM), IBM(TM), Lexmark(TM), Sharp(TM), Xerox(TM), Minolta(TM), Mita(TM), Panafax(TM), Pentax(TM), Pitney Bowes(TM), Epson(TM), Fuji-Xerox(TM), Toshiba(TM), Kyocera(TM), Okidata(TM), Panasonic(TM), and printing systems developed by Logical Imaging Solutions, Inc. Color Imaging, Inc. also manufacturers and or markets toners for use in Ricoh(TM), Sharp(TM), Xerox(TM), Canon(TM), Lanier(TM) and Toshiba(TM) copiers. Color Imaging, Inc. also offers product enhancements, including imaging supplies that enable standard laser printers to print magnetic character recognition data. Color Imaging, Inc. markets branded products directly to OEMs and its aftermarket products worldwide to distributors and remanufacturers of laser printer toner cartridges and to dealers and distributors of copier products.

On September 30, 2002, Color Imaging, Inc. disposed of its wholly-owned subsidiary, Logical Imaging Solutions, Inc., in a common stock share exchange with Digital Color Print, Inc., which is owned by four former directors. Since its founding in 1993, Logical Imaging Solutions, Inc.'s development efforts have focused on creating a high-speed digital variable data printing system for commercial printing applications that combines software, hardware and consumable products not only for black text for image printing but also in color. See "Color Imaging, Inc. - Recent Developments" beginning on page 11.

                                  THE OFFERING

COLOR IMAGING

This prospectus relates to an offering by us of up to 7,000,000 shares of common stock for sale at $____ per share, the average of the closing prices of our common stock for the 15 trading days prior to the effective date of this offering. We will require investors to purchase at least 100,000 shares. We will sell our common stock on a best-efforts basis and our offering will terminate on February 14, 2003, unless the entire offering has been sold prior to that time or otherwise terminated. There will be no escrow account. We will immediately use all of the proceeds received from the sale of the shares.

SELLING STOCKHOLDERS

This prospectus also relates to the resale of up to 3,959,487 shares of our common stock, including shares underlying warrants to purchase our common stock, by several of our stockholders. The selling stockholders are not required to sell our common stock and sales of our common stock are entirely at the discretion of the selling stockholders. The selling stockholders may sell such stock either on the open market at market prices in ordinary broker transactions or in negotiated transactions, and they may pay broker commissions in connection with such transactions. The selling stockholders may offer their shares at a price that is lower than the price we offer our shares. We will not receive any of the proceeds of sale of our common stock by the selling stockholders. In the event a selling stockholder exercises warrants to purchase our common stock, we will receive proceeds from the exercise of the warrant; provided that, the selling stockholder exercises the warrant by other than a cashless exercise. We will not receive any proceeds from the sale of our stock by selling stockholders who sell our common stock received upon the exercise of warrants. In addition, the exercise of the selling stockholders' warrants are not registered in this offering, and the amounts we receive upon exercise of such warrants are not proceeds of this offering. We will not pay any broker commissions in connection with sale of our common stock by selling stockholders .

Our common stock is quoted on the OTC Bulletin Board under the symbol CIMG. On November 12, 2002, the closing price for our common stock was $1.01 per share. We will pay the costs of registering the offer and sale of the securities offered hereby with the Securities and Exchange Commission and any required state securities agencies.

Shares Offered by Color Imaging, Inc.........................      7,000,000

Offering Price Per Share.....................................      $_____ per share, the average of the closing
                                                                   prices of our common stock for the 15 trading
                                                                   days prior to the effective date of this
                                                                   offering.

Common Stock Offered by Selling Stockholders (1).............      3,959,487

OTC Bulletin Board Symbol....................................      CIMG

Common Stock Outstanding Before the Offering (2).............      8,437,965

Common Stock to be Outstanding After the Offering (2)........      15,437,965

Proceeds from Shares Offered by Color Imaging (3)............      $8,750,000

---------------------------

(1) Includes shares of common stock underlying warrants already held by the selling stockholders.

(2) Excludes 961,257 shares of common stock underlying warrants already held by the selling stockholders, and includes 1,700,000 shares of our common stock that were cancelled as the result of the disposal of our subsidiary, Logical Imaging Solutions, Inc.

(3) Assumes our offering price will be equivalent to our recent market price of $1.25.

To the extent proceeds are not required in the amount(s) outlined for the purposes described hereafter, such proceeds will be used for general corporate purposes. Our intended uses of the proceeds are listed below in descending order of priority:

For accounts payable and other corporate and offering expenses:..............  $   1,000,000
To retire debt:..............................................................        350,000
To retire debt:..............................................................      1,050,000
To acquire capital assets:...................................................      1,500,000
For other general corporate purposes including working capital...............     $4,850,000

Our executive offices are located at: 4350 Peachtree Industrial Boulevard, Suite 100, Norcross, Georgia 30071 and our telephone number is: (770) 840-1090.

                                  RISK FACTORS

Investing in our common stock involves a significant degree of risk. You should carefully consider the following risk factors and all the other information contained in this prospectus before investing in our common stock. If any of the following possible adverse events actually occur, our business, financial condition and results of operations could suffer, in which case the trading price of our common stock may decline.

FACTORS   THAT  MAY   AFFECT   FUTURE   RESULTS   AND   INFORMATION   CONCERNING
FORWARD-LOOKING STATEMENTS

Statements contained in this report which are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may be identified by the use of forward-looking terms such as "believes," "expects," "may", "will," "should" or "anticipates" or by discussions of strategy that involve risks and uncertainties. From time to time, we have made or may make forward-looking statements, orally or in writing. These forward-looking statements include statements regarding our ability to borrow funds from financial institutions or affiliates, to engage in sales of our securities, our intention to repay certain borrowings from future sales of our securities or cash flow, the ability to expand capacity by placing in service additional manufacturing equipment during 2002 and 2003, our ability to increase our toner manufacturing capacity following the completion of testing, our expected acquisition of business or technologies, our expectation that shipments to international customers will continue to account for a material portion of net sales, anticipated future revenues, the prospective effects of discontinuing the Logical Imaging Solutions operations, sales, operations, demand, technology, products, business ventures, major customers, major suppliers, retention of key officers, management or employees, competition, capital expenditures, credit arrangements and other statements regarding matters that are not historical facts, involve predictions which are based upon a number of future conditions that ultimately may prove to be inaccurate. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Forward-looking statements are made based upon management's current expectations and beliefs concerning future developments and their potential effects upon our business. We cannot predict whether future developments affecting us will be those anticipated by management, and there are a number of factors that could adversely affect our future operating results or cause our actual results to differ materially from the estimates or expectations reflected in such forward-looking statements, including without limitation, those discussed in the sections titled "Color Imaging" and "Management's Discussion and Analysis" and the factors set forth below:

RISKS RELATED TO OUR BUSINESS:

OUR BUSINESS DEPENDS ON A LIMITED NUMBER OF CUSTOMERS.

In the nine months ended September 30, 2002, two customers accounted for approximately 70% of our net sales. We do not have contracts with these customers and all of the sales to them are made through purchase orders. While our products typically go through the customer's required qualification process, which we believe gives us an advantage over other suppliers, this does not guarantee that the customer will continue to purchase from us. The loss of either of these customers, including through an acquisition, other business combination or the loss by them of business from their customers could have a substantial and adverse effect on our business. We have in the past, and may in the future, lose one or more major customers or substantial portions of our business with one or more of our major customers. If we do not sell products or services to customers in the quantities anticipated, or if a major customer reduces or terminates its relationship with us, market perception of our products and technology, growth prospects, and financial condition and results of operation could be harmed.

APPROXIMATELY 51% OF OUR BUSINESS DEPENDS ON A SUPPLIER APPROVED BY ONE OF OUR CUSTOMERS.

Some of our products incorporate technologies that are available from a particular supplier that has been approved by one of our customers. Approximately 51% of our sales for the nine months ended September 30, 2002 were derived from products limited to a specific supplier. For the nine months ended September 30, 2002, we purchased 47% of our raw materials, components and supplies from that same supplier. We do not have a written agreement with this or any other supplier. We rely on purchase orders. Should we be unable to obtain the necessary materials from this supplier, product shipments could be prevented or delayed, which could result in a loss of sales. If we are unable to fulfill existing orders or accept new orders because of a shortage of materials, we may lose revenues and risk losing customers.

OUR SUCCESS IS DEPENDENT ON OUR ABILITY TO UTILIZE AVAILABLE MANUFACTURING CAPACITY.

From 1999 through 2000, we expanded our manufacturing capacity by acquiring new manufacturing equipment and moving to a larger location. We intend to continue to expand capacity by placing in service additional manufacturing equipment during 2002 and 2003. To fully utilize these new additions to the factory, new formulations for toner have to be developed specifically for manufacture on this new equipment or orders for larger quantities of existing toners must be obtained. While we have been successful in developing formulas for new equipment in the past and increasing sales of many of our existing toner products, our continued success will be dependent on our ability to develop additional formulations or increase our sales from existing formulations and manufacture the toners with the new equipment to achieve a reduction in production costs. We cannot assure you that we will be successful in developing all of the formulations needed in the future or that we will be able to manufacture toner at a lower production cost on a regular basis or that such products will achieve market acceptance. If we are not successful in increasing the sales of our manufactured products, or if our existing sales from manufactured products declines, our business will be materially and adversely affected.

OUR SUCCESS IS DEPENDENT ON OUR ABILITY TO SUCCESSFULLY DEVELOP, OR ACQUIRE FROM THIRD PARTIES, PRODUCTS THAT WE CAN COMMERCIALIZE AND THAT ACHIEVE MARKET ACCEPTANCE.

The challenges we face in implementing our business model include establishing market acceptance of existing products and services and successfully developing or acquiring new product lines that achieve market acceptance. We must successfully commercialize the products that are currently being developed, such as our color and magnetic character recognition toner for printers and black text and color toners for new digital copiers and continue to acquire from third parties parts, materials and finished product that can be integrated into finished products or sold as our products. While we have successfully developed toners in the past and are in the late stages of developing and testing several new toners, we have not commercialized many of the toners that are under development. While we have in the past acquired from third parties materials and products that we have been successful in selling, there can be no assurance that parts, materials or products for new products will be available or will achieve market acceptance. If we fail to successfully commercialize products we develop or acquire from third parties, or if these products fail to achieve market acceptance, our financial condition and results of operation would be seriously harmed.

WE ANTICIPATE THAT WE WILL NEED TO RAISE ADDITIONAL CAPITAL OR OBTAIN FUNDING TO FINANCE CERTAIN OF OUR PLANNED FINANCING AND INVESTING ACTIVITIES OVER THE NEXT TWELVE MONTHS.

Our failure to raise additional capital in the approximate amount of $2,000,000 may significantly limit our ability to prepay some of our debt and finance certain planned investing activities over the next twelve months that we believe will improve quality, generate additional revenues and reduce manufacturing and operating costs. Specifically, we plan to raise additional funds to prepay approximately $1,400,000 of debt and are considering the acquisition of an additional planned $600,000 of capital equipment for use in research and development, quality assurance and manufacturing our toner products. We may not be able to raise the additional funds, and our failure to obtain additional funds would significantly limit or eliminate our ability to conduct the foregoing activities. We anticipate that we will seek additional funding through the public or private sales of our securities and/or through commercial or private financing arrangements, including borrowing from affiliates. Adequate funds may not be available when needed or on terms acceptable to us, or at all. In the event that we are not able to obtain additional funding on a timely basis, we may be required to limit any proposed debt prepayment, quality improvements, operational efficiencies, research and development or expansion.

OUR SUCCESS DEPENDS ON OUR ABILITY TO DEVELOP OR ACQUIRE INTELLECTUAL PROPERTY RIGHTS.

Our success depends in part on our ability to develop proprietary toner formulas and manufacturing processes, obtain copyrights and trademarks, maintain trade secret protection and operate without infringing the proprietary rights of others. Future claims of intellectual property infringement could prevent us from obtaining technology of others and could otherwise adversely affect our operating results, cash flows, financial position or business, as could expenses incurred enforcing intellectual property rights against others or defending against claims that our products infringe the intellectual property rights of others.

OUR ACQUISITION STRATEGY MAY PROVE UNSUCCESSFUL.

We intend to pursue acquisitions of businesses or technologies that management believes complement or expand the existing business. Acquisitions of this type involve a number of risks, including the possibility that the operations of any businesses that are acquired will be unprofitable or that management attention will be diverted from the day-to-day operation of the existing business. An unsuccessful acquisition could reduce profit margins or otherwise harm our financial condition, by, for example, impairing liquidity and causing non-compliance with lending institution's financial covenants. In addition, any acquisition could result in a dilutive issuance of equity securities, the incurrence of debt or the loss of key employees. Certain benefits of any acquisition may depend on the taking of one-time or recurring accounting charges that may be material. We cannot predict whether any acquisition undertaken by us will be successfully completed or, if one or more acquisitions are completed, whether the acquired assets will generate sufficient revenue to offset the associated costs or other adverse effects.

OUR INTELLECTUAL PROPERTY PROTECTION IS LIMITED.

We do not rely on patents to protect our proprietary rights. We do rely on a combination of laws such as trade secrets and contractual restrictions such as confidentiality agreements to protect proprietary rights. Despite any precautions we have taken:

     o laws and contractual restrictions might not be sufficient to prevent misappropriation of our technology or deter others from developing similar technologies; and

     o policing unauthorized use of our products is difficult, expensive and time-consuming and we might not be able to determine the extent of this unauthorized use.

Therefore, there can be no assurance that we can meaningfully protect our rights in such unpatented proprietary technology or that others will not independently develop substantially equivalent proprietary products or processes or otherwise gain access to the proprietary technology. Reverse engineering, unauthorized copying or other misappropriation of our proprietary technology could enable third parties to benefit from our technology without paying us which could significantly harm our business.

ACTS OF DOMESTIC TERRORISM AND WAR HAVE IMPACTED GENERAL ECONOMIC CONDITIONS AND MAY IMPACT THE INDUSTRY AND OUR ABILITY TO OPERATE PROFITABLY.

On September 11, 2001, acts of terrorism occurred in New York City and Washington, D.C. On October 7, 2001, the United States launched military attacks on Afghanistan. As a result of those terrorist acts and acts of war, there has been a disruption in general economic activity. The demand for printing products and services may decline as layoffs in the transportation and other industries affect the economy as a whole. There may be other consequences resulting from those acts of terrorism, and any others which may occur in the future, including civil disturbance, war, riot, epidemics, public demonstration, explosion, freight embargoes, governmental action, governmental delay, restraint or inaction, quarantine restrictions, unavailability of capital, equipment, personnel, which we may not be able to anticipate. These terrorist acts and acts of war may continue to cause a slowing of the economy, and in turn, reduce the demand of printing products and services, which would harm our ability to make a profit. We are unable to predict the long-term impact, if any, of these incidents or of any acts of war or terrorism in the United States or worldwide on the U.S. economy, on us or on the price of our common stock.

WE DEPEND ON THE EFFORTS AND ABILITIES OF CERTAIN OFFICERS AND DIRECTORS TO CONTINUE OUR OPERATIONS AND GENERATE REVENUES.

Our success depends to a significant extent on the continued services of senior management and other key personnel. While we do have employment, non-compete and confidentiality agreements with executive officers and certain other key individuals, employment agreements may be terminated by either party upon giving the required notice. The loss of the services of any of our executive officers or other key employees could harm our business. Our success also depends on our ability to attract, retain and motivate highly skilled employees. Competition for qualified employees in the industries in which we operate is intense. If we fail to hire and retain a sufficient number of qualified employees, our business will be adversely affected.

COMPLIANCE  WITH  GOVERNMENT  REGULATIONS  MAY  CAUSE  US  TO  INCUR  UNFORESEEN
EXPENSES.

Our black text, color and magnetic character toner supplies and manufacturing operations are subject to domestic and international laws and regulations, particularly relating to environmental matters that impose limitations on the discharge of pollutants into the air, water and soil and establish standards for treatment, storage and disposal of solid and hazardous wastes. In addition, we are subject to regulations for storm water discharge, and as a requirement of the State of Georgia have developed and implemented a Storm Water Pollution Prevention Plan. We are also required to have a permit issued by the State of Georgia in order to conduct various aspects of our business. Compliance with these laws and regulations has not in the past had a material adverse affect on our capital expenditures, earnings or competitive position. There can be no assurance, however, that future changes in environmental laws or regulations, or in the criteria required to obtain or maintain necessary permits, will not have a material adverse affect on our operations.

WE SELL A SIGNIFICANT PORTION OF OUR PRODUCTS INTERNATIONALLY, WHICH EXPOSES US TO CURRENCY FLUCTUATIONS AND COLLECTION AND PRODUCT RECALL RISKS.

We sell a significant amount of product to customers outside of the United States. International sales accounted for 40% of net sales in the nine months ended September 30, 2002 and 23% in the nine months ended September 30, 2001. We expect that shipments to international customers will continue to account for a material portion of net sales. Most products are priced in U.S. dollars, but because we do sell products in Europe denominated in Euros, fluctuations in the Euro could also cause our products there to become less affordable or less competitive or we may sell some products at a loss to otherwise maintain profitable business from a customer. Most of our products sold internationally, those sold to our larger international customers, are on open account, giving rise to the added costs of collection in the event of non-payment. Further, should a product shipped overseas be defective, Color Imaging would experience higher costs in connection with a product recall or return and replacement. We cannot assure you that these factors will not have a material adverse effect on our international sales and would, as the result, adversely impact our results of operation and financial condition.

OUR QUARTERLY OPERATING RESULTS FLUCTUATE AS A RESULT OF MANY FACTORS.

Our quarterly operating results fluctuate due to various factors. Some of these factors include the mix of products sold during the quarter, the availability and costs of raw materials or components, the costs and benefits of new product introductions, and customer order and shipment timing. Because of these factors, our quarterly operating results are difficult to predict and are likely to vary in the future.

RISKS RELATING TO OUR INDUSTRY:

WE OPERATE IN A COMPETITIVE AND RAPIDLY CHANGING MARKETPLACE.

There is significant competition in the toner and consumable imaging products industry in which we operate. In addition, the market for digital color printers and copiers and related consumable products is subject to rapid change and the OEM technologies are becoming increasingly difficult barriers to market entry. Many competitors, both OEMs and other after market firms, have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we do. These competitors may be able to devote substantially more resources to developing their business than we can. Our ability to compete depends upon a number of factors, including the success and timing of product introductions, marketing and distribution capabilities and the quality of our customer support. Some of these factors are beyond our control. In addition, competitive pressure to develop new products and technologies could cause our operating expenses to increase substantially.

OUR  PRODUCTS  HAVE  SHORT  LIFE  CYCLES  AND  ARE  SUBJECT  TO  FREQUENT  PRICE
REDUCTIONS.

The markets in which we operate are characterized by rapidly evolving and increasingly difficult technologies, frequent new product introductions and significant price competition. Consequently, our products have short life cycles, and we must frequently reduce prices in response to product competition. Our financial condition and results of operations could be adversely affected if we are unable to manufacture new and competitive products in a timely manner. Our success depends on our ability to develop and manufacture technologically advanced products, price them competitively, and achieve cost reductions for existing products. Technological advances require sustained research and development efforts, which may be costly and could cause our operating expenses to increase substantially.

OUR FINANCIAL PERFORMANCE DEPENDS ON OUR ABILITY TO SUCCESSFULLY MANAGE INVENTORY LEVELS, WHICH IS AFFECTED BY FACTORS BEYOND OUR CONTROL.

Our financial performance depends in part on our ability to manage inventory levels to support the needs of new and existing customers. Our ability to maintain appropriate inventory levels depends on factors beyond our control, including unforeseen increases or decreases in demand for our products and production and supply difficulties. Demand for our products can be affected by product introductions or price changes by competitors or by us, the life cycle of our products, or delays in the development or manufacturing of our products. Our operating results and ability to increase the market share of our products may be adversely affected if we are unable to address inventory issues on a timely basis.

RISKS RELATING TO OWNING OUR COMMON STOCK:

OUR OFFICERS AND DIRECTORS OWN APPROXIMATELY 46.4% OF THE OUTSTANDING SHARES OF COMMON STOCK AND THEY AND OTHER AFFILIATES WILL BE ALLOWED TO PURCHASE UP TO $7 MILLION OF OUR COMMON STOCK IN OUR OFFERING PENDING WITH THE SEC ON FORM SB-2, ALLOWING THESE STOCKHOLDERS TO CONTROL MATTERS REQUIRING APPROVAL OF THE STOCKHOLDERS.

As a result of such ownership, and potential increased ownership, our officers and directors, other investors will have limited control over matters requiring approval by the stockholders, including the election of directors. Such concentrated control may also make it difficult for the stockholders to receive a premium for their shares of our common stock in the event we enter into transactions that require stockholder approval. In addition, certain provisions of Delaware law could have the effect of making it more difficult or more expensive for a third party to acquire, or of discouraging a third party from attempting to acquire control of us.

EXERCISE OF WARRANTS AND OPTIONS WILL DILUTE EXISTING STOCKHOLDERS AND COULD DECREASE THE MARKET PRICE OF OUR COMMON STOCK.

As of November 6, 2002, we had issued and outstanding 8,437,965 shares of common stock and outstanding warrants and options to purchase 2,093,757 additional shares of common stock. The existence of the remaining warrants and options may adversely affect the market price of our common stock and the terms under which we obtain additional equity capital.

OUR ABILITY TO RAISE ADDITIONAL CAPITAL THROUGH THE SALE OF OUR SECURITIES MAY BE HARMED BY COMPETING RESALES OF OUR COMMON STOCK BY OUR STOCKHOLDERS.

The price of our common stock could fall if stockholders sell substantial amounts of our common stock. Such sales could make it more difficult for us to sell securities at the time and price we deem appropriate. To the extent stockholders, including the selling stockholders, offer and sell their shares of common stock to investors for less than the price offered by us, our attempt to sell our securities may be adversely affected as a result of the concurrent offering by selling stockholders. Investors may negotiate prices lower than the price we are offering our shares of common stock with selling stockholders. Furthermore, potential investors may not be interested in purchasing shares of our common stock on any terms if stockholders sell substantial amounts of our common stock.

EFFECTIVENESS OF OUR REGISTRATION STATEMENT ON FORM SB-2 MAY RESULT IN THE DILUTION OF EXISTING STOCKHOLDERS AND COULD DECREASE THE MARKET PRICE OF OUR COMMON STOCK.

Once our registration statement is declared effective, selling stockholders will be able to sell up to approximately 4 million shares of our common stock and we will be able to sell the equivalent of up to 7 million shares of our common stock. The sale of common stock covered by the registration statement by us or selling stockholders will dilute existing stockholders and may adversely affect the market price of our common stock.

WE MAY FACE POTENTIAL REGULATORY ACTION OR LIABILITY IN CONNECTION WITH OUR 2001 PRIVATE PLACEMENT.

Our issuance of common stock and warrants in a private placement in the second half of 2001 could subject us to potential adverse consequences, including securities law liability and the voiding of contracts entered into in connection with the private placement. If our activities or the activities of other parties in the 2001 private placement are deemed to be inconsistent with securities laws, under Section 29 of the Securities Exchange Act of 1934, as amended:

     o we may be able void our obligation to pay transaction-related fees in connection with the private placement and we may receive reimbursement for fees already paid;

     o persons with whom we have entered into securities transactions that are subject to these transaction-related fees may have the right to void these transactions; and

     o    we may be subject to regulatory action.

Due to the inherent uncertainties involved with the interpretation of securities laws, we are unable to predict the following: the validity of any potential liability in connection with our private placement, the outcome of any regulatory action or potential liability or the outcome of voiding transactions in connection with the private placement. The defense of any regulatory action or litigation and any adverse outcome could be costly and could have a material adverse effect on our financial position and results of operations and could divert management attention.

DIGITAL COLOR PRINT'S INTENDED TENDER OFFER TO EXCHANGE ITS SHARES FOR UP TO 900,000 SHARES OF OUR COMMON STOCK MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

Digital Color Print's intended tender offer to exchange shares for up to 900,000 shares of our common stock could result in Digital Color Print having up to 900,000 shares of our common stock that it could sell in the market. The sale of all or substantially all of such shares of our common stock by Digital Color Print may adversely affect the market price of our common stock.

OUR COMMON STOCK IS LISTED ON THE OVER-THE-COUNTER (OTC) BULLETIN BOARD, WHICH MAY MAKE IT MORE DIFFICULT FOR STOCKHOLDERS TO SELL THEIR SHARES AND MAY CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DECREASE.

Because our common stock is listed on the OTC Bulletin Board, the liquidity of our common stock is impaired, not only in the number of shares that are bought and sold, but also through delays in the timing of transactions, and limited coverage by security analysts and the news media, if any, of us. As a result, prices for shares of our common stock may be lower than might otherwise prevail if our common stock was traded on NASDAQ or a national securities exchange, like the American Stock Exchange.

OUR STOCK PRICE MAY BE VOLATILE AND AN INVESTMENT IN OUR COMMON STOCK COULD SUFFER A DECLINE IN VALUE.

The market price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control. These factors include:

     o    progress of our products through development and marketing;

     o announcements of technological innovations or new products by us or our competitors;

     o government regulatory action affecting our products or competitors' products in both the United States and foreign countries;

     o    developments or disputes concerning patent or proprietary rights;

     o    actual or anticipated fluctuations in our operating results;

     o    the loss of key management or technical personnel;

     o    the loss of major customers or suppliers;

     o    the outcome of any future litigation;

     o    changes in our financial estimates by securities analysts;

     o    fluctuations in currency exchange rates;

     o    general  market   conditions   for  emerging   growth  and  technology
          companies;

     o    broad market fluctuations;

     o    recovery from natural disasters; and

     o    economic conditions in the United States or abroad.

OUR CHARTER DOCUMENTS AND DELAWARE LAW MAY HAVE THE EFFECT OF MAKING IT MORE EXPENSIVE OR MORE DIFFICULT FOR A THIRD PARTY TO ACQUIRE, OR TO ACQUIRE CONTROL, OF US.

Our certificate of incorporation makes it possible for our Board of Directors to issue preferred stock with voting or other rights that could impede the success of any attempt to change control of us. Our certificate of incorporation and bylaws eliminate cumulative voting which may make it more difficult for a minority stockholder to gain a seat on our Board of Directors and to influence Board of Directors' decision regarding a takeover. Delaware Law prohibits a publicly held Delaware corporation from engaging in certain business combinations with certain persons, who acquire our securities with the intent of engaging in a business combination, unless the proposed transaction is approved in a prescribed manner. This provision has the effect of discouraging transactions not approved by our Board of Directors as required by the statute which may discourage third parties from attempting to acquire us or to acquire control of us even if the attempt would result in a premium over market price for the shares of common stock held by our stockholders.

The information referred to above should be considered by investors when reviewing any forward-looking statements contained in this report, in any of our public filings or press releases or in any oral statements made by us or any of our officers or other persons acting on our behalf. The important factors that could affect forward-looking statements are subject to change, and we disclaim any obligation or duty to update or modify these forward-looking statements.

                                 USE OF PROCEEDS

We estimate that the net proceeds from the sale of 7,000,000 shares offered by us will be $8,450,000, assuming a purchase price of $1.25 per share for the average of the 15 trading days prior to the effective date of this offering, and after deducting the approximate offering expenses of $300,000.

The selling stockholders will receive all of the proceeds from selling their shares. We will not receive any sales proceeds. Some of the shares to be sold are already owned by the selling stockholders, and the remainder are issuable to them upon exercise of warrants. See "Selling Stockholders." We will only receive proceeds upon the exercise of these warrants, to the extent they were exercised other than cashless. The total amount we will receive if all of the warrants held by the selling stockholders were exercised is approximately $1,922,514 (assuming that such selling stockholders do not utilize a cashless exercise). We have not made any plans for the use of these proceeds other than to add them to working capital.

The table below represents our best estimate of the allocation of the net proceeds, including the priorities for the use of the proceeds in descending order, based upon our current business plan and current economic and industry conditions and is subject to reapportionment among the categories listed below in response to changes in our plans, regulations, industry conditions and future revenue and expenditures. The amount and timing of expenditures will vary depending on a number of factors, including changes in our contemplated operations or business plan and changes in economic or industry conditions.

Accounts payable and corporate  expenses,  including  expenses of the offering          $1,000,000
To retire debt(1)                                                                          350,000
To retire debt(2)                                                                        1,050,000
Acquisition of production equipment for dedicated color toner manufacturing
  and research and development                                                           1,500,000
Other general corporate purposes, including working capital                              4,850,000
                                                                                      -------------
Total                                                                                   $8,750,000

----------------
(1) On November 30, 2000, we entered into a loan for $500,000 with a 5-year term, secured by specific manufacturing equipment, maturing November 30, 2004, with General Electric Capital Corporation for the purchase of toner manufacturing equipment. The interest rate is 10.214% and the monthly principal and interest payments are $10,676.39.
(2) On June 24, 1999, we entered into a loan for $1,752,000 with a 7-year term, secured by our business assets, maturing June 24, 2006, with SouthTrust Bank for the refinancing of obligations owing the bank for the acquisition of equipment and that due under a previous working capital line of credit. The interest rate is 7.90% per annum and the monthly principal and interest payments are $27,205.00.

Pending application of the proceeds of our offering, we intend to temporarily reduce our revolving line of credit with our bank and otherwise invest the net proceeds in certificates of deposit, money market accounts, United States
Government obligations or other short-term interest bearing obligations of investment grade.

We believe that the net proceeds of our offering will be sufficient to meet our needs and certain planned operating and investing activities in the next twelve months. See "Risk Factors."

                                 CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2002, without adjusting for the effect of the sale by us of all of the shares offered by us. The table should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this prospectus.

                                                                    ACTUAL
                                                               ---------------

Total current liabilities                                          $6,757,674
Long-term debt:                                                     4,898,318
                                                               ---------------
Total Liabilities                                                  11,655,992

Stockholders' equity: common stock par value $.01,
     20,000,000 shares authorized; 8,437,965 outstanding:              84,380
Additional paid-in capital                                          7,205,908

Accumulated deficit                                                (2,103,702)
                                                               ---------------
Total Stockholders' Equity                                          5,186,586
                                                               ---------------
Total Liability and Stockholders' Equity                           16,842,578
                                                               ===============

                               COLOR IMAGING, INC.

OVERVIEW

Color Imaging, Inc., formerly known as Advatex Associates, Inc., was incorporated in Delaware in 1987. On May 16, 2000, Advatex, Logical Acquisition Corp., Color Acquisition Corp., Logical Imaging Solutions, Inc. and Color Image, Inc. entered into a Merger Agreement and Plan of Reorganization pursuant to which Logical Acquisition Corp. merged with and into Logical Imaging Solutions and Color Acquisition Corp. merged with and into Color Image. Pursuant to the Merger Agreement, stockholders of Logical Imaging Solutions and Color Image exchanged their shares for shares of common stock of Advatex. Logical Imaging Solutions stockholders converted their shares into shares of common stock of Advatex at the ratio of 1.84843 shares of common stock of Advatex for each one share of Logical Imaging Solutions. Color Image stockholders converted their shares into shares of common stock of Advatex at the ratio of 15 shares of common stock of Advatex for each one share of Color Image. Following the conversion of shares by Logical Imaging Solutions and Color Image stockholders, stockholders of Logical Imaging Solutions and Color Image owned approximately 85% of the outstanding shares of common stock of Advatex and stockholders of Advatex before the merger owned approximately 15% and Logical Imaging Solutions and Color Image became wholly-owned subsidiaries of Advatex. The purpose of the merger was to combine Color Image's toner and consumable expertise and manufacturing plant with Logical Imaging Solutions' advanced printing system capabilities to offer a wider product range and ensure product supply for Logical Imaging Solutions' Solution Series printing systems. Management also anticipated that the merger with a company that was subject to the Securities Exchange Act of 1934 would also permit the reorganized business to offer shares to other acquisition candidates, in lieu of cash.

On July 7, 2000, pursuant to a vote of our stockholders, we changed our name to Color Imaging, Inc. On December 31, 2000, Color Image, Inc. was merged with and into Color Imaging, Inc. On September 11, 2002, we entered into a share exchange agreement with Digital Color Print, Inc. and four of our directors to divest our wholly owned subsidiary, Logical Imaging Solutions. On September 30, 2002, the share exchange transaction for the disposal of Logical Imaging Solutions was completed. See "Color Imaging, Inc. - Recent Developments" beginning on page 11.

We develop, manufacture and market products used in electronic printing, facsimile machines and analog and digital copiers. We formulate, develop, manufacture, purchase from others and market electronic printing products, including black text, color, magnetic character recognition and specialty toners, and provide other parts and accessories for laser printers and analog and digital copiers.

COLOR IMAGING

Since 1989, Color Imaging has developed, manufactured and marketed products used in electronic printing, facsimile machines and photocopying. Color Imaging formulates and manufactures black text and specialty toners, including color and magnetic character recognition toners for numerous laser printers and a number of facsimile machines and analog and digital photocopiers. Color Imaging's toners permit the printing of a wide range of user-selected colors and also the full process color printing of cyan, yellow, magenta and black. Magnetic character recognition toners enable the printing of magnetic characters that are required for the high-speed processing of checks and other financial documents. Color Imaging also supplies other consumable products used in electronic printing and photocopying, including toner cartridges, cartridge components, photoreceptors and imaging drums.

Color Imaging has continually expanded its product line and manufacturing capabilities. This expansion has led to the creation of more than 130 different black text, color, magnetic character recognition and specialty toner formulations, including aftermarket toners and imaging products for printers and facsimile machines manufactured by Brother(TM), Canon(TM), Delphax(TM), Hewlett Packard(TM), IBM(TM), Lexmark(TM), Sharp(TM), Xerox(TM), Minolta(TM), Mita(TM), Panafax(TM), Pentax(TM), Pitney Bowes(TM), Epson(TM), Fuji-Xerox(TM), Toshiba(TM), Kyocera(TM), Okidata(TM), Panasonic(TM), and printing systems developed by Logical Imaging Solutions. Color Imaging also manufacturers and or markets toners for use in Ricoh, Sharp(TM), Xerox(TM), Canon(TM), Lanier(TM) and Toshiba(TM) copiers. Color Imaging also offers product enhancements, including imaging supplies that enable standard laser printers to print magnetic character recognition data. Color Imaging markets branded products directly to OEMs and its aftermarket products worldwide to distributors and remanufacturers of laser printer toner cartridges and to dealers and distributors of copier products.

MARKET OVERVIEW

Color Imaging's market for imaging products is the installed base of electronic printing devices: laser printers and facsimile machines and analog and digital copiers. Color Imaging competes within this market with products supplied by the OEM manufacturers and with other suppliers of aftermarket imaging products. Additional products in this category include enhancement products that extend the capabilities of the OEM's product, such as magnetic character recognition toners that enable the printing of magnetic characters on checks and other financial documents. We market our products worldwide and regionally primarily to distributors of imaging products who sell to dealers and large end-users. To a lesser extent, we sell to OEMs, remanufacturers and a few dealers directly.

STRATEGY

Our operating strategy is to expand, including through strategic acquisition(s), our printer and copier products business. We intend to expand our printer and copier business by increasing the capacity of our toner manufacturing facility and utilize it, increasingly, for higher margin specialty, magnetic character recognition, copier and color toners and by expanding our sources for products from strategic suppliers that we can add value to or resell that complement our product lines.

The key elements of our imaging products strategy include expanding toner product offerings, increasing vertical integration by supplying complete toner and cartridge devices, capitalizing on the expertise of producing specialty toners, exploiting the efficiencies associated with the investment made in new manufacturing facilities and expanding into new geographic markets, and broadening our sales channels.

Color Imaging's development of new toner products is focused on providing an aftermarket product for electronic printing devices that achieves a high level of market acceptance. Color Imaging endeavors to offer equivalent toner products with equal or better quality at lower prices than the OEM's toner product.

Color Imaging is committed to increasing the value added of its toner products to the end user by providing not only the toners but also the toner cartridge or canister that is compatible with the OEM's equipment. Color Imaging believes that by developing toner cartridge and canister devices for specific electronic printing or copying machines, and integrating those devices with compatible toners, the market for Color Imaging's toner products will expand. Color Imaging believes that this approach will also result in increased gross margins.

Color Imaging will continue to emphasize its high margin specialty toner capability, primarily color and magnetic character recognition toners, while providing lower margin black text toners in commodity bulk to a number of large customers. The bulk quantity of black text toners is required to maximize the efficiencies of Color Imaging's manufacturing plant and justify the capital investment in the production equipment. The availability of this complete manufacturing process and equipment allows for the continued expansion of specialty toner products.

RECENT DEVELOPMENTS

On June 10, 2002, the board of directors, to better focus executive management energies on each of our operating units, reaffirmed Director Michael W. Brennan as Chairman and Chief Executive Officer of our subsidiary Logical Imaging Solutions, Inc., and elected Jui-Hung Wang Chairman of Color Imaging, Inc. Dr. Sueling Wang continues to serve as Vice-Chairman and President of Color Imaging, Inc. Mr. Brennan also resigned from the board of directors of Color Imaging effective September 10, 2002, to dedicate himself to the furthering of the business interests of Logical Imaging Solutions, including the potential reorganization of it as a standalone company separate and apart from Color Imaging. The board of directors and management realized that the difficulties surrounding the raising of significant equity capital from non-affiliates for Color Imaging in this market environment is such that a restructure of Logical Imaging Solutions had to be considered. We did not, at that time, specifically allocate any of the proceeds of our pending offering filed with the Securities and Exchange Commission on Form SB-2 to the furthering of Logical Imaging Solutions' technology, since we were considering several alternatives with regard to the potential restructuring of Logical Imaging Solutions.

Four of our directors, Messrs. Brennan, St. Amour, Langsam and Hollander expressed concern over the potential restructure or reorganization of Logical Imaging Solutions and the lack of the planned use of any proceeds from our offering pending the Securities and Exchange Commission on Form SB-2 for the further development of its technology, as they are of the opinion that Logical Imaging Solutions' business prospects demanded a greater investment. After informal discussion with Dr. Sueling Wang and Mr. Van Asperen beginning this past July, they submitted an informal proposal whereby a new company, Digital Color Print, Inc., owned by them, would acquire the capital stock of Logical Imaging Solutions in exchange for 1.6 million of our shares and warrants to purchase shares of the common stock of Logical Imaging Solutions and/or Digital Color Print approximating up to 15% of its then outstanding shares. In connection with the share exchange, Mr. Brennan transferred to Digital Color Print 724,215 shares and Mr. St. Amour, together with his daughter, transferred to Digital Color Print an aggregate of 1,053,595 shares of Color Imaging common stock held by them as trustees of certain trusts.

On August 23, 2002, the Board of Directors, by unanimous written consent, authorized our entering into a definitive share exchange arrangement to be negotiated by management and appointed a committee of disinterested directors, Mr. Van Asperen and Mr. Allison, to conduct due diligence as appropriate and to engage, at their option, an independent consultant to evaluate the fairness, from a financial point of view, of the transaction. There were also several important conditions, such as the consent of our bank and the release of the bank's security interest in the assets of Logical Imaging Solutions, a recommendation by the committee of disinterested directors with an opinion of an independent financial consultant of the fairness to Color Imaging and its stockholders from a financial point of view of the transaction, if obtained, and the approval to close the transaction of not only a majority of the board of directors but also of a majority of the disinterested members of board of directors. On September 11, 2002, after management concluded its negotiations, we signed the share exchange agreement. The agreement was amended on September 20, 2002 pursuant to which the number of shares of our common stock to be exchanged for the capital stock of Logical Imaging Solutions was increased from
1.6 million to 1.7 million and a requirement was added that Logical Imaging Solutions have at least $100,000 on hand at closing. In addition, the amendment to the share exchange agreement also provides that Mr. Brennan's employment agreement will be immediately terminated upon the transaction's closing and severance of $6,057.69 per two-week period, plus reimbursement of health and life premium costs formerly payable through June 10, 2003 will be terminated as of March 10, 2003. After having met all of the conditions, the divestiture of Logical Imaging Solutions and the share exchange was completed on September 30, 2002. Effective upon the closing, Messrs. St. Amour, Langsam and Hollander resigned as directors of Color Imaging. Mr. Brennan had previously resigned as a director of Color Imaging effective September 10, 2002. As the result of the foregoing, Logical Imaging Solutions' operations and research and development activities will remain in Santa Ana, California and are not being consolidated with ours at our headquarters in Norcross, Georgia.

Based upon guidance provided by APB 29 in connection with accounting for nonmonetary transactions, the 1,700,000 million shares of our common stock exchanged for all of the shares of common stock of Logical Imaging Solutions was valued at approximately $2.68 million: the fair value (approximating the net book value) of Logical Imaging Solutions, after converting approximately $2.35 million of intercompany advances to capital, plus the transaction costs incurred. The warrants that we received for approximately 15% of Logical Imaging Solutions, or Digital Color Print, have not been assigned any value, since they are not cashless, increase from $1.50, to $2.25 and then to $3.25 per share each year over three years, expire after three years, are not registered for resale and have no current market.

Now that the share exchange transaction has closed, Digital Color Print intends to offer to exchange shares of its common stock for shares of common stock held by our stockholders who are, per a press release of Digital Color Print, holders of record as of October 1, 2002. We are not sponsoring, encouraging, or responsible for the proposed offering by Digital Color Print. Conditions of the share exchange agreement include that Digital Color Print shall be solely responsible for such offering, including compliance with all applicable laws, and it shall not accept the tender of more than an aggregate of 2,600,000 shares, inclusive of the 1,700,000 of our common shares that Digital Color Print exchanged for all of the common stock of Logical Imaging Solutions. If Digital Color Print completes its intended tender offer for a total of 2.6 million shares of our issued and outstanding common stock, inclusive of the 1.7 million exchanged for all of the common stock of Logical Imaging solutions, it will have 900,000 shares of our publicly traded shares which it could sell in the market to fund its operations. Further, neither Logical Imaging Solutions nor Digital Color Print shall take any action in connection with their offering that could have the effect of reducing the number of our stockholders below 325. As of September 9, 2002, we had 344 holders of record of our common stock.

Color Imaging has completed the testing of recently installed toner manufacturing equipment to complete our most recent factory expansion to again double our capacity. This installation represents approximately $1.44 million investment to not only increase our business, but to also improve quality, product consistency and to lower costs. Recently we placed orders for $100,000 of additional equipment to be installed before the end of this year to complete our first dedicated color toner manufacturing system, a system for which we have already invested some $300,000. In our offering filed with the Securities and Exchange Commission on Form SB-2, we made provision for $1.5 million of new capital equipment, most of which is planned for additional dedicated color toner manufacturing systems for "business color" printing and copying systems being introduced by OEMs. The remainder of the planned capital investment is to further improve our toner research, development and quality control programs.

On July 8, 2002, Charles Allison was appointed Vice President, Technology, to increase executive management involvement in laser printer and copier product development, quality assurance and technical support.

During March 2002, we rescinded two transactions for the sale of our common stock and warrants to purchase additional shares of our common stock totaling 1,025,000 and 525,000, respectively. The purchasers paid the par value in cash for the shares issued to them, and the balance of the purchase price consisted of recourse promissory notes. The sale of 1,000,000 shares of our common stock and warrants to purchase an additional 500,000 shares of common stock was, per agreement, subject to our registering the securities for resale. However, the SEC staff took the position that these securities could not be registered for resale in this registration statement and the transaction was rescinded, the shares, warrant and promissory note were cancelled and we retained the $10,000 and accrued interest earned thereon in consideration of our expenses incurred in connection with the transaction. The second transaction for 25,000 shares of our common stock and warrants to purchase an additional 25,000 shares of our common stock was rescinded when the parties believed the promissory note would not be paid by the time this registration statement became effective. The shares, warrant and promissory note were cancelled and the cash consideration was refunded to the purchaser.

With the rescission of the two above-mentioned sales of our common stock totaling $2,050,000, we anticipate that we will need to raise additional funds from other sources to fund other planned investing and financing activities. We intend to meet our operating requirements from funds generated by operations, funds available under our line of credit agreement and funds we have borrowed from affiliates. The other planned activities are dependent upon our raising funds through the sale of our securities. We will allow our directors, officers and affiliates to purchase up to $7 million of our shares of common stock in this offering.

PRODUCTS

Our product family net revenues, from continuing operations are:

                                  NET REVENUES FOR THE
                         --------------------------------------
                         NINE MONTHS ENDED   TWELVE MONTHS ENDED
PRODUCT FAMILY           SEPTEMBER 30, 2002  DECEMBER 31, 2001      PRIMARY PRODUCT FUNCTION
----------------------   ----------------   -------------------   -------------------------------
Toner                    $    20,116,210      $    27,069,751      Data-processing, financial
                                                                   document printing and copying


Laser printer            $     2,169,779      $     2,900,017      Laser printer cartridge
kits & parts                                                       remanufacturing

PRODUCT FAMILY                    PRODUCTS OR SERVICES
------------------------------    ------------------------------------------------------------------------------
Toner                             Aftermarket black text, color, specialty and magnetic character recognition toners in bulk, bottles and cartridges

Laser printer kits & parts        Remanufactured cartridges and printer parts for remanufacturing OEM print cartridges


MARKETING AND DISTRIBUTION

We market and distribute our products worldwide through both our direct sales force and manufacturer's representatives. Color Imaging's products are marketed primarily to distributors, OEMs and rechargers.

In the nine months ended September 30, 2002 and the twelve months ended December 31, 2001, our sales were primarily generated from the sale of black text, color and magnetic character recognition toners and related consumable products, including toner cartridges and the re-filling of certain toner cartridges. For the nine and twelve month periods ended September 30, 2002 and December 31, 2001, our two largest imaging products customers accounted for 51% and 19% and 41% and 16% of net sales, respectively. During the nine months ended September 30, 2002, there were no sales to our third largest customer of 2001 who accounted for 12% of 2001 net sales, since these sales were made directly to our largest customer during 2002. Though our sales are on purchase orders, these customers typically issue purchase orders three months in advance of the product delivery date and provide us with an additional two month rolling forecast. While future orders may vary from the forecasts by as much as 20%, it has been our experience that the orders generally coincide with the customer's forecast.

COMPETITION

The markets for our products are competitive and subject to rapid changes in technology. Color Imaging in particular competes principally on the basis of quality, flexibility and service, and as a full-service provider with a pricing strategy that reflects quality and reliability.

Color Imaging's competitors in the toner market include large businesses with significantly greater resources in the high-volume commodity toner market, as well as smaller companies in the specialty, color and magnetic character toner markets. In addition, other companies offer remanufactured toner cartridges and printer parts that are lower priced.

Color Imaging's strategy requires that it continue to develop and market new and innovative products at competitive prices. New product announcements by Color Imaging's principal competitors, however, can have, and in the past have had, a material adverse effect on our financial results. Such new product announcements can quickly undermine any technological competitive edge that one manufacturer may enjoy over another and set new market standards for quality, speed and function. Furthermore, knowledge in the marketplace about pending new product announcements by Color Imaging's competitors may also have a material adverse effect on us inasmuch as purchasers of these products may defer purchasing decisions until the announcement and subsequent testing of such new products.

In recent years, Color Imaging and its principal competitors, which have significantly greater financial, marketing and technological resources than Color Imaging, have regularly lowered prices on both printer and copier imaging supplies and are expected to continue to do so in the future. Color Imaging is vulnerable to these pricing pressures which, if not mitigated by cost and expense reductions, may result in lower profitability and could jeopardize Color Imaging's ability to grow or maintain market share. We expect that, as we compete more successfully with our larger competitors, our increased market presence may attract more frequent challenges, both legal and commercial, from our competitors, including claims of possible intellectual property infringement.

Canon(TM), Xerox(TM) and Ricoh(TM) are the market leaders in the toner market whose aggregate sales Color Imaging believes represent approximately 75% to 85% of worldwide toner sales. As with our other products, if pricing pressures are not mitigated by cost and expense reductions, Color Imaging's ability to maintain or build market share and profitability could be adversely affected.

Like certain of Color Imaging's competitors, Color Imaging is a supplier of laser printer kits and parts. Color Imaging cannot assure you that Color Imaging will be able to compete effectively for a share of this business. In addition, Color Imaging cannot assure you that Color Imaging's competitors will not develop new compatible laser printer products that may perform better or sell for less than Color Imaging's products. Independent manufacturers compete for the aftermarket business under either their own brand, private label, or both, using price, aggressive marketing programs, and flexible terms and conditions to attract customers. Depending on the product, prices for compatible products produced by other manufacturers are offered below Color Imaging's prices, in some cases significantly below Color Imaging's prices.

MANUFACTURING

We operate a toner manufacturing facility in Norcross, Georgia that we moved into during 1999 and 2000. We have made significant capital investment in this facility to increase production capacity and improve manufacturing efficiencies to lower our processing costs of our toner products. The installation of additional equipment was completed in the second quarter 2002, and the equipment is currently being tested prior to its being placed in service. This equipment is an integral part of our plan to further increase production capacity, improve quality and efficiency and to significantly lower the costs of our toner products. Our goal for the last three years has been to reduce average toner product costs by one-half, in response to management's assessment of the continuing price reductions for these products in the marketplace.

MATERIALS

We procure a wide variety of components for use in our manufacturing processes, including raw materials, such as chemicals and resins, electro-mechanical components and assemblies. Although many of these components are standard off-the-shelf parts that are available from multiple sources, we often utilize preferred supplier relationships to ensure more consistent quality, cost and delivery. Often Color Imaging's toner formulations are dependent on one or more materials produced by only one vendor, since the formula was developed based on that material's unique characteristics. Alternative materials exist, but the differences in performance characteristics could require Color Imaging to modify the original formula and/or its manufacturing processes to obtain a marketable product based on the new material. Further, some components are only available from one supplier, including certain custom chemicals, application specific integrated circuits and other semiconductors. In addition, we source some print engines and other finished products from OEMs. Should these components not be available from any one of these suppliers, there can be no assurance that production of certain of our products would not be disrupted. In the event that these components are not available to us, our production could be disrupted. Such a disruption could materially harm our business.

RESEARCH AND DEVELOPMENT

Our research and development activities for the past several years have focused on black text, specialty, color and magnetic character toner formulations, and the development of electron beam imaging technologies and supplies. Our commitment to increasing revenues through new product introductions requires research and development expenditures, innovative designs, significant development and testing activities and functional solutions.

For the nine months ended September 30, 2002, our research and development expenditures increased approximately $137,000, or 25%, from approximately
$552,000 for the nine months ended September 30, 2001. Our research and development expenditures for the twelve months ended December 31, 2001, increased approximately $119,000, or 16%, to $883,000 in 2001 from $764,000 in 2000. It is necessary to make strategic decisions from time to time as to which technologies will produce products with the greatest future potential. Occasionally, a customer will ask Color Imaging to develop toner products for their exclusive resale, and in that event the customer will generally financially support Color Imaging's development activities. In turn, Color Imaging will also occasionally work with suppliers to develop proprietary technology for Color Imaging's exclusive use. These strategic relationships have benefited us in the past, and we intend to continue to pursue such relationships for new products. Our chemists and consultants are focused on development of imaging products and manufacturing systems that will increase efficiency, lower production costs or improve the quality of our products. With certain products, we may elect to purchase key components from third party suppliers, such as toner, bottles and or print cartridges. We cannot predict whether we can continue to develop the technologically advanced products required to remain competitive or that such products will achieve market acceptance.

INTELLECTUAL PROPERTY

We seek to protect technology, inventions and improvements that we consider important through the use of trade secrets. While we do not believe that any of our products infringe any valid claims of patents or other proprietary rights held by third parties, there can be no assurance that these products do not infringe any patents or other proprietary rights held by third parties. If an infringement claim were made, the costs incurred to defend the claim could be substantial and adversely affect us, even if we were ultimately successful in defending the claim. If our products were found to infringe any proprietary right of a third party, we could be required to pay significant damages or license fees to the third party or cease production. Litigation may also be necessary to enforce patent rights held by us, or to protect trade secrets or techniques owned by us. Any such claims or litigation could result in substantial costs and diversion of effort by management.

Specifically, we believe patent protection is of limited usefulness for our technologies, because competitors have the ability (even if we had a patent) to develop substantially equivalent technology. Therefore, we rely on trade secrets and other unpatented proprietary technology. There can be no assurance that we can meaningfully protect our rights in such unpatented proprietary technology or that others will not independently develop substantially equivalent proprietary products or processes or otherwise gain access to our proprietary technology. We also seek to protect our trade secrets and proprietary know-how, in part, with confidentiality agreements with employees and consultants. There can be no assurance that the agreements will not be breached, that we will have adequate remedies for any breach or that our trade secrets will not otherwise become known to or independently developed by competitors.

EMPLOYEES

As of September 30, 2002, we had seventy-nine (79) employees, including one (1) part-time employee. At December 31, 2001, we had ninety-two (92) employees, including one (1) part-time employee, while at December 31, 2000, we had one hundred six (106) employees, including one (1) part-time employee. None of our employees is represented by a labor union or is covered by a collective bargaining agreement. We have not experienced any work stoppages and consider our relations with employees to be good.

ENVIRONMENTAL AND REGULATORY MATTERS

Color Imaging's toner supplies manufacturing operations are subject to laws and regulations, relating to environmental matters that impose limitations on the discharge of pollutants into the air, water and soil and establish standards for the treatment, storage and disposal of solid and hazardous wastes. In this regard, Color Imaging is required to have a permit in order to conduct various aspects of its business. The Air Protection Branch of the State of Georgia's Department of Natural Resources Environmental Protection Division issued a permit to Color Imaging in 2000 to construct and operate a copier and printer toner manufacturing facility at our headquarters. The permit is conditioned upon compliance by us with all the provisions of the Georgia Air Quality Act, and specifically the Rules, Chapter 391-3-1, in effect. In addition to operating and maintaining the equipment, in a manner consistent with good air pollution control practice to minimize emissions, we must maintain records, conduct tests, and comply with certain allowable emissions and operational limitations. The permit is subject to revocation, suspension, modification or amendment for cause, including evidence of our noncompliance. Compliance with these laws and regulations in the past has not had a material adverse effect on our capital expenditures, earnings or competitive position. There can be no assurance, however, that future changes in environmental laws or regulations, or in the criteria required to obtain or maintain necessary permits, will not have a material adverse effect on us.

FACILITIES

We currently lease a facility of approximately 180,000 square feet in Norcross, Georgia from an affiliated party. This facility serves as our executive headquarters and houses our toner manufacturing facilities, as well as our research and development and sales and marketing departments. The lease for this facility expires in March of 2009 and includes three options at our election to extend the term for five years each. On September 30, 2002, we divested Logical Imaging Solutions and will no longer have the facility in Santa Ana, California. Management considers its facility to be sufficient for its current operations.

LEGAL PROCEEDINGS

We are not a party to any material legal proceedings.

             MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our Common Stock is traded on the Over the Counter Bulletin Board (the OTC Bulletin Board) under the symbol CIMG. Prior to July 7, 2000, the Common Stock was traded on the OTC Bulletin Board under the symbol ADTX. The following table sets forth the high and low prices of the Common Stock for the quarters indicated as quoted on the OTC Bulletin Board.

                                      2000                          2001                           2002
                          ---------------------------     -------------------------     --------------------------
                              HIGH             LOW           HIGH            LOW            HIGH            LOW
                          -----------      ----------     ----------     ----------     -----------     -----------

First Quarter..........       2.2792          1.2344         3.0000         2.5000        3.3500           2.1000

Second Quarter.........       5.6980          1.3298         2.6500         1.9000        2.5600           1.2500

Third Quarter..........       6.2500          2.0000         2.7500         1.9000        2.3500           1.0100

Fourth Quarter.........       5.1250          2.0000         4.3000         2.0000        1.6000 (1)       0.8500 (1)



(1) Through November 12, 2002.

The above quotations represent prices, adjusted for stock splits, between dealers without adjustments for retail markups, markdowns or commissions and may not represent actual transactions.

As of September 9, 2002, there were 344 holders of record of our common stock.

We do not anticipate paying cash dividends on our common stock in the foreseeable future. We currently intend to retain future earnings to finance our operations and fund the growth of its business. Any payment of future dividends will be at the discretion of our board of directors and will depend upon, among other things, our earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends and other factors that our board of directors deems relevant.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

OVERVIEW

On June 28, 2000, Color Imaging, Inc., formerly known as Advatex Associates, Inc. merged with Logical Imaging Solutions, Inc. and Color Image, Inc. and Logical Imaging Solutions and Color Image became wholly-owned subsidiaries of Advatex. We previously accounted for the merger as a pooling-of-interests and has since revised its accounting treatment for the merger to the purchase method. The financial information contained in this report is in conformity with the purchase method of accounting, and the historical financial statements are those of Logical Imaging Solutions. The assets, liabilities and operating results of Color Image are only included in the consolidated financial statements of Color Imaging from the date of acquisition, June 28, 2000, or for only the last six months of the year ended December 31, 2000 and for the full year ended December 31, 2001. On December 31, 2000, Color Image was merged with and into Color Imaging. On September 30, 2002, we divested Logical Imaging Solutions in exchange for 1.7 million shares of our common stock and warrants to purchase up to 15% of the common stock of Digital Color Print or Logical Imaging Solutions. As the result of our disposing of Logical Imaging Solutions, Inc. we no longer offer printing systems to commercial printers nor the support services and consumables related thereto. As a further result of Color Imaging's divestiture of Logical Imaging Solutions, our investments in the furthering of Logical Imaging Solutions' technologies and carrying its operations have ceased. Significantly, since the merger on June 28, 2000, the Company invested approximately $2.35 million in the operations of Logical Imaging Solutions and the development of its technologies with $675,000 of that amount having been invested during the nine month period ended September 30, 2002. The disposal of Logical Imaging Solutions eliminates the capital needed to support those operations and will result in improved profitability from operations. See "Color Imaging, Inc. - Recent Developments" beginning on page 11 and "Results of Discontinued Operations" beginning on page 24.

Our operating strategy is to expand, including through strategic acquisition(s), our printer and copier products business. We intend to expand our printer and copier business by (1) increasing the capacity of our toner manufacturing facility and utilize it, increasingly, for higher margin specialty, magnetic character recognition, copier and color toners and (2) by expanding our sources for products from strategic suppliers that we can add value to or resell that complement our product lines.

Net sales are primarily generated from the sale of our black text, color and magnetic character recognition toners. We do not have a written or oral contract with our customers, and all sales are made through purchase orders. Consistent with the purchase orders and forecasts provided to us by our major customers, we provide our major suppliers with purchase orders three months in advance and an additional rolling forecast for two months. We communicate regularly and meet at least twice annually with our major customers and suppliers to assess developments in the industry and changes in the business expected from our customers to maintain an efficient supply chain. In April 2001, we changed our purchasing arrangement with our largest supplier to FOB origination from FOB destination, and we adjusted our pricing to reflect the change to costs.

Net sales, for the three and nine months that ended on September 30, 2002, were primarily generated from the sale of our black text, color and magnetic ink character recognition printer and copier toners. Revenue is recognized from the sale of products when the goods are shipped to the customer. In the nine months ended September 30, 2002, two distributors of imaging supplies accounted for approximately 51% and 19%, respectively, of net sales, with the latter being an OEM for which we private label. Sales to these customers consist primarily of analog copier products, and as a result are expected to decline over time unless these declining sales to these customers are offset by the sale of digital copier products. As of September 30, 2002, we no longer sell certain very low margin copier products purchased for resale to our largest customer. As a result, our sales will be less concentrated with our largest customer and our gross profit margins are expected to improve. Our sales of this discontinued very low margin product are expected to be approximately $4 million, or 14%, of our total sales this year which represents approximately 30% of our sales to our largest customer. During the fourth quarter of 2002, as the result of our largest customer having lost business from one of its major customers that has been using our product, we expect sales to our largest customer to further decline by an additional 10% of our total sales this year which represents approximately 21% of our sales to our largest customer. Sales to our largest customer during 2003 are expected to be about one-half of the amount sold to them during 2002, or down approximately $8 million. We do not have a written or oral contract with this customer. Our inventory for the discontinued product has been sold, and inventory in connection with the other products no longer sold by our largest customer to one its customers is still being sold to our largest customer for sale to others. All sales are made through purchase orders, and for sales related to copier products we endeavor to have only small quantities on hand or on order that exceed that required to fill confirmed purchase orders. Consistent with the purchase orders and forecasts provided to us by our two major customers that account for 70% of our business, we provide our major suppliers with purchase orders three months in advance and an additional rolling forecast for two months. We communicate regularly and meet at least twice annually with these customers and suppliers to assess developments in the industry and expected changes in the business to maintain an efficient supply chain. Net sales made outside of the United States increased to $8,992,000, or 40% of total sales for the nine months ended September 30, 2002, compared to $5,224,000, or 23% for the nine months ended September 30, 2001. This 72% increase in international sales resulted primarily from the increase in sales to our two largest customers. However, as a result of our no longer selling the copier products to our largest customer, both our domestic and our international sales are expected to decrease in the fourth quarter of 2002 and for all of 2003, while our gross margin is expected to be higher throughout 2003 when compared to 2002.

ACCOUNTING PRINCIPLES

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States, which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. We believe the following critical accounting policies affect our more significant estimates and assumptions used in the preparation of our financial statements. Our significant estimates and assumptions are reviewed and any required adjustments are recorded on a quarterly basis.

Allowances for doubtful accounts are maintained based on estimated bad debts. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances might be required.

Lower of Cost or Market for Inventory. Our inventories are recorded at the lower of standard cost or market. As with any manufacturer or wholesaler, economic conditions, cyclical customer demand, product introductions or pricing changes of our competitors and changes in purchasing or distribution can affect the carrying value of inventory. As circumstances warrant, we record lower of cost or market inventory adjustments. In some instances these adjustments can have a material effect on the financial results of an annual or interim period. In order to determine such adjustments, we evaluate the age, inventory turns, estimated fair value and, in the case of toner products, whether or not they can be reformulated and manufactured into other products, and record any adjustment if estimated fair value is below cost. Through periodic review of each of our inventory categories and by offering markdown or closeout pricing, we regularly take steps to sell off slower moving inventory to eliminate or lessen the effect of any lower of cost or market adjustment. If assumptions about future demand or actual market conditions are less favorable than those projected by management, write-downs of inventory could be required.

Carrying Value of Toner Manufacturing Equipment. We are nearing the completion of the latest expansion of our toner manufacturing facility. We have approximately $7.7 million invested in the equipment and leaseholds, with a carrying value of $6.6 million, in connection with toner manufacturing that have estimated lives of up to twenty years. Should competing technologies or offshore competitors cause our manufacturing technology to be non-competitive, the estimated life of these assets may need to be shortened and their carrying value could be materially affected.

Revenue from product sales is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable and collectibility is probable. At this time the earnings process is complete and the risks and rewards of ownership have transferred to the customer, which is generally when the goods are shipped and all of our significant obligations have been satisfied.

Cost of goods sold includes direct material and labor, warranty expenses, license fees and manufacturing and service overhead. Inventories are stated at the lower of cost (first-in, first-out) or market. Equipment is depreciated using the straight-line method over the estimated useful lives of the equipment. Improvements to leased property are amortized over the lesser of the life of the lease or the life of the improvements.

Selling, general and administrative expenses include marketing and customer support staff, other marketing expenses, management and administrative personnel costs, professional services, legal and accounting fees and administrative operating costs. Selling, general and administrative costs are expensed when the costs are incurred.

Research and development expenses include costs associated with the development of new products and significant enhancements of existing products, and consist primarily of employee salaries, benefits, consulting expenses and depreciation of laboratory equipment. All research and development costs are expensed as they are incurred.

RESULTS OF CONTINUING OPERATIONS

The  following  table sets  forth,  for the  periods  indicated  for  continuing operations, selected information derived from Color Imaging's twelve month audited and interim unaudited consolidated statements of operations and expressed as a percentage of net sales. All periods reflect the operating results of Color Image from after the date of the merger, June 28, 2000.

                                       Twelve Months Ended               Nine Months Ended
                                           December 31,                       September 30,
                                   ---------------------------        -------------------------
                                       2001           2000               2002           2001
                                   ------------    -----------        -----------     ---------

Net sales                               100            100                100            100
Cost of goods sold                       85             85                 84             86
Gross Profit                             15             15                 16             14
Administrative expense                    5              5                  4              5
Deferred charge write-off                 1              1                  0              0
Research and development                  3              3                  3              2
Sales and marketing                       4              4                  4              4
Operating income                          2              0                  4              3
Interest and bond expense                 1              1                  1              1
Depreciation and amortization             2              2                  2              2
Income before taxes                       1              1                  2              2
Provision for taxes (credit)              0              0                  1              1

Net income (loss)                         1              1                  1              1

THREE MONTHS ENDED SEPTEMBER 30, 2002 COMPARED TO THREE MONTHS ENDED SEPTEMBER 30, 2001

Net Sales. Our net sales decreased by $3 million, or 31%, to $6.7 million for the three months ended September 30, 2002, from $9.7 million for the three months ended September 30, 2001. Net sales made in the United States were $3.5 million, a decreased of $4 million, or 54%, from $7.5 million made in the comparable period in 2001. Net sales made outside of the United States increased by $1 million, or 45%, for the quarter compared to the same quarter of 2001 The decrease in net sales for the quarter compared to that of a year ago resulted from reduced domestic demand for all of our products, while the increase in sales made outside of the United States was primarily the result of increased sales to our two largest customers. Of the $6.7 million in net sales, $4.9 million, or 73%, were attributable to our copier products, the same percentage as that of the comparable period in 2001. The revenue decrease from copier products from 2001 to 2002 was 32%, while the decrease for the comparable period experienced by laser products was 30%. Sales of our laser products for the three months ended September 30, 2002 were $1.8 million compared to $2.6 million for the same period of 2001. We believe that sales of both our copier and our laser printing products will decrease in the quarter ending December 31, 2002, as the result of less domestic demand and the reduced sales being made to our largest customers.

Cost of Goods Sold. Cost of goods sold decreased by $2.9 million, or 35%, to $5.5 million from $8.4 million for the three months ended September 30, 2002 and for the comparable period in 2001, primarily as the result of the decrease in net sales. Cost of goods sold as a percentage of net sales decreased by 5 percentage points from 87% for the three months ended September 30, 2001 to 82% for the three months ended September 30, 2002, primarily as the result of reduced sales derived from certain very loan margin products previously sold to our largest customer that have been discontinued, a larger percentage of sales being derived from sales of products with higher gross margins and the effects of previous price increases on a few analog copier products. Having recently placed more efficient manufacturing equipment in service, we expect our cost of goods sold to further decrease as a percentage of net sales.

Gross Profit. As a result of the above factors, gross profit decreased to $1.2 million in the three months ended September 30, 2002 from $1.3 million in the three months ended September 30, 2001, or only $100,000, while net sales for the same period decreased by $3 million. Gross profit as a percentage of net sales increased by 5 percentage points from 13% to 18% for the three months ended September 30, 2002, as compared to the corresponding period of the prior year. The increase in the percentage of gross profit resulted primarily from reduced sales derived from certain very loan margin products previously sold to our largest customer that have been discontinued, a larger percentage of sales being derived from sales of products with higher gross margins and the effects of previous price increases on a few analog copier products. Having recently placed more efficient manufacturing equipment in service, we expect our gross profit to further increase as a percentage of net sales.

Operating Expenses. Operating expenses decreased $49,000, or 5%, to $894,000 in the three months ended September 30, 2002 from $943,000 in the three months ended September 30, 2001. General and administrative, selling and R&D expenses increased, as a percentage of net sales, to 14% in the three months ended September 30, 2002 from 10% in the three months ended September 30, 2001 as the result of the decrease in net sales for the quarter. General and administrative expenses decreased approximately 18%, or $68,000 to $304,000 for the three months ended September 30, 2002 from the comparable period in 2001, largely resulting from reduced payroll, other taxes, travel and professional investor relations expenses. Selling expenses decreased by $24,000, or 6%, in the three months ended September 30, 2002 compared to the three months ended September 30, 2001. Selling expenses decreased primarily as a result of decreased conference and promotional expenses and fewer bad debts. Research and development expenses increased by $42,000, or 21%, to $238,000 in the three months ended September 30, 2002, primarily as the result of increased expenditures overall to develop new black text and color toner digital copier and laser products. We expect to continue to increase research and development expenditures in an effort to develop and bring to market more new products before our competition, while also reformulating certain product formulas to manufacture a greater percentage of our products on our more efficient production equipment.

Operating Income. As a result of the above factors, primarily the 31% decrease in net sales, operating income decreased by $51,000, or 15%, to a profit of $300,000 in the three months ended September 30, 2002 from $351,000 in the three months ended September 30, 2001.

Interest And Finance Expense. Interest expense decreased by $5,000 in the three months ended September 30, 2002 from the three months ended September 30, 2001. The decrease was primarily the result of reduced interest bearing debt levels.

Other Income. Other income increased by $24,000 from income of $15,000 to a cost of $9,000 in the three months ended September 30, 2002 from the three months ended September 30, 2001, primarily as the result of Euro exchange losses.

Income Taxes. As the result of our profit from continuing operations in the three months ended September 30, 2002, we recorded an income tax provision of $89,000 for the period, while the income tax provisions were $94,000 for the three months ended September 30, 2001.

NINE MONTHS ENDED SEPTEMBER 30, 2002 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 2001

Net Sales. Our net sales decreased by $0.8 million, or 3%, to $22.3 million for the nine months ended September 30, 2002, from $23.1 million for the nine months ended September 30, 2001. Net sales made in the United States were $13.3 million, a decrease of $4.5 million, or 25%, from $17.8 million made in the comparable period in 2001. Net sales made outside of the United States increased by $3.7 million, or 70%, to $9.0 million for the nine months ended September 30, 2002 compared to same nine months of 2001. The decrease in net sales for the nine months ended September 30, 2002, compared to that of a year ago resulted from reduced domestic demand for all of our products, while the increase in sales made outside of the United States was primarily the result of increased sales to our two largest customers. Of the $22.3 million in net sales, $15.8 million, or 71%, were attributable to our copier products. Of the $23.1 million in net sales for the nine months ended September 30, 2001, 69% were derived from copier products. The revenue decrease from copier and laser products from 2001 to 2002 was 1% and 10%, respectively. The greater decrease in laser products results primarily from reduced demand in the United States, where most of these products are sold. We believe that sales of both our copier and our laser printing products will decrease in the quarter ending December 31, 2002, as the result of less domestic demand and the reduced sales being made to our largest customer.

Cost of Goods Sold. Cost of goods sold decreased by $1 million, or 5%, to $18.8 million from $19.8 million for the nine months ended September 30, 2002 and for the comparable period in 2001. Cost of goods sold as a percentage of net sales decreased by 2 percentage points from 86% for the nine months ended September 30, 2001 to 84% for the nine months ended September 30, 2002, primarily as the result of reduced sales derived from certain very low margin products previously sold to our largest customer that have been discontinued, a larger percentage of sales being derived from sales of products with higher gross margins and the effects of previous price increases on a few analog copier products. Having recently placed more efficient manufacturing equipment in service, we expect our cost of goods sold to further decrease as a percentage of net sales.

Gross Profit. As a result of the above factors, gross profit increased to $3.5 million in the nine months ended September 30, 2002 from $3.3 million in the nine months ended September 30, 2001, or $200,000 and 7%, while net sales for the same period decreased by $800,000, or 3%. Gross profit as a percentage of net sales increased by 2 percentage points from 14% to 16% for the nine months ended September 30, 2002, as compared to the corresponding period of the prior year. The increase in the percentage of gross profit resulted primarily from reduced sales derived from certain very loan margin products previously sold to our largest customer that have been discontinued, a larger percentage of sales being derived from sales of products with higher gross margins and the effects of previous price increases on a few analog copier products. Having recently placed more efficient manufacturing equipment in service, we expect our gross profit to further increase as a percentage of net sales.

Operating Expenses. Operating expenses increased $100,000 or 4% to $2.7 million in the nine months ended September 30, 2002 from $2.6 million in the nine months ended September 30, 2001. As a percentage of net sales general and administrative, selling and R&D expenses, was 11% for the nine months ended September 30, 2002 and 2001. The increase in operating expenses as a percentage of net sales was largely the result of the decrease in net sales for the nine months ended September 30, 2002. General and administrative expenses decreased approximately 9%, or $100,000 to $1,000,000 for the nine months ended September 30, 2002 from the comparable period in 2001, largely resulting from decreased payroll and consulting expenses. Selling expenses increased by $81,000, or 10%, in the nine months ended September 30, 2002 compared to the nine months ended September 30, 2001. Selling expenses increased primarily as the result of increased commissions and advertising expenses. Research and development expenses increased by $137,000, or 25%, to $689,000 in the nine months ended September 30, 2002, primarily as the result of increased expenditures overall to develop new black text and color toner digital copier and laser products. We expect to continue to increase research and development expenditures in an effort to develop and bring to market more new products before our competition, while also reformulating certain product formulas to manufacture a greater percentage of our products on our more efficient production equipment.

Operating Income. As a result of the above factors, operating income increased by $130,000, to a profit of $858,000 in the nine months ended September 30, 2002 from $728,000 in the nine months ended September 30, 2001.

Interest And Finance Expense. Interest expense decreased by $60,000 in the nine months ended September 30, 2002 from the nine months ended September 30, 2001. The decrease was primarily the result of reduced interest bearing debt levels.

Other Income. Other income decreased by $6,000 from income of $26,000 to income of $20,000 in the nine months ended September 30, 2002 from the nine months ended September 30, 2001.

Income Taxes. As the result of our increased profit from continuing operations for the nine months ended September 30, 2002, our provision for taxes increased from $124,000 in the nine months ended September 30, 2001 to $251,000 for the period ended September 30, 2002.

RESULTS OF DISCONTINUED OPERATIONS

On September 30, 2002, we completed a share exchange agreement with Digital Color Print, Inc., whereby we received 1.7 million shares of our common stock in exchange for all of the shares of the common stock of our subsidiary, Logical Imaging Solutions, Inc. The financial statements for the quarter ending September 30, 2002, herein, reflect the divestiture of Logical Imaging Solutions, Inc. Pro forma financial statements, balance sheet and statement of operations, eliminating the discontinued operations of Logical Imaging Solutions, Inc., derived from the audited financial statements for the fiscal years ended December 31, 2001 and December 31, 2000 are set forth later herein:

The following table sets forth, for the periods indicated, selected information relating to the discontinued operations of Logical Imaging Solutions that has been derived from our audited and unaudited consolidated statements of operations.

                                      Twelve Months Ended                           Nine Months Ended
                                           December 31,                                September 30,
                           ------------------------------------------------     --------------------------
                                  2000                       2001                          2002
                           ----------------------    ----------------------     --------------------------
     Net revenue              $      723,063              $      551,399               $      464,628
     Operating (loss)               (350,999)                   (267,220)                    (406,570)
                           ----------------------    ----------------------     --------------------------
     Net (loss)               $     (271,799)             $     (204,154)              $     (261,326)
                           ======================    ======================     ==========================


                                                          COLOR IMAGING, INC.
                                                  PRO FORMA CONDENSED BALANCE SHEETS
                                                           DECEMBER 31, 2001
                                                              (Unaudited)

                                                                CONSOLIDATED,                      PRO FORMA
                                                                AS PREVIOUSLY    DISCONTINUED      CONTINUING
                                                                   REPORTED       OPERATIONS       OPERATIONS
                                                                -------------    ------------     ------------
                         ASSETS
CURRENT ASSETS
    Cash                                                        $    395,327     $      1,346     $    393,981
    Accounts receivable, net                                       3,030,995          136,992        2,894,003
    Inventory                                                      6,056,042          451,067        5,604,975
    Deferred income taxes                                            277,239           86,730          190,509
    Related party portion of IDR bond                                 79,596               --           79,596
    Other current assets                                             339,141            3,520          335,621
                                                                ------------     ------------     ------------
          TOTAL CURRENT ASSETS                                    10,178,340          679,655        9,498,685
                                                                ------------     ------------     ------------

PROPERTY, PLANT AND EQUIPMENT - NET                                8,438,826        1,425,756        7,013,070
                                                                ------------     ------------     ------------
OTHER ASSETS
    Patent/intellectual property                                       5,000            5,000               --
    Deferred income taxes                                            312,000          312,000               --
    Related party portion of IDR bond                                818,500               --          818,500
    Other assets                                                     225,204            3,073          222,131
                                                                ------------     ------------     ------------
          TOTAL OTHER ASSETS                                       1,360,704          320,073        1,040,631
                                                                ------------     ------------     ------------
           TOTAL ASSETS                                         $ 19,977,870     $  2,425,484     $ 17,552,386
                                                                ============     ============     ============
          LIABILITIES & STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
    Revolving credit lines                                      $  1,462,416     $         --     $  1,462,416
    Accounts payable                                               4,898,665           57,251        4,841,414
    Current portion of notes payable                                 369,198           63,966          340,232
    Current portion of bonds payable                                 335,000               --          335,000
    Other current liabilities                                        501,086           34,043          432,043
                                                                ------------     ------------     ------------
           TOTAL CURRENT LIABILITIES                               7,566,365          155,260        7,411,105
                                                                ------------     ------------     ------------
LONG TERM LIABILITIES
    Notes payable                                                  1,359,000            6,107        1,352,893
    Bonds payable                                                  3,445,000               --        3,445,000
                                                                ------------     ------------     ------------
          LONG TERM LIABILITIES                                    4,804,000            6,107        4,797,893
                                                                ------------     ------------     ------------
           TOTAL LIABILITIES                                      12,370,365          161,367       12,208,998
                                                                ------------     ------------     ------------
COMMITMENTS & CONTINGENCIES

STOCKHOLDERS' EQUITY
   Common stock, $.01 par value,  authorized  20,000,000
     shares;  10,099,175 and 8,399,175  shares issued and
     outstanding on December 31, 2001 and pro forma on
     December 31, 2001, respectively                                 100,992           17,000           83,992
   Additional paid-in capital                                      9,873,939        4,332,888        7,626,822
   Stock subscription receivable                                    (149,000)              --         (149,000)
   Accumulated deficit                                            (2,218,426)      (2,085,771)      (2,218,426)
                                                                ------------     ------------     ------------
          TOTAL STOCKHOLDERS' EQUITY                               7,607,505        2,264,117        5,343,388
                                                                ------------     ------------     ------------
                                                                $ 19,977,870     $  2,425,484     $ 17,552,386
                                                                ============     ============     ============


                                                          COLOR IMAGING, INC.
                                              PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                                             FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2001
                                                              (Unaudited)
                                       CONSOLIDATED,                      PRO FORMA
                                       AS PREVIOUSLY     DISCONTINUED     CONTINUING
                                         REPORTED         OPERATIONS      OPERATIONS
                                       -------------    ------------     ------------

SALES                                  $30,521,167      $   551,399      $29,969,768

C0ST OF SALES                           26,053,501          455,406       25,598,095
                                       -------------    ------------     ------------
GROSS PROFIT                             4,467,666           95,993        4,371,673
                                       -------------    ------------     ------------
OPERATING EXPENSES

    Administrative                       1,698,836          243,723        1,455,113

    Deferred charge write-off              215,371               --          215,371

    Research & development                 883,115           91,617          791,498

    Sales & marketing                    1,196,458           27,873        1,168,585
                                       -------------    ------------     ------------
                                         3,993,780          363,213        3,630,567
                                       -------------    ------------     ------------

INCOME (LOSS) FROM OPERATIONS              473,886         (267,220)         741,106
                                       -------------    ------------     ------------

OTHER INCOME  (EXPENSE)

    Interest and other (expense)            39,183             (599)          39,782

    Financing expenses                    (417,107)         (21,509)        (395,598)

    Non-recurring moving expense            (9,570)              --           (9,570)
                                       -------------    ------------     ------------
                                          (387,494)         (22,108)        (365,386)
                                       -------------    ------------     ------------

INCOME (LOSS) BEFORE TAXES                  86,392         (289,328)         375,720

PROVISION (CREDIT) FOR INCOME TAXES         36,616          (85,174)         121,790
                                       -------------    ------------     ------------

NET INCOME (LOSS)                      $    49,776      $  (204,154)      $  253,930
                                       =============    ============     ============


INCOME PER COMMON SHARE
        Basic                          $       .01                       $       .04
        Diluted                        $       .01                       $       .04


WEIGHTED AVERAGE SHARES OUTSTANDING
        Basic                            7,985,071                         6,285,071
        Assumed conversion                 575,298                           575,298
                                       ------------                      ------------
                                         8,560,369                         6,860,369
                                       ------------                      ------------



                                                          COLOR IMAGING, INC.
                                                  PRO FORMA CONDENSED BALANCE SHEETS
                                                           DECEMBER 31, 2000
                                                              (Unaudited)

                                                                CONSOLIDATED,                      PRO FORMA
                                                                AS PREVIOUSLY    DISCONTINUED      CONTINUING
                                                                   REPORTED       OPERATIONS       OPERATIONS
                                                                -------------    ------------     ------------
                         ASSETS
CURRENT ASSETS
    Cash                                                        $    339,348     $        885     $    338,463
    Accounts receivable, net                                       3,562,120          118,219        3,443,901
    Inventory                                                      5,181,248          438,360        4,742,888
    Deferred income taxes                                            155,526               --          155,526
    Related party portion of IDR bond                                 76,032               --           76,032
    Other current assets                                             401,143              418          400,725
                                                                ------------     ------------     ------------
          TOTAL CURRENT ASSETS                                     9,715,417          557,882        9,157,535
                                                                ------------     ------------     ------------

PROPERTY, PLANT AND EQUIPMENT - NET                                8,256,430          928,259        7,328,171
                                                                ------------     ------------     ------------
OTHER ASSETS
    Patent/intellectual property                                       5,000            5,000               --
    Deferred income taxes                                            467,984          312,000          155,984
    Related party portion of IDR bond                                898,096               --          898,096
    Other assets                                                     269,626            7,566          262,060
                                                                ------------     ------------     ------------
          TOTAL OTHER ASSETS                                       1,640,706          324,566        1,316,140
                                                                ------------     ------------     ------------
           TOTAL ASSETS                                         $ 19,612,553     $  1,810,707     $ 17,801,846
                                                                ============     ============     ============
          LIABILITIES & STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
    Revolving credit lines                                      $  1,399,000     $         --     $  1,399,000
    Accounts payable                                               6,665,322          199,636        6,465,686
    Current portion of notes payable                                 349,408           44,285          305,123
    Current portion of bonds payable                                 320,000               --          320,000
    Other current liabilities                                        364,765           41,097          323,668
                                                                ------------     ------------     ------------
           TOTAL CURRENT LIABILITIES                               9,098,495          285,018        8,813,477
                                                                ------------     ------------     ------------
LONG TERM LIABILITIES
    Notes payable                                                  1,698,058           32,266        1,665,792
    Bonds payable                                                  3,780,000               --        3,780,000
                                                                ------------     ------------     ------------
          LONG TERM LIABILITIES                                    5,478,058           32,266        5,445,792
                                                                ------------     ------------     ------------
           TOTAL LIABILITIES                                      14,576,553          317,284       14,259,269
                                                                ------------     ------------     ------------
COMMITMENTS & CONTINGENCIES

STOCKHOLDERS' EQUITY
   Common stock, $.01 par value,  authorized  20,000,000
     shares;  7,490,848 and 5,790,848  shares issued and
     outstanding on December 31, 2000 and pro forma on
     December 31, 2000, respectively                                  74,909           17,000           57,909
   Additional paid-in capital                                      7,229,293        3,358,040        5,752,870
   Accumulated deficit                                            (2,268,202)      (1,881,617)      (2,268,202)
                                                                ------------     ------------     ------------
          TOTAL STOCKHOLDERS' EQUITY                               5,036,000        1,493,423        3,542,577
                                                                ------------     ------------     ------------
                                                                $ 19,612,553     $  1,810,707     $ 17,801,846
                                                                ============     ============     ============


                                                          COLOR IMAGING, INC.
                                              PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                                             FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2000
                                                              (Unaudited)

                                          CONSOLIDATED,                       PRO FORMA
                                         AS PREVIOUSLY     DISCONTINUED      CONTINUING
                                            REPORTED         OPERATIONS       OPERATIONS
                                         -------------     ------------     ------------

SALES                                     $12,108,132      $   723,063      $11,385,069

C0ST OF SALES                              10,329,418          447,329        9,882,089
                                          ------------     ------------     ------------
GROSS PROFIT                                1,778,714          275,734        1,502,980
                                          ------------     ------------     ------------
OPERATING EXPENSES

    Administrative                            889,742          372,210          517,532

    Research & development                    764,286          213,259          551,027

    Sales & marketing                         470,625               --          470,625
                                          ------------     ------------     ------------
                                            2,124,653          585,469        1,539,184
                                          ------------     ------------     ------------

LOSS FROM OPERATIONS                         (345,939)        (309,735)         (36,204)
                                          ------------     ------------     ------------

OTHER INCOME  (EXPENSE)

    Interest and other income (expense)        (7,147)         (21,531)          14,384

    Financing expenses                       (241,037)         (19,733)        (221,304)

    Loss on disposal of fixed assets         (140,841)              --         (140,841)

    Non-recurring moving expense             (256,212)              --         (256,212)
                                          ------------     ------------     ------------
                                             (645,237)         (41,264)        (603,973)
                                          ------------     ------------     ------------

(LOSS) BEFORE TAXES                          (991,176)        (350,999)        (640,177)

PROVISION (CREDIT) FOR INCOME TAXES          (332,792)         (79,200)        (253,592)
                                          ------------     ------------     ------------

NET (LOSS)                                $  (658,384)     $  (271,799)     $  (386,585)
                                          ============     ============     ============


(LOSS) PER COMMON SHARE
        Basic and diluted                 $      (.09)                      $      (.07)


WEIGHTED AVERAGE SHARES OUTSTANDING
        Basic and diluted                   7,064,042                         5,364,042

YEAR ENDED DECEMBER 31, 2001 COMPARED TO YEAR ENDED DECEMBER 31, 2000

Net Sales. Our net sales were $30.5 million for the year ended December 31, 2001, or an increase of 152% compared to $12.1 million for the year ended December 31, 2000. Of the $30.5 million in net sales, $30.0 million were attributable to laser printer and copier products of Color Imaging. The remainder, $0.5 million of sales was generated by Logical Imaging Solutions' sales of high speed printing systems related consumable products. The revenue increase from copier products from $7.3 million to $20.7 million from 2000 to 2001 was $13.4 million, or 184%. Had the entire year of Color Image's operations been included in the year 2000, the copier product sales for 2000 would have been $12.1 million and the increase only $8.6 million or 71%. We believe that sales of laser printing products will increase in future periods as a result of our factory expansion to be completed in the second quarter of 2002. We further believe that completion of these tasks, with the resulting added capacity and increased production, will increase manufacturing efficiencies and competitiveness and reduce cost of sales.

Cost of Goods Sold. Cost of goods sold increased by $15.7 million or 152% to $26.0 million in the year ended December 31, 2001 from $10.3 million in the year ended December 31, 2000. Had Color Image's entire year 2000 been included, cost of goods sold would have increased by $8.1 million or 45%. This increase was primarily due to increased net sales. Cost of goods sold as a percentage of net sales remained at 85% in the year ended December 31, 2001.

Gross Profit. As a result of the above factors, gross profit increased to $4.5 million in the year ended December 31, 2001 from $1.8 million in the year ended December 31, 2000. Gross profit as a percentage of net sales, however, in the year ended December 31, 2001 remained the same as December 31, 2000 at 15%. During 2002, with the completion of the factory expansion, management believes that both the gross profit dollars and percentage will improve over that achieved in 2001.

Operating Expenses. Operating expenses increased $1,869,000 or 88% to $3,994,000 in the year ended December 31, 2001 from $2,125,000 in the year ended December 31, 2000. Had the entire year of Color Image's been included in the year 2000, these expenses would have increased approximately 16%. Notwithstanding the deferred charge write-off, general and administrative, selling and R&D expenses decreased, as a percentage of net sales, to 13% in the year 2001 from 17% in the year ended December 31, 2000. General and administrative expenses increased by $809,000, or 91%, primarily as the result of only reflecting Color Image's expenses for the last half of the year 2000. Had Color Image's expenses been included for the entire year 2000, the increase would have been 15%, and that increase was largely due to increased professional fees and payroll as the result of the expanded operations of Color Imaging. Selling expenses increased by $725,000, or 154%, in the year ended December 31, 2001 compared to the year ended December 31, 2000. Had Color Image's selling expenses been included for the entire year 2000, the increase would have been $315,000, or 36%, in the year ended December 31, 2001 compared to the year ended December 31, 2000. Selling expenses increased primarily as the result of the increased marketing costs associated with the increased revenues from copier products. Research and development expenses increased by $119,000, or 16%, to $883,000 in the year ended December 31, 2001. Research and development expenses as a percentage of net sales decreased to 3% in the year 2001, from 6% in the year 2000, reflecting the higher sales level. Research and development expenses, particularly in connection with toner formulation and manufacturing process development, are expected to increase further during 2002.

Deferred Charge Write-Off. An expense of $215,000 was recorded in the year ended December 31, 2001, for expenditures related to activities in connection with an acquisition of a manufacturing business that was not consummated. $53,000 of this expense was incurred during the year ended December 31, 2000 and $162,000 during the year ended December 31, 2001.

Operating Income. As a result of the above factors the operating income increased by $820,000, to a profit of $474,000 in the year ended December 31, 2001 from a loss of $346,000 in the year ended December 31, 2000.

Interest and Finance Expense. Interest expense increased by $176,000 in the year ended December 31, 2001 from the year ended December 31, 2000. Had Color Image's interest expense for the entire year 2000 been included in interest and finance expenses, these expenses would have actually decreased $72,000 in the year ended December 31, 2001 from $489,000 in the year ended December 31, 2000. The decrease on a full year basis was primarily the result of lower interest rates and secondarily the result of reduced interest bearing debt levels.

Other Income. Other income increased by $434,000 from expenses of $404,000 to income of $30,000 in the year ended December 31, 2001 from the year ended December 31, 2000. This increase was primarily due to not having the expenses in 2001 for the relocation of Color Imaging's manufacturing facilities and disposal of equipment that was experienced during 2000.

Income Taxes. As the result of our increased profit in the current year, income tax provisions were $37,000 for the year ended December 31, 2001 compared to a tax credit of $333,000 for the year ended December 31, 2000.

LIQUIDITY AND CAPITAL RESOURCES

At September 30, 2002, and December 31, 2001, our working capital and current ratio was approximately $1.9 million and $2.1 million and 1.28 to 1 and 1.28 to 1, respectively.

Cash flows provided by continuing operating activities were $737,000 in the nine months ended September 30, 2002 compared to $361,000 provided by continuing operations in the nine months ended September 30, 2001. The cash flows used by continuing operating activities in the nine months ended September 30, 2002 increased primarily due to higher net income and the reduction made to inventories. We continue to reduce SKUs, and we expect to further reduce SKUs and inventories further during 2003.

Cash flows used in investing activities were $527,000 in the nine months ended September 30, 2002, compared to $314,000 in the nine months ended September 30, 2001. The increase in cash used in investing activities in the nine months ended September 30, 2002, was entirely attributable to increase capital expenditures in connection with our most recent factory expansion.

We have a $2.5 million revolving line of credit with our bank that had an outstanding balance as of September 30, 2002 of $1,092,000. At the end of each month, for the following month, we have an interest rate option of either the one-month Libor interest rate in effect two business days before the first day of the month plus 2.50% or our bank's prime interest rate minus 0.25%. As of September 30, 2002, the interest rate was the one-month Libor rate of 1.84% plus 2.50% (4.34%). This revolving line of credit has a June 30, 2003 expiration date. Under the line of credit, we are permitted to borrow up to 85% of eligible accounts receivable and 50 percent of eligible inventories (up to a maximum of $1.1 million of such inventories and not to exceed 60 percent of the total outstanding). We have granted our bank a security interest in all of our assets as security for the repayment of the lines of credit.

The Bank agreement contains various covenants which the Company is required to maintain, and as of September 30, 2002, the Company was in compliance with these covenant requirements.

Cash flows provided by financing activities for the nine months ended September 30, 2002 was $186,000, resulting primarily from the $1,000,000 in loans we received from three directors, compared to $451,000 provided by financing activities for the comparable period of 2001. The cash flows provided by financing activities for the nine months ended September 30, 2001 were derived primarily from proceeds from the sale of our common stock.

Funds generated from operating activities and availability under credit facilities is expected to be sufficient to fund our operations and other obligations, but insufficient to finance certain of our planned investing and financing plans for 2003. We anticipate that we will need to raise an additional $2 million from other sources to payoff $1.4 million of institutional debt and to acquire $600,000 of production and research and development equipment. To meet the $2 million in planned financing and investing requirements we intend to engage in sales of our securities and or obtaining institutional financing. Should we not obtain these additional funds, these financing and investing activities would have to be reduced or curtailed entirely to meet our existing commitments. There can be no assurance that proceeds from the sale of our securities or institutional borrowings will be available to meet these planned financing and investing activities. We believe that these planned investing and financing activities, if successfully completed, will increase revenues and operating margins and reduce interest expense.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our directors and executive officers are as specified on the following table. Effective on September 30, 2002, the divestiture date of Logical Imaging Solutions, directors Edwin C. St. Amour, Robert L. Langsam and Victor A. Hollander resigned from our board. Michael W. Brennan resigned from our board on June 10, 2002, effective September 10, 2002, and as of September 30, 2002 is no longer an employee.

            NAME              AGE                    POSITION
------------------------   ----------   ---------------------------------------------------------
Jui-Hung Wang                 55        Director and Chairman of the Board
Sueling Wang, PhD             49        President and Vice Chairman
Morris E. Van Asperen         58        Executive Vice President, Chief Financial Officer,
                                           Secretary and Director
Charles R. Allison            69        Vice President, Technology, and Director
Jui-Chi Jerry Wang            46        Director
Jui-Kung Wang                 59        Director

Jui-Hung (Jack) Wang, Chairman since June 2002, has served as a director of Color Imaging since June 2001. He was a founder and director of Color Image, Inc. until its merger with Color Imaging. He is a founder and serves as Chairman of General Plastic Industrial Co., Ltd, a leading Taiwan based manufacturer of after market injection molded cartridges and accessories for copiers and laser printers. Since January 2001, Mr. Wang has served as a director of Taiwan Yu-Tzu Company, a food company. In 1998, Mr. Wang was a founding member of Kings Brothers LLC, which leases space to Color Imaging used for our headquarters and manufacturing facilities in Norcross, Georgia. From 1986 to 1994, Mr. Wang was mayor of Wu-Chi Town, Taiwan.

Sueling Wang, PhD., became President and Vice-Chairman of Color Imaging in June 2000. From 1989 to 2000, he served as President and director of Color Image, Inc. which was merged with Color Imaging. Dr. Wang was also a founder of Color Image Inc. In 1998, Dr. Wang was a founding member of Kings Brothers LLC, which leases space to Color Imaging used for our headquarters and manufacturing facilities in Norcross, Georgia. Dr. Wang received a M.S. degree from the University of Windsor, in Ontario, Canada and a PhD degree from the University of Detroit. Dr. Wang's expertise in resin synthesis brought him into the toner industry and led to the formation of Color Image, Inc. in 1989.

Morris E. Van Asperen has served as Executive Vice President, Chief Financial Officer and director of Color Imaging since June 2000 and Secretary since June 2001. Since 1998, he has served as director of Logical Imaging Solutions. From 1986 to 2000, he was employed by National Bank of California in various positions most recently as Executive Vice President and Credit Administrator. Mr. Van Asperen also has extensive experience as a financial and management consultant to businesses of up to $50 million in revenues and 1,000 employees in construction, household goods, industrial glass, and electronics manufacturing and software development. From 1977 to 1984, he served as Vice President & Chief Financial Officer of ATE Associates, Inc., a supplier of test fixtures and software for numerous military aircraft programs. Mr. Van Asperen received a B.S. degree in Mathematics from the University of Oklahoma and an M.B.A. degree from Pepperdine University.

Charles R. Allison, a director since June 2000, was made Vice President, Technology in July 2002. Prior to that he served as Vice President, Marketing and Sales of Color Imaging since June 2000. From 1992 to 2000, he served as Vice President of Marketing and Sales of Color Image, Inc., which was merged with and into Color Imaging. From 1982 to 1991, he served as Vice President of Sales and Marketing, and general manager, at Synfax Manufacturing, Inc., an early developer of consumable products for EBI-based printing technologies. Mr. Allison has held other senior positions in the printing/imaging industry, including positions with Minolta Corporation, Litton Business Systems and Royal McBee.

Jui-Chi (Jerry) Wang has served as a director of Color Imaging since June 2000. From 1994 until 2000, he served as a director of Color Image, Inc., which was merged with Color Imaging. Since 1984, Mr. Wang has served as President of General Plastic Industrial Co. Ltd (GPI), a Taiwan-based plastics manufacturer specializing in injection moldings and more particularly toner cartridges and accessories for copiers and laser printers. In 1998, Mr. Wang was a founding member of Kings Brothers LLC, which leases space to Color Imaging used for our headquarters and manufacturing facilities in Norcross, Georgia. Mr. Wang received a Master's Degree in Computer Engineering from the University of Southern California.

Jui-Kung (Elmer) Wang has served as a director of Color Imaging since September 2001. He was a founder of Color Image, Inc. in 1989 and its Chairman until its merger with Color Imaging. He is a co-founder and has served as a director of General Plastic Industrial Co., Ltd, a leading Taiwan based manufacturer of after market injection molded cartridges and accessories for copiers and laser printers since 1978. In 1998 Mr. Wang was a founding member of Kings Brothers LLC, which leases space to Color Imaging we use for our headquarters and manufacturing facilities in Norcross, Georgia. Mr. Wang has been a professor of management with Tung-Hai University, Taiwan for over 20 years. He has received a bachelor's degree in economics, and MBA and PhD degrees in management.

EXECUTIVE COMPENSATION

The following Summary Compensation Table sets forth the compensation earned by our chief executive officer and the three other most highly compensated executive officers who were serving as such as of December 31, 2001 and December 31, 2000 (collectively, the Named Executive Officers), whose aggregate compensation for fiscal years 2001 and 2000 exceeded $100,000 for services rendered in all capacities to Color Imaging and its subsidiaries for that fiscal year.

                                                                    SUMMARY COMPENSATION TABLE
                                    ---------------------------------------------------------------------------------------
                                                     ANNUAL                       LONG-TERM COMPENSATION
                                                  COMPENSATION        -----------------------------------------------------
                                               --------------------    SECURITIES UNDERLYING              ALL OTHER
NAME AND PRINCIPAL POSITION          YEAR            SALARY                  OPTIONS(#)               COMPENSATION ($)(1)
--------------------------------    --------   --------------------   -------------------------   -------------------------

Dr. Sueling Wang                     2001                 $158,423                 100,000 (5)             $  22,313 (3)
President and                        2000                 $149,159                 200,000 (6)             $  18,887 (3)
 Chief Operating Officer (9)

Michael W. Brennan (10)              2001                 $151,442                 150,000 (5)             $   6,403
Chief Executive Officer              2000                 $146,485                   ---                   $  25,591 (2)

Morris E. Van Asperen                2001                 $146,714                 100,000 (5)             $   5,461
Executive Vice President             2000                 $ 54,294                 200,000 (7)             $      --
Chief Financial Officer &
Secretary

Charles R. Allison                   2001                 $106,379                  50,000 (5)             $  28,145 (4)
Vice President, Sales                2000                 $101,996                  50,000 (8)             $  25,902 (4)

(1) For named executive officers the amount reported represents the cost of group insurance benefits, Color Imaging's matching contribution to the 401(k) plan for the officer and other life insurance policies maintained for him, as further described in the notes for each officer, respectively.
(2) The split dollar life insurance policy is no longer in force. Premiums paid during 2000 were $15,584.
(3) The split dollar life insurance premiums were $13,526 and $16,505 during 2001 and 2000, respectively. Pursuant to the policies Color Imaging will, upon his death or earlier liquidation of each such policy, be entitled to the refund of all premium payments made by Color Imaging on the policies, and the balance of the proceeds will be paid to Mr. Wang's designated beneficiaries.
(4) The life insurance premiums paid by Color Imaging in 2001 and 2000 were $21,977 and $22,476, respectively. Color Imaging owns and is the beneficiary of this policy and maintains it to fund the deferred compensation agreement with Mr. Allison. Upon Mr. Allison's retirement, he, or his beneficiaries, are to receive 120 monthly payments of $2,500 per month or, as provided, the net present value of any unpaid amounts.
(5) Options granted by action of the board of directors on March 21, 2001. 25% vest upon grant and the balance vest 25% per year upon each anniversary of the date of grant. The options expire five years after their respective vesting date(s).
(6) The options were granted as part of the officer's employment agreement on June 28, 2000. 100,000 vested immediately and the remainder vested ratably over the next two years upon the anniversary date of the grant.
(7) The options were granted as part of the officer's employment agreement on June 28, 2000. 100,000 vested immediately and the remainder vested ratably over the next four years upon the anniversary date of the grant. Mr. Van Asperen joined Color Imaging as Executive Vice President in August 2001.
(8) The options were granted as part of the officer's employment agreement on June 28, 2000. 25,000 vested immediately and the remainder vested ratably over the next two years upon the anniversary date of the grant.
(9) As a result of Mr. Brennan's resignation, Dr. Wang is the principal executive officer of Color Imaging, and continues to serve as President and Vice Chairman of the Color Imaging, Inc. See "Color Imaging, Inc. - Recent Developments" beginning on page 11.
(10) On June 10, 2002, Mr. Brennan was replaced as Chairman and Chief Executive Officer of Color Imaging, Inc., and as of September 30, 2002, he is no longer an employee. See "Color Imaging, Inc. - Recent Developments" beginning on page 11.

OPTION GRANTS TABLE

The following table sets forth certain information regarding options granted to the Named Executive Officers during the year ended December 31, 2001.

                                                    STOCK OPTION GRANTS IN LAST FISCAL YEAR
                                ---------------------------------------------------------------------------------------
                                    NUMBER OF           PERCENT OF
                                    SECURITIES            TOTAL
                                    UNDERLYING           OPTIONS              EXERCISE
                                     OPTIONS            GRANTED TO             OR BASE
                                     GRANTED             EMPLOYEE               PRICE                   EXPIRATION
Name                                  (#)(1)             IN 2001               ($/SH)                      DATE
----------------------------    -----------------   ------------------    --------------------    ---------------------
Sueling Wang                         25,000             19%                     $ 2.75                    3/21/06
                                     25,000                                                               3/21/07
                                     25,000                                                               3/21/08
                                     25,000                                                               3/21/09
                                -----------------
                                     100,000

Michael W. Brennan                   37,500             28%                     $ 2.75                    3/21/06
                                     37,500                                                               3/21/07
                                     37,500                                                               3/21/08
                                     37,500                                                               3/21/09
                                -----------------
                                     150,000

Morris E. Van Asperen                25,000             19%                     $ 2.75                    3/21/06
                                     25,000                                                               3/21/07
                                     25,000                                                               3/21/08
                                     25,000                                                               3/21/09
                                -----------------
                                     100,000

Charles R. Allison                   12,500              9%                     $ 2.75                    3/21/06
                                     12,500                                                               3/21/07
                                     12,500                                                               3/21/08
                                     12,500                                                               3/21/09
                                -----------------
                                     50,000


(1) The above options were granted on March 21, 2001, become fully vested after three years and expire five years, respectively, from the vesting date(s).

OPTION EXERCISES AND YEAR-END VALUE TABLE

None of the Named Executive Officers exercised stock options during 2001. The following table sets forth certain information regarding unexercised options held at year-end by each of the Named Executive Officers.


AGGREGATED OPTION EXERCISES IN 2001 AND OPTION VALUES AT DECEMBER 31, 2001

                                                                                  NUMBER OF SECURITIES
                                                                                 UNDERLYING UNEXERCISED
                                                                                         OPTIONS
                                                                        ------------------------------------------
                                  SHARES
                                 ACQUIRED              VALUE
NAME                            ON EXERCISE           REALIZED              EXERCISABLE           UNEXERCISABLE
-------------------------    ----------------      ---------------      ------------------     -------------------
Sueling Wang                         0                     0                     175,000                 125,000

Michael W. Brennan                   0                     0                      37,500                 112,500

Morris E. Van Asperen                0                     0                     150,000                 150,000

Charles R. Allison                   0                     0                      50,000                  50,000

   AGGREGATED OPTION EXERCISES IN 2001 AND OPTION VALUES AT DECEMBER 31, 2001

                                               VALUE OF UNEXERCISED
                                                   IN-THE-MONEY
                                                  OPTIONS ($)(1)
                                 ---------------------------------------------
NAME                                  EXERCISABLE              UNEXERCISABLE
-------------------------        -----------------------     -----------------
Sueling Wang                              173,750                    81,250

Michael W. Brennan                         13,125                    39,375

Morris E. Van Asperen                     146,250                   108,750

Charles R. Allison                         45,625                    26,875

(1) Based on the closing price of our common stock of $3.10 on December 28, 2001.

EMPLOYMENT AGREEMENTS

On June 28, 2000, we entered into employment agreements with Michael W. Brennan, Dr. Sueling Wang, Morris E. Van Asperen, and Charles R. Allison. Each of these employment agreements has a 5 year term. We are obligated to pay Mr. Brennan and Dr. Wang annual salaries of $150,000 each with a guaranteed increase of 5% per annum over the term of the agreements. We are obligated to pay Mr. Van Asperen an annual salary of $144,000 with a guaranteed increase of 5% per annum over the term of his agreement. In addition to commissions earned under our sales incentive program, we are obligated to pay Mr. Allison an annual salary of $89,250 with a guaranteed increase of 5% per annum over the term of his agreement. Each employee may terminate the agreement upon 6 months notice to us. We may terminate each employee upon 6 months notice, provided, however, that we are obligated to pay to the employee his annual base salary, commissions or bonuses earned, and benefits for a period of 12 months after the date of such notice. On June 10, 2002, the term of Mr. Brennan's agreement was amended to expire on June 10, 2003 and his compensation and benefits were fixed at their current levels. As of September 30, 2002, the effective date of our divestiture of Logical Imaging Solutions, Mr. Brennan is no longer an employee, and Mr. Brennan's severance formerly payable through June 10, 2003 will be terminated as of March 10, 2003.

The employment agreements with the above named officers also commit us to purchasing for their benefit certain life insurance plans. For the year ended December 31, 2001, we did not have in place for either Mr. Brennan or Mr. Van Asperen such supplemental life insurance plans. We are the owners of as well as the beneficiary of a life insurance policy on Mr. Allison and we maintain it to fund the deferred compensation agreement with Mr. Allison. Upon Mr. Allison's retirement, he, or his beneficiaries, are to receive 120 monthly payments of $ $2,500 per month or, as provided, the net present value of any unpaid amounts. The life insurance premiums paid by us to fund Mr. Allison's deferred compensation agreement in 2001 and 2000 were $21,977 and $11,238, respectively. We pay the premiums and we are the collateral assignee of four split dollar life insurance policies owned by Dr. Wang. Pursuant to the policies we will, upon his death or earlier liquidation of each such policy, be entitled to the refund of all premium payments made by us on the policies, and the balance of the proceeds will be paid to Dr. Wang's designated beneficiaries. The split dollar life insurance premiums were $13,526 and $8,253 during 2001 and 2000, respectively. The monies due from Dr. Wang in connection with these life insurance policies at the years ended December 31, 2001 and 2000 was $112,103 and $98,578, respectively.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to Color Imaging with respect to the beneficial ownership of Color Imaging's common stock as of November 6, 2002 by:

     o each stockholder known by Color Imaging to own beneficially more than 5% of Color Imaging's common stock;

     o    each Named Executive Officer;

     o    each of Color Imaging's directors; and

     o    all directors and executive officers as a group.

Except as otherwise indicated in the footnotes, Color Imaging believes that the beneficial owners of the common stock listed below, have sole voting power and investment power with respect to such shares of common stock indicated. In computing the number of shares beneficially owned by a person and the percent ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days of the date of this prospectus are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percent ownership of any other person.

                                                                 PERCENTAGE OF
NAME OF BENEFICIAL OWNER                  NO. OF SHARES           OWNERSHIP(1)
----------------------------------     -------------------    -----------------
Sueling Wang (2)                            1,956,551                 22.5%
Morris E. Van Asperen (3)                     310,906                  3.6%
Charles R. Allison (4)                         75,000                    *
Jui-Chi Wang (5)                              689,450                  8.2%
Jui-Hung Wang (6)                             704,178                  8.3%
Jui-Kung Wang (7)                             321,209                  3.8%
Joseph P. Donnolo                             472,443                  5 6%
Che-Chang Yeh                                 445,205                  5 3%
Michael W. Brennan (8)                        275,000                  3.2%
Executive officers and directors
   as a group (7 persons) (9)               5,249,942                 57.2%
----------------
* Less than 1%

(1) Percentage of ownership is calculated as required by Commission Rule 13d-3(d)(1). The table above includes the number of shares underlying options and warrants which are exercisable within 60 days after the date of this proxy statement.
(2) Includes: (a) 600,000 shares owned by Sueling Wang's four children, (b) 141,204 shares owned by Yik-Li Sih, Sueling Wang's wife, in which Dr. Wang may be deemed to have pecuniary interest. Dr. Wang disclaims beneficial ownership of such 741,204 shares. Also includes 250,000 shares subject to options that are currently exercisable.
(3)  Includes 200,000 shares subject to options that are currently exercisable.
(4)  Includes 75,000 shares subject to options that are currently exercisable.
(5)  Includes 10,000 shares subject to options that are currently exercisable.
(6)  Includes 5,000 shares subject to options that are currently exercisable.
(7)  Includes 5,000 shares subject to options that are currently exercisable.
(8) Includes 75,000 shares underlying options that are currently exercisable. Mr. Brennan is no longer with the Company as the result of the discontinuation of the Logical Imaging Solutions' operations as of September 30, 2002.
(9) Includes 570,000 shares subject to options that are exercisable within 60 days after the date of this prospectus.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Directors, Jui-Hung Wang, Jui-Kung Wang, Sueling Wang and Jui-Chi Wang, own Kings Brothers, LLC, the landlord from which we lease our Norcross, Georgia plant. For the nine months ended September 30, 2002, we paid Kings Brothers LLC $388,863 in lease payments. For the years ended December 31, 2001 and 2000, the lease payments for the plant were $505,836 and $186,427, respectively. The lease was made on April 1, 1999 and expires in April 2009.

On November 19, 2001, we borrowed $200,000 on an unsecured basis from Kings Brothers LLC. The revolving loan bears interest at the rate of 9% per annum, matures on November 18, 2002 and is evidenced in writing. We paid the principal and interest outstanding on December 10, 2001, paying $790.38 in total interest to Kings Brothers. We borrowed this amount for general corporate purposes, including working capital. On March 20, 2002 the revolving loan arrangement was cancelled.

We also had a short-term unsecured loan, due July 26, 2000, evidenced in writing from Kings Brothers of $240,000 with interest at 8%, paying $5,576 of interest for the year. As of December 31, 2000, all amounts outstanding under the loan were repaid. We used the proceeds of this loan for working capital.

On June 1, 1999, the Development Authority of Gwinnett County, Georgia issued $4,100,000 of industrial development revenue bonds on behalf of us and Kings Brothers LLC. Pursuant to a certain joint debtor agreement we are jointly and severally liable with Kings Brothers to pay the amounts borrowed under the bond. The 3.5% revenue bonds are payable in varying annual principal and monthly interest payments through July 2019. The bonds are collateralized by all of our assets and the real property leased by us and owned by Kings Brothers. The majority of the proceeds $3,125,872 from the bond issue were used by us to relocate our manufacturing plant, make leasehold improvements at the new facility and to purchase certain manufacturing equipment. The remaining proceeds $974,128 were used by Kings Brothers to pay down the mortgage on its real property, some of which is leased to us. The proceeds used by Kings Brothers have been recorded as a receivable on our financial statements. We entered into a Joint Debtor Agreement with Kings Brothers LLC concerning their rights, duties and obligations in connection with the bonds. Kings Brothers and we, collectively, are obligated to repay any outstanding debt under the bonds. Amounts receivable from Kings Brothers are secured by a lien on all of Kings Brothers' real estate, including the part we lease from them, and by personal guarantees by the members of Kings Brothers. Principal due and paid by Kings Brothers for the nine months ended September 30, 2002 was $79,596 while interest due and paid by Kings Brothers for the nine months ended September 30, 2002 was $10,892. Principal due and paid by Kings Brothers to us during the years ending December 31, 2001 and 2000 was $76,032 and $0, respectively. Interest due and paid by Kings Brothers to us during the years ending December 31, 2001 and 2000 was $30,368 and $22,255, respectively. As of September 30, 2002, the principal outstanding was $3,445,000 and the portion due to us from Kings Brothers was $818,500.

Directors Jui-Hung Wang, Jui-Kung Wang, Jui-Chi Wang, are owners in and Chairman, Auditor and President, respectively, of General Plastic Industrial Co., LTD (GPI), a Taiwanese manufacturer of injection molded cartridges and accessories for copiers and laser printers. GPI also owned and operated GPI-USA, Inc. (GPI-USA) a wholly-owned United States distributor of GPI's products. For the nine months ended September 30, 2002, we purchased $1,627,165 of injected molded products from GPI. In 2001, we purchased $4,005,508 of injected molded copier and laser printer products from GPI for resale. In 2000, we purchased from GPI and GPI-USA $268,966 and $166,526, respectively, of copier and laser printer products.

Directors, Jui-Hung Wang, Jui-Kung Wang, Sueling Wang and Jui-Chi J. Wang, collectively have beneficial ownership interests of 32.6% in AccuRec, LLC, a distributor of digital versatile disks. From time to time during the year ending December 31, 2000, we had short-term unsecured loans evidenced in writing and due on demand issued to AccuRec aggregating $1,850,000 and a maximum outstanding at any one time of $500,000. The interest rate on these loans was 8%, and we paid a total of $6,244 in interest during 2000. As of December 31, 2000 all amounts outstanding under such loans were repaid. We used the proceeds from these loans for working capital purposes.

Director, Sueling Wang, as trustee for two of his children, loaned us a total of $252,000 from 1998 to 1999 at an interest rate of 12% with principal and interest due at expiry. Each of the loans was paid in full during July 2000, and we paid interest in the aggregate amount of $47,205 on these loans. We used the proceeds of this loan for working capital purposes.

On March 14, 2002, we borrowed $500,000 from director, Sueling Wang, on an unsecured basis. The interest rate on the loan was 12% per annum, matured on March 14, 2003 and is evidenced in writing. On September 2, 2002, we entered into a modification agreement with Sueling Wang to change the terms of the note, extending the term to March 1, 2005, providing for a $100,000 principal payment, decreasing the interest rate to 6% per annum, providing for interest only payments through February 28, 2003, and providing for 24 monthly payments of principal and interest beginning on April 1, 2003, in the amount of $17,735.67. We borrowed the $500,000 amount to meet a supplier commitment for product. Through September 30, 2002, interest paid on the note was $30,247. As of September 30, 2002, the principal outstanding was $400,000.

On August 21, 2002, we borrowed $100,000 from director, Jui-Chi Wang, on an unsecured basis. The loan bears interest at the rate of 6% per annum, matures on March 1, 2005 and is evidenced in writing. We borrowed this amount in order to repay $100,000 borrowed from director Sueling Wang on March 14, 2002. The note is interest only through February 28, 2003, and then is fully amortizing over 24 months with principal and interest payments payable monthly beginning April 1, 2003 in the amount of $4,434. As of September 30, 2002, interest accrued and unpaid on the note was $658, and $100,000 was the outstanding principal balance.

On August 21 and September 2, 2002, we borrowed $200,000 and $300,000, respectively, from director, Jui-Hung Wang, on an unsecured basis. The loan bears interest at the rate of 6% per annum, matures on March 1, 2005 and is evidenced in writing. We borrowed this amount in order to make a principal payment due on our industrial development bond in the approximate amount of $255,000, for the acquisition of capital equipment in the approximate of $125,000 and for general corporate purposes. The note is interest only through February 28, 2003, and then is fully amortizing over 24 months with principal and interest payments payable monthly beginning April 1, 2003 in the amount of $22,169.60. As of September 30, 2002, interest accrued and unpaid on the note was $2,698, and the principal balance was $500,000.

Directors Jui-Chi Wang and Jui-Hung Wang purchased 350,000 and 50,000 Units (each Unit consisted of one share of common stock and a warrant to purchase one share of common stock at an exercise price of $2.00 per share) for $700,000 and $100,000, including promissory notes, respectively. Jui-Chi Wang's $700,000 recourse promissory note without interest was made on December 1, 2001, due December 31, 2001 and paid in full on December 18, 2001. Jui-Hung Wang's $99,500 recourse promissory note without interest was made on December 24, 2001, due April 1, 2002 and paid in full on January 30, 2002. The terms of the notes were consistent with the terms of notes of third parties who purchased Units in the private placement from Color Imaging.

We believe that the terms of the loans and borrowings from affiliates were on terms more favorable than were otherwise available from third parties.

On September 11, 2002, we entered into a share exchange agreement with four of our directors, Messrs. Brennan, St. Amour, Langsam and Hollander, whereby a new company, Digital Color Print, Inc., owned by them, acquired the capital stock of our wholly owned subsidiary, Logical Imaging Solutions, in exchange for approximately 1.6 million shares of the our common stock. On September 20, 2002, we entered into an amendment to the share exchange agreement pursuant to which the number of shares of the our common stock to be exchanged for the capital stock of Logical Imaging Solutions was increased from 1.6 million to 1.7 million and a requirement was added that Logical Imaging Solutions have at least $100,000 on hand at closing. On September 30, 2002, the share exchange transaction was closed, and the 1.7 million shares of our stock were received and retired by our stock transfer agent. See "Color Imaging, Inc. - Recent Developments" beginning on page 11.

                            DESCRIPTION OF SECURITIES

Our articles of incorporation authorize the issuance of up to 20,000,000 shares of common stock, $0.01 par value per share. At the June 10, 2002 annual meeting of stockholders, Color Imaging received approval from its stockholders to increase, if necessary, the authorized common shares by 10 million shares. As of September 30, 2002, 8,437,965 shares of our common stock are issued and outstanding. Our articles of incorporation also authorize the issuance of up to 1,000,000 shares of preferred stock, $0.01 par value per share. As of the date of this prospectus, we have no issued and outstanding preferred stock, and we currently have no plans to issue any shares of preferred stock. The board of directors does, however, have the authority, without action by the stockholders, to issue all or any portion of the authorized but unissued preferred stock in one or more series and to determine the voting rights, preferences as to dividends and liquidation, conversion rights, and other rights of such series. Such preferred stock, if and when issued, may carry rights superior to those of the common stock.

On all matters submitted to a vote of the stockholders, each holder of common stock has the right to one vote for each share held of record. Subject to any dividend preferences granted to any preferred stock that may be outstanding in the future, holders of our common stock are entitled to receive ratably such dividends as may be declared by the board of directors. In the event of a liquidation, dissolution or winding up of our company, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of our common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to our common stock.

In September 2001, Color Imaging amended its bylaws to increase the number of directors to eleven and to provide for a minimum of five and a maximum of eleven directors.

CHARTER PROVISIONS AND DELAWARE LAWS THAT MAY HAVE AN ANTI-TAKEOVER EFFECT

Some provisions of Delaware law and our amended and restated certificate of incorporation and bylaws could make the following more difficult:

     o    acquisition of us by means of a tender offer;

     o    acquisition of us by means of a proxy contest or otherwise; or

     o    removal of our incumbent officers and directors.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because negotiation of such proposals could result in an improvement of their terms.

Delaware Anti-Takeover Law. We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock. The existence of this provision may have an anti- takeover effect with respect to transactions not approved in advance by the Board of Directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Elimination of Cumulative Voting. Our amended and restated certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors. Cumulative voting provides for a minority stockholder to vote a portion or all of its shares for one or more candidates for seats on the Board of Directors. Without cumulative voting, a minority stockholder will not be able to gain as many seats on our Board of Directors based on the number of shares of our stock that such stockholder holds than if cumulative voting were permitted. The elimination of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our Board of Directors and to influence the Board of Directors' decision regarding a takeover.

Undesignated Preferred Stock. The authorization of undesignated preferred stock makes it possible for the Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change the control of our company. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our company.

TRANSFER AGENT

The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company, Brooklyn, New York.

                              SELLING STOCKHOLDERS

The shares set forth in the table below are being offered by the selling stockholders listed below. We have registered these shares for the selling stockholders in this offering because of registration rights we granted to the selling stockholders when we sold our common stock to them. Some of the common stock listed in the table is not presently owned by the selling stockholders, but is issuable upon exercise of warrants. The selling stockholders are not required to sell all or any of the common stock. We believe that the registration of the shares underlying the warrants, even though we may not be obligated to do so, will encourage the warrant holders to exercise the warrants, thereby benefiting us because we will receive the exercise price paid.

The following table states the name of each of the selling stockholders, states the number of shares of our common stock beneficially owned by each selling stockholder as of September 30, 2002, number of shares which may be sold for the account of each selling stockholder, the number of shares of common stock that will be beneficially owned by each selling stockholder after the completion of the offering assuming the sale of all shares offered, and the percentage of Color Imaging common stock owned by each selling stockholder after the completion of the offering, assuming the sale of all shares offered.

                                                                                            BENEFICIAL OWNERSHIP
                                                                                            AFTER THE OFFERING (2)
                                            SHARES OWNED          SHARES TO BE     --------------------------------------
            NAME                         BEFORE OFFERING (1)    SOLD IN OFFERING           SHARES            PERCENTAGE
-------------------------------------    -------------------   ------------------  -----------------      ---------------

The Blaine Group, Inc. (3)...........           10,000                 10,000                   0                   0
Sueling Wang (4).....................        1,815,347                856,847             958,500               11.4%
Gerald M. Chizever (5)...............           45,000                 45,000                   0                   0
Allan Duboff (6).....................           10,000                 10,000                   0                   0
Kresimir Peharda (7).................            5,455                  5,455                   0                   0
Fredric N. Richman (8)...............           25,000                 25,000                   0                   0
Yik-Li Sih (9).......................          141,204                 95,204              46,000                   *
Sal G. Giacinto (10).................           15,000                 15,000                   0                   0
Patrick D. Salas (11)................           15,000                 15,000                   0                   0
Brian N. Hollander (12)..............           20,000                 20,000                   0                   0
Howard Kaufman (13)..................            2,629                  2,000                 629                   *
Jui-Chi Wang (14)....................          689,450                618,835              70,615                   *
Maynard Hollander (15)...............           50,000                 50,000                   0                   0
Shobha Patel (16)....................           12,260                  7,260               5,000                   *
Mark Edward Palmer (17)..............            9,000                  9,000                   0                   0
Victor A. Hollander (18).............          105,000                100,000               5,000                   0
Jui-Hung Wang (19)...................          704,178                563,173             141,005                1.7%
Chechang Yeh.........................          445,205                145,205             300,000                3.6%
Jui-Kung Wang.(20)...................          321,209                120,204             201,005                2.4%
Burns Hoffman (21)...................          200,000                200,000                   0                   0
Doug Casey (22)......................          100,000                100,000                   0                   0
Morris H. Wolf (23)..................           25,000                 25,000                   0                   0
Arash Khalili (24)...................            2,000                  2,000                   0                   0
Howard N. Addison (25)...............           30,000                 30,000                   0                   0
Neal McNally (26)....................           25,000                 25,000                   0                   0
Carl H. Spatz (27)...................            8,697                  5,000               3,697                   *
Lancing Holdings Ltd. (28)...........           40,000                 40,000                   0                   0
Thomas D. Hesselbrock (29)...........            8,697                  5,000               3,697                   *
Lionel Brown (30)....................           25,000                 25,000                   0                   0
Flora Chung (31).....................            8,529                  3,529               5,000                   *
Chia-An L. Shieh (32)................           17,196                  7,058              10,138                   *
John G. Myers (33)...................           58,951                 58,951                   0                   0
Larry Gordon (34)....................           70,886                 70,886                   0                   0
Stephen Chromik (35).................          450,000                450,000                   0                   0
Colin J. Reynolds (36)...............           10,000                 10,000                   0                   0
Michael Edson (37)...................           38,880                 38,880                   0                   0
IndustriCorp and Co., Inc. FBO
   David N. Kunz IRA Rollover (38)...           50,000                 50,000                   0                   0

G-V Capital Corp. (39)...............          200,000                100,000             100,000                   0
                                         -------------------   -----------------  -----------------
Total................................        5,809,773              3,959,487           1,850,286

* Less than 1%

(1) Percentage of ownership for each holder is calculated based on 8,437,965 shares of common stock outstanding on September 30, 2002. Beneficial ownership is determined in accordance with the SEC Rule 13d-3 and generally includes shares over which the holder has voting or investment power, subject to community property laws. All shares of common stock obtainable upon conversion of securities or exercise of stock options or warrants (including those that are not currently exercisable but will become exercisable within 60 days hereafter) are considered to be beneficially owned by the person holding the options or warrants for computing that person's percentage, but are not treated as outstanding for computing the percentage of any other person.

(2) Assumes all offered Color Imaging common stock will be sold and that no additional shares of Color Imaging common stock will be issued by Color Imaging or acquired by any selling stockholder prior to the completion of the offering.

(3) Devon Blaine is the principal and sole stockholder of the Blaine Group, Inc.

(4) Of the 1,815,347 shares beneficially owned by Dr. Wang before the offering, Dr. Wang owns directly 965,347 shares of our common stock. Also included in this total are 600,000 shares owned by Dr. Wang's four children and Dr. Wang's exercisable options to purchase 250,000 shares of our common stock. The beneficial shares owned by Dr. Wang excludes 141,204 shares of common stock beneficially owned by his wife, Yik-Li Sih, who is a selling stockholder. Of the 965,347 shares of common stock owned directly by Dr. Wang prior to the offering, 856,847 shares are offered hereby. Dr. Wang is a director and officer of our company.

(5) Mr. Chizever owns directly 22,500 shares of our common stock and 22,500 warrants exercisable into shares of our common stock. All such shares and shares of our common stock issuable upon exercise of the warrants may be sold for the account of the selling stockholder. Mr. Chizever is a partner of Richman Mann Chizever Phillips & Duboff, our former legal counsel.

(6) Mr. Duboff owns directly 5,000 shares of our common stock and 5,000 warrants exercisable into shares of our common stock. All such shares and shares of our common stock issuable upon exercise of the warrants may be sold for the account of the selling stockholder. Mr. Duboff is a partner of Richman Mann Chizever Phillips & Duboff, our former legal counsel.

(7) Mr. Peharda owns directly 3,955 shares of our common stock and 1,500 warrants exercisable into shares of our common stock. All such shares and shares of our common stock issuable upon exercise of the warrants may be sold for the account of the selling stockholder. Mr. Peharda is an attorney at Richman Mann Chizever Phillips & Duboff, our former legal counsel.

(8) Mr. Richman owns directly 12,500 shares of our common stock and 12,500 warrants exercisable into shares of our common stock. All such shares and shares of our common stock issuable upon exercise of the warrants may be sold for the account of the selling stockholder. Mr. Richman is a partner of Richman Mann Chizever Phillips & Duboff, our former legal counsel.

(9) The 141,204 shares of common stock beneficially owned by Ms. Sih are not included in the totals for Dr. Sueling Wang as described in note 4 above. Of the 141,204 shares owned by Ms. Sih, 95,204 may be sold for the account of the selling stockholder.

(10) Mr. Giacinto owns directly 7,500 shares of our common stock and 7,500 warrants exercisable into shares of our common stock. All such shares and shares of our common stock issuable upon exercise of the warrants may be sold for the account of the selling stockholder.

(11) Mr. Salas owns directly 7,500 shares of our common stock and 7,500 warrants exercisable into shares of our common stock. All such shares and shares of our common stock issuable upon exercise of the warrants may be sold for the account of the selling stockholder.

(12) Mr. Hollander owns directly 10,000 shares of our common stock and 10,000 warrants exercisable into shares of our common stock. All such shares and shares of our common stock issuable upon exercise of the warrants may be sold for the account of the selling stockholder.

(13) Mr. Kaufman owns directly 2,629 shares of our common stock and warrants exercisable into shares of our common stock. Of the 2,629 shares of our common stock owned directly by Mr. Kaufman, 1,000 shares and 1,000 shares of our common stock issuable upon exercise of the warrants may be sold for the account of the selling stockholder.

(14) Of the 689,450 shares owned before the offering, Mr. Wang owns directly 679,450 shares of our common stock and has exercisable options to purchase another 10,000 shares of our common stock. Of the 679,450 shares of our common stock owned directly by Mr. Wang, 618,835 are offered in this prospectus. Mr. Wang is one of our directors.

(15) Mr. Hollander owns directly 25,000 shares of our common stock and 25,000 warrants exercisable into shares of our common stock. All such shares and shares of our common stock issuable upon exercise of the warrants may be sold for the account of the selling stockholder.

(16) Of the 12,260 shares owned by Ms. Patel before the offering, Ms. Patel owns directly 7,260 shares of our common stock and has exercisable options to purchase another 5,000 shares of our common stock. Of the 7,260 shares of our common stock owned directly by Ms. Patel, all 7,260 are included in this prospectus. Ms. Patel is one of our managers.

(17) Mr. Palmer owns directly 4,500 shares of our common stock and 4,500 warrants exercisable into shares of our common stock. All such shares and shares of our common stock issuable upon exercise of the warrants may be sold for the account of the selling stockholder.

(18) Of the 105,000 shares owned by Mr. Hollander before the offering, Mr. Hollander owns directly 50,000 shares of our common stock, 50,000 warrants exercisable into shares of our common stock and 5,000 exercisable options to purchase shares of common stock. Of the 105,000 shares owned by Mr. Hollander, the 50,000 shares and 50,000 shares issuable upon exercise of the 50,000 warrants are offered in this prospectus. Mr. Hollander was one of our directors until his resignation on September 30, 2002, the closing date for the share exchange transaction whereby we disposed of Logical Imaging Solutions.

(19) Of the 704,178 shares owned before the offering by Mr. Wang, 699,178 shares are owned directly and Mr. Wang has exercisable options to purchase another 5,000 shares of our common stock. Of the 699,178 shares owned directly by Mr. Wang, 563,173 are offered in this prospectus and may be sold for the account of the selling stockholder. Mr. Wang is one of our directors.

(20) Of the 321,209 shares owned before the offering by Mr. Wang, 316,209 shares are owned directly and Mr. Wang has exercisable options to purchase another 5,000 shares of our common stock. Of the 316,209 shares owned directly by Mr. Wang, 120,204 are offered in this prospectus and may be sold for the account of the selling stockholder. Mr. Wang is one of our directors.

(21) Mr. Hoffman owns directly 100,000 shares of our common stock and 100,000 warrants exercisable into shares of our common stock. All such shares and shares of our common stock issuable upon exercise of the warrants may be sold for the account of the selling stockholder.

(22) Mr. Casey owns directly 50,000 shares of our common stock and 50,000 warrants exercisable into shares of our common stock. All such shares and shares of our common stock issuable upon exercise of the warrants may be sold for the account of the selling stockholder.

(23) Mr. Wolf owns directly 12,500 shares of our common stock and 12,500 warrants exercisable into shares of our common stock. All such shares and shares of our common stock issuable upon exercise of the warrants may be sold for the account of the selling stockholder.

(24) Mr. Khalili owns directly 1,000 shares of our common stock and 1,000 warrants exercisable into shares of our common stock. All such shares and shares of our common stock issuable upon exercise of the warrants may be sold for the account of the selling stockholder.

(25) Mr. Addison owns directly 15,000 shares of our common stock and 15,000 warrants exercisable into shares of our common stock. All such shares and shares of our common stock issuable upon exercise of the warrants may be sold for the account of the selling stockholder.

(26) Mr. McNally owns directly 12,500 shares of our common stock and 12,500 warrants exercisable into shares of our common stock. All such shares and shares of our common stock issuable upon exercise of the warrants may be sold for the account of the selling stockholder.

(27) Mr. Spatz owns directly 6,197 shares of our common stock. Of the 6,197 shares of our common stock owned by Mr. Spatz, 5,000 are included in this prospectus and consist of 2,500 shares of our common stock and 2,500 shares of our common stock issuable upon exercise of warrants to purchase our common stock, all of which may be sold for the account of the selling stockholder.

(28) Lancing Holdings Ltd. owns directly 20,000 shares of our common stock and 20,000 warrants exercisable into shares of our common stock. All such shares and shares of our common stock issuable upon exercise of the warrants may be sold for the account of the selling stockholder. John Nichols is the principal and beneficial owner of Lancing Holdings Ltd.

(29) Mr. Hesselbrook owns directly 6,197 shares of our common stock of which 5,000 shares may be sold for the account of the selling stockholder. Total shares owned before the offering includes 2,500 shares of common stock underlying warrants to purchase common stock.

(30) Mr. Brown owns directly 12,500 shares of our common stock and 12,500 warrants exercisable into shares of our common stock. All such shares and shares of our common stock issuable upon exercise of the warrants may be sold for the account of the selling stockholder.

(31) Of the 8,529 shares owned by Flora Chung before the offering, Ms. Chung owns directly 3,529 shares of our common stock and has exercisable options to purchase another 5,000 shares of our common stock. Of the 3,529 shares owned directly by Ms. Chung, all are offered in this prospectus. Ms. Chung is our accounting manager.

(32) Of the 17,196 shares owed by Ms. Shieh before the offering, Ms. Shieh owns directly 7,058 shares of our common stock and has exercisable options to purchase 5,000 shares of our common stock. Also included in the shares owned by Ms. Shieh before the offering are 5,138 shares of our common stock owned by Ms. Shieh's spouse, Shiuh An Shieh. Of the 7,058 shares owned directly by Ms. Shieh, all 7,058 are offered in this prospectus. Ms. Shieh is our controller and an assistant secretary.

(33) Includes 58,951 warrants exercisable into shares of our common stock. All such shares of our common stock issuable upon exercise of the warrants may be sold for the account of the selling stockholder.

(34) Includes 70,886 warrants exercisable into shares of our common stock. All such shares of our common stock issuable upon exercise of the warrants may be sold for the account of the selling stockholder.

(35) Mr. Chromik owns directly 150,000 shares of our common stock and 300,000 warrants exercisable into shares of our common stock. All such shares and shares of our common stock issuable upon exercise of the warrants may be sold for the account of the selling stockholder.

(36) Mr. Reynolds owns directly 5,000 shares of our common stock and 5,000 warrants exercisable into shares of our common stock. All such shares and shares of our common stock issuable upon exercise of the warrants may be sold for the account of the selling stockholder.

(37) Mr. Edson owns directly 12,960 shares of our common stock and 25,920 warrants exercisable into shares of our common stock. All such shares and shares of our common stock issuable upon exercise of the warrants may be sold for the account of the selling stockholder.

(38) Mr. Kunz IRA owns directly 25,000 shares of our common stock and 25,000 warrants exercisable into shares of our common stock. All such shares and shares of our common stock issuable upon exercise of the warrants may be sold for the account of the selling stockholder.

(39) G-V Capital Corp. owns directly 100,000 shares of our common stock and 100,000 warrants exercisable into shares of our common stock. G-V Capital Corp. was our investment banking advisors for our merger with Color Image, Inc. and Logical Imaging Solutions, Inc., and they received their shares and exercisable warrants in return for their services rendered to us from January through June 2000 at the completion of the merger in June 2000. 100,000 shares of our common stock issuable upon exercise of the warrants may be sold for the account of the selling stockholder. Lawrence E. Kaplan is the principal and beneficial owner of G-V Capital Corp.

                              PLAN OF DISTRIBUTION

SHARES OFFERED BY COLOR IMAGING, INC.

The shares of common stock are being offered by us on a best efforts basis with respect to the 7,000,000 shares, which will be made available to the public at $_____ per share, the average of the closing prices of our common stock for the 15 trading days prior to the effective date of this offering. No one has committed to purchase any of the shares offered. We will allow our directors, officers and affiliates of us to purchase up to $7,000,000 of the shares offered in this offering. There can be no assurance that any or all of the shares being offered will be sold. No commissions or other fees will be paid, directly or indirectly, by us to any person or firm in connection with solicitation of sales of the shares. We have not, and do not intend to establish a maximum number of shares that can be purchased by each investor in the offering. We will require investors to purchase at least 100,000 shares.

Our officers and directors will offer and sell the shares of common stock directly to investors in specific states in which these securities are registered or are exempt from registration, following the procedures for subscribing as outlined herein and in compliance with Regulation M, promulgated under the Securities Exchange Act. Color Imaging does not plan to use the Internet to offer its securities.

Since the offering is self-underwritten, we will distribute this prospectus to potential investors with whom management is acquainted who may be or who are interested in us and a possible investment in the offering. Since a substantial minimum investment is required to subscribe to our offering, it is contemplated that some investor(s), particularly individual investors, may need several months to either make an investment decision, obtain the necessary liquidity or to advantageously time the investment. Officers and directors will not receive any commission from the sale of any shares of common stock. Officers and directors will not register as broker-dealers pursuant to Section 15 of the Securities and Exchange Act of 1934 in reliance upon Rule 3a4-1, which sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer. These conditions include the following:

     o    none   of  the   selling   persons   are   subject   to  a   statutory
          disqualification, as that term is defined in Section 3(a)(39) of the Exchange Act, at the time of participation;

     o none of such persons are compensated in connection with his or her participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

     o none of the selling persons are, at the time of participation, an associated person of a broker-dealer; and

     o all of the selling persons meet the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that they:

     o primarily perform or are intending primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and

     o are not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve months; and

     o do not participate in selling and offering of securities for any issuer more than once every twelve months other than in reliance on this rule.

This offering will commence on the date of this prospectus and continue until February 14, 2003, unless we sell all our common stock prior to that date. We may terminate this offering at any time, for any reason; thus not selling any or all of the shares of common stock offered. There is no minimum number of shares of common stock that we are required to sell.

SUBSCRIPTION PROCEDURE

If you decide to subscribe for shares of common stock in this offering, you will be required to execute a subscription agreement and tender it, together with a check or wired funds to us, for acceptance or rejection. A copy of the form of the subscription agreement is attached hereto as Exhibit A. You may subscribe for the minimum number or more of our shares of common stock in this offering. All checks should be made payable to Color Imaging, Inc. We may not accept a subscription paid by check for shares of common stock until at least five business days. Subscriptions for our shares paid by wired funds will be accepted or rejected within one day of receipt. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason.

Once accepted, the funds will be deposited in an account maintained by us and considered assets of Color Imaging once cleared by our bank. Subscription funds will not be deposited in an escrow account. We will immediately use all of the proceeds received from the sale of shares of common stock. The proceeds shall be non-refundable except as required by law. Certificates for the purchase of our shares will be issued and distributed by our transfer agent, within 10 days after a subscription is accepted and funds are received in our account. Certificates will be sent to the address supplied in the investor's subscription agreement.

SELLING STOCKHOLDERS

We are registering the sale of the common stock and common stock underlying warrants on behalf of the selling stockholders, who are free to offer and sell our stock at such times, in such manner and at such prices as they may determine. We will pay the costs of registering the sales of our stock. Our common stock may be offered by the selling stockholders in one or more types of transactions, which may or may not involve brokers, dealers or cash transactions. The selling stockholders may also use Rule 144 under the Securities Act to sell our stock, if they meet the criteria and conform to the requirements of that rule. There is no underwriter or coordinating broker acting in connection with the proposed sale of our stock by the selling stockholders. The sales of our stock may also be effected from time to time by the following means:

     o transactions on the OTC Bulletin Board at market price through ordinary broker transactions, including block transactions;

     o    negotiated transactions; or,

     o a combination of the above methods of sale at fixed prices, which may be changed, at market prices prevailing at the time of sale, or at negotiated prices

The selling stockholders may sell common stock directly to purchasers or through broker-dealers which may act as agents or principals. Broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders.

The selling stockholders and any broker-dealers that act in connection with the sale of our common stock may be deemed to be underwriters within the meaning of
Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of our stock as principal may be deemed to be underwriting discounts and commissions under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer commissions or broker-dealer that participates in transactions involving sales of our stock against certain liabilities, including liabilities arising under the Securities Act.

Because the selling stockholders may be deemed to be underwriters, they will be subject to prospectus delivery requirements under the Securities Act. Furthermore, in the event of a distribution of our stock, the selling stockholders, any selling broker-dealer and any affiliated purchasers may be subject to Regulation M, which prohibits any stabilizing bid or stabilizing purchase for the purpose of pegging, fixing or stabilizing the price of our common stock in connection with that distribution. As used herein, selling stockholders, includes donees and pledgees selling our shares from a named selling stockholder after the date of this prospectus.

                                  LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for Color Imaging by Arnall Golden Gregory LLP, Atlanta, Georgia.

                              INDEPENDENT AUDITORS

The consolidated financial statements of Color Imaging our subsidiary as of December 31, 2001, and for each of the years in the two-year period ended December 31, 2001, included in this prospectus and elsewhere in the registration statement have been so included herein in reliance upon the report of Lazar Levine & Felix LLP, and upon the authority of said firm as experts in accounting and auditing.

                                 INDEMNIFICATION

Our certificate of incorporation allows us to indemnify our officers and directors to the maximum extent allowed under Delaware law. This includes indemnification for liability which could arise under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant under these provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                               FURTHER INFORMATION

You should rely only on the information in this prospectus or any prospectus supplement hereto this prospectus. We have not authorized anyone else to provide you with different information. Offers of the securities are being made only in states where the offers are permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

This prospectus is part of a Registration Statement on Form SB-2 that has been filed with the SEC. It does not include all of the information that is in the registration statement and the additional documents filed as exhibits with it. For more detailed information, you should read the exhibits themselves.

We are subject to the informational requirements of the Exchange Act and, in accordance with it, are required to file reports, proxy and information statements, and other information with the SEC. Such reports, proxy and information statements and other information can be inspected and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We electronically file reports, proxy and information statements, and other information with the SEC. The SEC maintains an Internet website that contains our electronically filed reports, proxy and information statements, and other information at http://www.sec.gov. We maintain Internet websites at http://www.colorimage-micr.com. Our common stock is traded on the NASDAQ OTC Bulletin Board under the symbol CIMG.

              INDEX TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS


Consolidated Condensed Balance Sheets at September 30, 2002
(Unaudited) and December 31, 2001(Audited)...................................F-2

Consolidated Condensed Statements of Operations (Unaudited)
for the Nine Months ended September 30, 2002 and 2001........................F-3

Consolidated Condensed Statements of Cash Flows (Unaudited)
for the Nine Months ended September 30, 2002 and 2001........................F-4

Notes to Interim Unaudited Consolidated Condensed Financial
Statements...................................................................F-5

Report of Independent Certified Public Accountants...........................F-8

Consolidated Balance Sheets
for the years ended December 31, 2001 and 2000 (Restated)....................F-9

Consolidated Statement of Operations
for the years ended December 31, 2001 and 2000 (Restated)...................F-10

Consolidated Statements of Stockholders' Equity
for the years ended December 31, 2001 and 2000 (Restated)...................F-11

Consolidated Statements of Cash Flows
for the years ended December 31, 2001 and 2000 (Restated)...................F-12

Notes to Consolidated Financial Statements
for the years ended December 31, 2001 and 2000 (Restated)...................F-13

                               COLOR IMAGING, INC.
                      CONSOLIDATED CONDENSED BALANCE SHEETS
                                                                 30-Sept-02       31-Dec-01
                                                                (Unaudited)       (Audited)
                                                                ------------     ------------
                          ASSETS
CURRENT ASSETS
    Cash                                                        $    113,539     $    393,981
    Accounts receivable, net                                       2,863,728        2,894,003
    Inventory                                                      5,296,787        5,604,975
    Deferred income taxes                                             23,508          190,509
    Related party portion of IDR bond                                 83,160           79,596
    Other current assets                                             276,188          335,621
    Net assets of discontinued subsidiary                                 --        2,264,117
                                                                ------------     ------------
          TOTAL CURRENT ASSETS                                     8,656,910       11,762,802
                                                                ------------     ------------

PROPERTY, PLANT AND EQUIPMENT - NET                                7,143,967        7,013,070
                                                                ------------     ------------
OTHER ASSETS
    Related party portion of IDR bond                                735,340          818,500
    Other assets                                                     306,361          222,131
                                                                ------------     ------------
          TOTAL OTHER ASSETS                                       1,041,701        1,040,631
                                                                ------------     ------------
                                                                $ 16,842,578     $ 19,816,503
                                                                ============     ============
          LIABILITIES & STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
    Revolving credit lines                                      $  1,092,281     $  1,462,416
    Accounts payable                                               4,205,351        4,841,414
    Current portion of notes payable                                 358,653          340,232
    Current portion of bonds payable                                 350,000          335,000
    Notes payable - related parties                                  279,203               --
    Other current liabilities                                        472,186          432,043
                                                                ------------     ------------
           TOTAL CURRENT LIABILITIES                               6,757,674        7,411,105
                                                                ------------     ------------
LONG TERM LIABILITIES
    Notes payable                                                  1,082,521        1,352,893
    Bonds payable                                                  3,095,000        3,445,000
    Notes payable - related parties                                  720,797               --
                                                                ------------     ------------
          LONG TERM LIABILITIES                                    4,898,318        4,797,893
                                                                ------------     ------------
           TOTAL LIABILITIES                                      11,655,992       12,208,998
                                                                ------------     ------------
COMMITMENTS & CONTINGENCIES

STOCKHOLDERS' EQUITY
   Common stock, $.01 par value, authorized 20,000,000
     shares; 8,437,965 and 10,099,175 shares issued and
     outstanding on September 30, 2002 and
     December 31, 2001, respectively                                  84,380          100,992
   Additional paid-in capital                                      7,205,908        9,873,939
   Stock subscription receivable                                          --         (149,000)
   Retained earnings (accumulated deficit)                        (2,103,702)      (2,218,426)
                                                                ------------     ------------
          TOTAL STOCKHOLDERS' EQUITY                               5,186,586        7,607,505
                                                                ------------     ------------
                                                                $ 16,842,578     $ 19,816,503
                                                                ============     ============

                             See accompanying notes


                               COLOR IMAGING, INC.
                 CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)
                                  THREE MONTH PERIODS ENDED    NINE MONTH PERIODS ENDED
                                   30-Sept-02   30-Sept-01     30-Sept-02    30-Sept-01
                                  ------------  -----------   ------------  ------------

SALES                             $ 6,654,366   $ 9,711,931   $22,285,989   $23,056,235

C0ST OF SALES                       5,460,287     8,417,173    18,776,922    19,778,728
                                  ------------  ------------  ------------  ------------
GROSS PROFIT                        1,194,079     1,294,758     3,509,067     3,277,507
                                  ------------  ------------  ------------  ------------

OPERATING EXPENSES

    Administrative                    304,491       372,061       999,106     1,114,161

    Research & development            237,553       195,695       688,660       552,408

    Sales & marketing                 351,568       375,485       963,645       882,878
                                  ------------  ------------  ------------  ------------
                                      893,612       943,241     2,651,411     2,549,447
                                  ------------  ------------  ------------  ------------

INCOME FROM OPERATIONS                300,467       351,517       857,656       728,060
                                  ------------  ------------  ------------  ------------

OTHER INCOME  (EXPENSE)

    Other income                       (9,434)       15,230        19,771        26,216

    Financing expenses                (84,820)      (90,152)     (250,640)     (311,065)

    Non-recurring moving expense           --            --            --        (9,570)
                                  ------------  ------------  ------------  ------------
                                      (94,254)      (74,922)     (230,869)     (294,419)
                                  ------------  ------------  ------------  ------------

INCOME BEFORE TAXES                   206,213       276,595       626,787       433,641

PROVISION FOR INCOME TAXES             89,488        94,436       250,738       142,246
                                  ------------  ------------  ------------  ------------
NET INCOME FROM
CONTINUING OPERATIONS                 116,725       182,159       376,049       291,395

DISCONTINUED OPERATIONS (Note 2)
    (Loss) from operations of
       subsidiary disposed of -
       net of income taxes            (98,244)      (36,320)     (261,326)     (106,056)
                                  ------------  ------------  ------------  ------------

NET INCOME                        $    18,481   $   145,839   $   114,723    $  185,339
                                  ============  ============  ============  ============

     INCOME (LOSS)
     PER COMMON SHARE - BASIC
        Continuing operations     $       .01   $       .02   $       .04   $      .04
        Discontinued operations   $      (.01)  $       .00   $      (.03)  $     (.02)
                                  ------------  ------------  ------------  ------------
                                  $        --   $       .02   $       .01   $      .02
                                  ============  ============  ============  ============
      INCOME (LOSS)
      PER COMMON SHARE - DILUTED
        Continuing operations     $       .01   $       .02   $       .04   $      .04
        Discontinued operations   $      (.01)  $       .00   $      (.03)  $     (.02)
                                  ------------  ------------  ------------  ------------
                                  $        --   $       .02   $       .01   $      .02
                                  ============  ============  ============  ============
      WEIGHTED AVERAGE
      SHARES OUTSTANDING
        Basic                      10,122,283     8,070,136    10,107,156     7,774,391
        Assumed conversion                 --       203,281            --       166,205
                                  ------------  ------------  ------------  ------------
                                   10,122,283     8,273,417    10,107,156     7,940,596
                                  ============  ============  ============  ============

                             See accompanying notes


                               COLOR IMAGING, INC.
                 CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                  FOR THE NINE MONTH PERIODS ENDED SEPTEMBER 30
                                   (UNAUDITED)

                                                              2002           2001
                                                       -------------  -------------

Cash flows from operating activities:
  Net income from continuing operations                $    376,049   $    291,395
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Depreciation and amortization                         396,252        434,783
      Deferred income taxes                                 167,001        136,144
      Allowance for doubtful accounts                         3,603             --
  Decrease (increase) in:
        Accounts receivable and other receivables            26,672       (161,292)
        Inventories                                         308,188     (1,472,673)
        Prepaid expenses and other assets                   (24,797)       (33,732)
        Due from related party - IDR bond                    79,596         76,032
  Increase (decrease) in:
        Accounts payable and accrued liabilities           (595,922)     1,090,175
                                                       -------------  -------------
        Net cash provided by
               continuing operations                        736,642        360,832

   Net cash flows of discontinued operations               (676,202)      (216,815)
                                                       -------------  -------------
        Net cash provided by
               operating activities                          60,440        144,017
                                                       -------------  -------------

Cash flows (used in) investing activities:
     Capital expenditures                                  (527,149)      (188,610)
     Other assets                                                --       (125,449)
                                                       -------------  -------------
        Net cash (used in)
             investing activities                          (527,149)      (314,059)
                                                       -------------  -------------
Cash flows from financing activities:
  Net (payments) under line of credit                      (370,135)      (166,806)
  Net proceeds from sale of common stock                    143,351      1,156,877
  Net proceeds from related party borrowings              1,000,000             --
  Principal payments of long-term debt                     (586,949)      (539,353)
                                                       -------------  -------------
         Net cash provided by
             financing activities                           186,267        450,718
                                                       -------------  -------------
         Net (decrease) increase in cash                   (280,442)       280,676

Cash at beginning of year                                   393,981        338,463
                                                       -------------  -------------
Cash at end of period                                   $   113,539    $   619,139
                                                       =============  =============

                             See accompanying notes

                               COLOR IMAGING, INC.
          NOTES TO INTERIM CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                               September 30, 2002
                                   (Unaudited)

NOTE 1. BASIS OF PRESENTATION

The accompanying unaudited interim condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-QSB. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals and adjustments) considered necessary for a fair presentation have been included. Operating results for the three months and nine months ended September 30, 2002 are not necessarily indicative of the results that may be expected for the year ended December 31, 2002.

NOTE 2. DISCONTINUED OPERATIONS

On September 30, 2002, the Company completed a share exchange agreement with Digital Color Print, Inc. and four of its former directors, whereby the Company received 1.7 million shares of its common stock in exchange for all of the shares of the common stock of its subsidiary, Logical Imaging Solutions, Inc. Based upon guidance provided by APB 29 in connection with accounting for nonmonetary transactions, the fair value of the 1.7 million shares of common stock received was approximately $2,678,993; the fair value (approximating the net book value) of Logical Imaging Solutions, Inc. plus the transaction costs incurred.

Following is summary financial information for the Company's discontinued Logical Imaging Solutions, Inc. subsidiary:

                                                           For the Three Months Ended             For the Nine Months Ended
                                                                  September 30,                         September 30,
                                                             2002                2001               2002                2001
                                                      -----------------    ----------------   -----------------    ----------------
(Loss) from discontinued operations:
   Before income taxes                                    $(146,244)         $ (51,030)          $(406,570)            $(150,266)
   Income tax provision (benefit)                           (48,000)           (14,710)           (145,244)              (44,210)
                                                      -----------------    ----------------   -----------------    ----------------
Net (loss) from discontinued operations                   $( 98,244)         $ (36,320)          $(261,326)            $(106,056)
                                                      =================    ================   =================    ================

Pursuant to the share exchange agreement, the Company also received a warrant to purchase approximately 15% of the then outstanding common stock of Digital Color Print, Inc. or Logical Imaging Solutions, Inc. The warrant has not been assigned any value, since it is not cashless, increases from $1.50 to $2.25 and then to $3.25 per share each year over three years, expires after three years, is not registered for resale and has no current market.

NOTE 3. COMMON STOCK

On September 30, 2002, the Company completed a share exchange agreement with Digital Color Print, Inc. (see note 2 above), whereby the Company received 1.7 million shares of the Company's common stock in exchange for all of the shares of the common stock of Logical Imaging Solutions, Inc. As of September 30, 2002, the 1.7 million shares of the Company's common stock were cancelled and retired.

From January 1, 2002 to September 30, 2002, one holder of the Company's warrants exercised 1,750 warrants on a cashless basis and was issued 705 shares of the Company's common stock. During March 2002, the Company rescinded one transaction entered into during 2001 for the sale of 25,000 shares of common stock and warrants to purchase 25,000 shares of the common stock of the Company. This transaction was retroactively reflected in the financial statements as of December 31, 2001. As of March 2002, all notes receivable from sales of Company securities have been fully paid by the investors.

During August 2002 the Company issued 38,085 shares of its common stock to warrant holders who exercised, on a cashless basis, 157,116 warrants that were issued to them in exchange for their warrants to purchase the common stock of Logical Imaging Solutions, Inc. at the time of the merger in June 2000. On September 15, 2002, warrants to purchase 12,939 shares of the Company's common stock issued in exchange for warrants to purchase the common stock of Logical Imaging Solutions, Inc. at the time of the merger in June 2000, expired.

On July 8, 2002, the Company granted options to purchase 100,000 shares of the Company's common stock to James Telsey, vice president, sales and marketing, at an exercise price of $2.00 with options to purchase 25,000 shares of the Company's common stock vesting on the grant date and the remainder vesting equally upon the next three anniversaries of the grant date. The grant of the options was approved by the board of directors of the Company at its annual meeting on June 10, 2002.

On October 30, 2001, the Company issued and sold 1,000,000 shares of its common stock to one investor in exchange for $2 million. The purchase price was $2.00 per share, of which $10,000 was payable in cash and $1,990,000 was payable in the form of a recourse promissory note. The Company also agreed to issue up to 500,000 warrants exercisable at $2.00 per share to purchase the Company's common stock. In March 2002, the Company and the investor mutually rescinded this transaction and the Company has retroactively reflected this rescission as of December 31, 2001.


NOTE 4. INVENTORIES

Inventories of continuing operations consisted of the following components as of September 30, 2002 and December 31, 2001:

                                 September 30, 2002           December 31, 2001
                                 ------------------           -----------------
        Raw materials              $     1,269,306             $       723,480
        Work-in-process                  1,430,084                     967,982
        Finished goods                   2,775,608                   3,987,343
        Obsolescence allowance            (178,211)                    (73,830)
                                  -----------------           -----------------
            Total                  $     5,296,787             $     5,604,975
                                  =================           =================


NOTE 5. CHANGES TO BORROWING ARRANGEMENTS

The Company has a $2.5 million revolving line of credit, as amended, with an outstanding balance as of September 30, 2002 of $1,092,281. At the end of each month for the following month, the Company has the interest rate option of either the one month Libor interest rate in effect two business days before the first day of the month plus 2.50% or the Bank's prime interest rate minus 0.25%. As of September 30, 2002, the interest rate was the one-month Libor rate of 1.82% plus 2.50% (4.32%). This revolving line of credit has a June 30, 2003 expiration date.

Under the line of credit, the Company is permitted to borrow up to 85% of eligible accounts receivable and 50 percent of eligible inventories (up to a maximum of $1.1 million and not to exceed 60 percent of the total outstanding). The Company has granted the Bank a security interest in all of the Company's assets as security for the repayment of the line of credit. The Bank agreement contains various covenants which the Company is required to maintain, and as of September 30, 2002, the Company was in compliance with these covenant requirements.


NOTE 6. SIGNIFICANT CUSTOMERS

In the nine month period ended September 30, 2002, two customers accounted for 51% and 19%, respectively, of net sales. The Company does not have a written or oral contract with these customers. All sales are made through purchase orders. Accounts receivable from these customers at September 30, 2002, were $933,129 and $292,176, respectively.


NOTE 7. SIGNIFICANT SUPPLIERS

In the nine months ended September 30, 2002, the Company purchased 47% of its raw materials, components and supplies from one supplier in connection with sales to its largest customers. At September 30, 2002, the accounts payable to this supplier was $1,585,258.

NOTE 8. FINANCIAL REPORTING FOR BUSINESS SEGMENTS:

The Company believes that its operations are in a single industry segment involving the development and manufacture of products used in electronic printing. All of the Company's assets are domestic. The sales to unaffiliated customers by geographic region from continuing operations for the nine-month periods ended September 30 are as follows:

                                         2002         2001
                                     -----------  -----------
Sales to Unaffiliated Customers:
United States                        $13,294,061  $17,832,052
Europe                                 4,500,420    3,750,509
Asia                                     986,666      523,174
All Other                              3,504,842      950,500
                                     -----------  -----------
Total                                $22,285,989  $23,056,235
                                     ===========  ===========

INDEPENDENT AUDITORS' REPORT

TO THE BOARD OF  DIRECTORS  AND  STOCKHOLDERS  COLOR  IMAGING,  INC.,  NORCROSS,
GEORGIA

We have audited the accompanying consolidated balance sheets of Color Imaging, Inc. (a Delaware corporation) and subsidiary as of December 31, 2001 and 2000 (as restated - see Note 3), and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Color Imaging, Inc. and subsidiary as of December 31, 2001 and 2000 (as restated - see Note 3), and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the Unites States of America.

                            LAZAR LEVINE & FELIX LLP

New York, New York
February 15, 2002,
except for the 3rd and 4th
paragraphs of Note 8(A)
the date of which is
March 20, 2002

                       COLOR IMAGING, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2001 AND 2000

                                                                                                        2000
                                                                                                   (AS RESTATED --
                                                                               2001                  SEE NOTE 3)
                                                                         ---------------           ---------------
                               - ASSETS -
CURRENT ASSETS:
       Cash                                                               $    395,327              $    339,348
       Accounts receivable -- net of allowance for doubtful accounts
         of $100,000 for 2001 and 2000                                       3,030,995                 3,562,120
       Inventories                                                           6,056,042                 5,181,248
       Deferred taxes                                                          277,239                   155,526
       Related party portion of IDR bond -- current                             79,596                    76,032
       Other current assets                                                    339,141                   401,143
                                                                         ---------------           ---------------
                         TOTAL CURRENT ASSETS                               10,178,340                 9,715,417
                                                                         ---------------           ---------------

PROPERTY, PLANT AND EQUIPMENT -- NET                                         8,438,826                 8,256,430
                                                                         ---------------           ---------------

OTHER ASSETS:
       Patent/intellectual property                                              5,000                     5,000
       Deferred income tax                                                     312,000                   467,984
       Related party portion of IDR bond                                       818,500                   898,096
       Other assets                                                            225,204                   269,626
                                                                         ---------------           ---------------
                                                                             1,360,704                 1,640,706
                                                                         ---------------           ---------------
                                                                          $ 19,977,870              $ 19,612,553
                                                                         ===============           ===============
            - LIABILITIES & STOCKHOLDERS' EQUITY -

CURRENT LIABILITIES:
       Revolving credit lines                                             $  1,462,416              $  1,399,000
       Accounts payable                                                      4,898,665                 6,665,322
       Current portion of notes payable                                        369,198                   343,408
       Current portion of bonds payable                                        335,000                   320,000
       Other current liabilities                                               501,086                   370,765
                                                                         ---------------           ---------------
                       TOTAL CURRENT LIABILITIES                             7,566,365                 9,098,495
                                                                         ---------------           ---------------

LONG TERM LIABILITIES:
       Notes payable                                                         1,359,000                 1,698,058
       Bonds payable                                                         3,445,000                 3,780,000
                                                                         ---------------           ---------------

                         LONG TERM LIABILITIES                               4,804,000                 5,478,058
                                                                         ---------------           ---------------

TOTAL LIABILITIES                                                           12,370,365                14,576,553
                                                                         ---------------           ---------------

COMMITMENTS & CONTINGENCIES
STOCKHOLDERS' EQUITY:
       Common stock, $.01 par value, authorized 20,000,000 shares;
         10,099,175 and 7,490,948 shares issued and outstanding on             100,992                    74,909
       December 31, 2001 and 2000, respectively
       Additional paid-in capital                                            9,873,939                 7,229,293
       Stock subscription receivable                                          (149,000)                       --
       Accumulated deficit                                                  (2,218,426)               (2,268,202)
                                                                         ---------------           ---------------
                                                                             7,607,505                 5,036,000
                                                                         ---------------           ---------------
                                                                          $ 19,977,870              $ 19,612,553
                                                                         ===============           ===============


                 See notes to consolidated financial statements.

                       COLOR IMAGING, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

                                                                       2000
                                                                  (AS RESTATED -
                                                    2001            SEE NOTE 3)
                                                --------------   ---------------

SALES                                            $  30,521,167    $   12,108,132
COST OF SALES                                       26,053,501        10,329,418
                                                --------------   ---------------
GROSS PROFIT                                         4,467,666         1,778,714
                                                --------------   ---------------
OPERATING EXPENSES:
            Administrative                           1,698,836           889,742
            Deferred charge write-off                  215,371                --
            Research and development                   883,115           764,286
            Sales and marketing                      1,196,458           470,625
                                                --------------   ---------------
                                                     3,993,780         2,124,653
INCOME (LOSS) FROM OPERATIONS                          473,886          (345,939)
                                                --------------   ---------------
OTHER INCOME (EXPENSE):
            Interest and other (expense)                39,183          (147,988)
            Interest and financing costs              (417,107)         (241,037)
            Non-recurring moving expenses               (9,570)         (256,212)
                                                --------------   ---------------
                                                      (387,494)         (645,237)
                                                --------------   ---------------
INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES         86,392          (991,176)
PROVISION (BENEFIT) FOR INCOME TAXES                    36,616          (332,792)
                                                --------------   ---------------
NET INCOME (LOSS)                                $      49,776    $     (658,384)
                                                ==============   ===============
INCOME (LOSS) PER COMMON SHARE:
            Basic                                $         .01    $         (.09)
            Diluted                              $         .01    $         (.09)


WEIGHTED AVERAGE SHARES OUTSTANDING
OUTSTANDING-BASIC                                    7,985,071         7,055,763
           -DILUTED                                  8,560,369         7,154,136
                                                ==============   ===============


                 See notes to consolidated financial statements.

   COLOR IMAGING, INC. AND SUBSIDIARY CONSOLIDATED STATEMENT OF STOCKHOLDERS'
              EQUITY FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

                                                                      ADDITIONAL         STOCK                           TOTAL
                                                          COMMON       PAID-IN        SUBSCRIPTION      ACCUMULATED    TOCKHOLDERS'
                                         SHARES           STOCK        CAPITAL         RECEIVABLE         DEFICIT        EQUITY
                                     -------------   ------------     -----------   -------------     -------------    -----------
Balance at December 31, 1999
   (as restated - see Note 3)           3,999,987     $   40,000      $3,058,241              --       $(1,609,818)     $1,488,423

Acquisition of Color Image              3,000,000         30,000       3,194,039              --                --       3,224,039

Exercise of stock warrants                 46,211            462          91,960              --                --          92,422

Common stock issued in
   private placement                      444,750          4,447         885,053              --                --         889,500

Net loss for the year                          --             --              --              --          (658,384)       (658,384)
                                     -------------   ------------     -----------   -------------     -------------    -----------

Balance at December 31, 2000
   (as restated - see Note 3)           7,490,948         74,909       7,229,293              --        (2,268,202)      5,036,000

Exercise of stock warrants                 55,452            555         110,349              --                --         110,904

Exercise of stock, warrants,
    cashless                            1,104,815         11,048         (11,048)             --                --              --

Common stock, issued for services          10,000            100          24,900              --                --          25,000

Common stock, issued in private
    placement                           1,437,960         14,380       2,520,445        (149,000)               --       2,385,825

Net income for the year                        --             --              --              --            49,776          49,776
                                     -------------   ------------     -----------   -------------      -------------   -----------

Balance at December 31, 2001           10,099,175     $  100,992      $9,873,939     $  (149,000)      $(2,218,426)     $7,607,505
                                     =============   ============     ===========   =============      =============   ===========



                 See notes to consolidated financial statements.

                       COLOR IMAGING, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

                                                                                                        2000
                                                                                                    (AS RESTATED-
                                                                               2001                  SEE NOTE 3)
                                                                        --------------             -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
      Net income (loss)                                                  $     49,776               $  (658,384)
      Adjustments to reconcile net income (loss) to net cash
         provided by operating activities:
            Depreciation and amortization                                     603,100                   379,117
            Deferred income taxes                                              34,271                  (154,294)
            Compensatory shares                                                25,000                        --
      Decrease (increase) in:
            Accounts and other receivables                                    718,471                   207,672
            Inventories                                                      (874,794)                  683,183
            Prepaid expenses and other assets                                (134,727)                   63,065
            Due from related party under IDR bond                              76,032                    81,706
      Increase (decrease) in:
            Accounts payable and accrued liabilities                       (1,630,229)                  212,450
                                                                        --------------             -------------
            NET CASH (USED IN PROVIDED BY OPERATING ACTIVITIES             (1,133,100)                  814,515
                                                                        --------------             -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
      Capital expenditures                                                   (785,496)               (2,319,955)
      Other assets                                                             53,805                   (53,805)
      Patents and intellectual properties                                          --                    (5,000)
                                                                        --------------             -------------
            NET CASH (USED IN) INVESTING ACTIVITIES                          (731,691)               (2,378,760)
                                                                        --------------             -------------

CASH FLOWS FROM FINANCING ACTIVITIES:
      Net borrowings under line of credit                                      63,416                  (644,135)
      Proceeds from long-term debt                                             27,865                   500,000
      Proceeds from sale of stock                                           2,496,729                   981,922
      Principal payments of long-term debt                                   (667,240)                 (118,068)
                                                                        --------------             -------------
            NET CASH PROVIDED BY FINANCING ACTIVITIES                       1,920,770                   719,719
                                                                        --------------             -------------

NET INCREASE (DECREASE) IN CASH                                                55,979                  (844,526)
      Cash at beginning of year                                               339,348                 1,183,874
                                                                        --------------             -------------

CASH AT END OF YEAR                                                      $    395,327               $   339,348
                                                                        ==============             =============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
      Cash paid during the year for:
            Income taxes                                                 $         --               $        --
                                                                        --------------             -------------
            Interest                                                     $    417,107               $   241,037
                                                                        ==============             =============




                 See notes to consolidated financial statements.

                               COLOR IMAGING, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000

NOTE 1. DESCRIPTION OF COMPANY:

On May 16, 2000, Color Imaging, Inc., formerly known as Advatex Associates, Inc. (Advatex), Logical Acquisition Corp. (LAC), Color Acquisition Corp. (CAC), Logical Imaging Solutions, Inc. (Logical) and Color Image, Inc. (Image) entered into a Merger Agreement and Plan of Reorganization, as amended (Merger Agreement), pursuant to which LAC merged with and into Logical and CAC merged with and into Image (the Merger) and Logical and Image became wholly-owned subsidiaries of Advatex. Pursuant to the Merger Agreement, stockholders of Logical and Image exchanged their common stock for shares of common stock of Advatex. A reverse stock split of one share of common stock for 6.0779 shares of common stock was simultaneously approved for the then existing Advatex common stock. Subsequently, the equity interests in Logical were converted by virtue of the Logical Merger into approximately 3,000,000 newly issued shares of Advatex common stock, on the basis of 1.84843 Advatex Common Shares for each one share of common stock of Logical. The equity interests in Image were converted by virtue of the Image Merger into approximately 3,000,000 newly issued shares of the Advatex common stock on the basis of 15 Advatex common shares for each one share of common stock of Image. The above transactions were consummated on June 28, 2000.

Prior to the completion of the above referenced transaction, Advatex was a non-operating, fully reporting, public shell, and both Logical and Image were privately owned operating enterprises. By the terms of the Merger Agreement and Plan of Reorganization, the combination was contingent upon the agreement of all of the enterprises, and it was, therefore considered a single business combination.

Image and Logical each received the same number of shares and both the board of directors and executive officers of the Company were equally divided between the managements of Logical and Image. However, since the majority of the voting stock was held by directors coming from Logical or including former Logical directors, Logical was determined to be the accounting acquirer in the reverse merger with Advatex, based upon guidance provided by Securities and Exchange Commission (SEC) Staff Accounting Bulletin (SAB) Topic 2A and APB 16, regarding Business Combinations.

The fair market value of the shares being issued in the reverse acquisition transaction could not be determined and accordingly, the transaction was valued at the fair market value of the issuer's net assets, which approximated their carrying value. As a result, and consistent with treatment of a merger between a non-operating public shell and privately held entity, no goodwill was recognized.

Concurrently with the above transaction, Advatex, the legal acquirer, issued 3,000,000 shares of common stock (with a per share value of $1.00 as determined in the aforementioned reverse acquisition by Logical of Advatex) in exchange for the outstanding shares of Image. This transaction was accounted for under the purchase method of accounting (see Note 3 - Restatement). The fair value of the Image's assets was reviewed to determine the allocation of the cost of the purchase to tangible and intangible assets, including goodwill. Management determined that no adjustment to the financial statements of Image was necessary, and that the fair value of the tangible and intangible assets of Image was equivalent to their respective book values and no goodwill was recognized in this transaction. The historical financial statements are those of Logical, and the assets, liabilities and operating results of Image are only included in the consolidated financial statements of the Company from the date of acquisition, June 28, 2000.

The following unaudited pro forma results of operations were developed assuming the acquisition had occurred at the beginning of the earliest period presented.


                                 Year Ended December 31,2000
                                 (Unaudited Proforma Data)
                                -------------------------------

Net sales                                  $   21,204,435
Net loss                                         (517,934)
Loss per share                             $        (0.07)

On July 7, 2000, by a vote of the majority of stockholders, Advatex Associates, Inc. (Advatex), changed its name to Color Imaging, Inc. (the Company or Color) and approved the reverse stock split. On December 31, 2000, Image merged into Color with Color being the surviving entity. At December 31, 2001, there were 11,124,175 shares of the common stock of the Company issued and outstanding. During March 2002 two transactions for the sale of 1,025,000 shares of the Company's common stock were rescinded.

Color develops, manufactures and markets products used in electronic printing and photocopying. Color designs, manufactures and delivers black text toners, specialty toners, including color and MICR (magnetic characters used on checks and other financial documents). Color also supplies other consumable products used in electronic printing and photocopying, including toner cartridges, cartridge components, photoreceptors and imaging drums.

Logical's development efforts have focused on creating a digital variable printing process that provides high-speed, color printing systems for commercial applications. Logical designs, manufactures and delivers complete printing systems, including software, control units and print engines to its customers.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

A. PRINCIPLES OF CONSOLIDATION:

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Logical, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

B. ESTIMATES AND ASSUMPTIONS:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

C. FINANCIAL INSTRUMENTS:

The carrying amount of the Company's financial instruments, which include cash equivalents, marketable securities, accounts receivable, accounts payable and long-term debt, approximates their fair value at December 31, 2001 and 2000.

D. CONCENTRATION OF CREDIT RISK:

Financial instruments which potentially subject the Company to concentrations of credit risk are cash equivalents, marketable securities and accounts receivable. The Company attempts to limit its credit risk associated with cash equivalents and marketable securities and at December 31, 2001 its investments were in cash held in highly rated financial institutions. With respect to accounts receivable, the Company limits its credit risk by performing ongoing credit evaluations and, when deemed necessary, requiring cash in advance, payment by credit card, letters of credit or guarantees. The Company's customer base is comprised principally of domestic distributors, remanufacturers of laser printing consumable products and commercial printers. Management does not believe significant risk exists in connection with the Company's concentrations of credit at December 31, 2001.

E. CASH AND CASH EQUIVALENTS:

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

F. INVENTORIES:

Inventories are stated at the lower of cost or market with cost determined by the first-in, first-out (FIFO) method for raw materials, work-in-process and finished goods. Costs in inventory include materials, direct labor, and applied manufacturing overhead.

G. PROPERTY, PLANT AND EQUIPMENT:

Property, plant, and equipment are recorded at cost. Replacements and major improvements are capitalized; maintenance and repairs are expensed as incurred. Gains or losses on asset dispositions are included in the determination of net income.

Depreciation of the Company's property, plant, and equipment is computed using the straight-line method. The average estimated useful lives are as follows:


                                               Years
                                           --------------
Leasehold improvements                             10
Machinery and equipment                        5 - 10
Furniture and fixtures                         7 - 10


H. INTANGIBLE ASSETS:

Intangible assets are comprised of patents and intellectual property. All intangible property is amortized by the straight-line method, over their respective useful lives, commencing upon completion of commercialization. Intangibles are periodically reviewed to assess recoverability from future operations using undiscounted cash flows in accordance with SFAS 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of". To the extent carrying values exceed fair values, an impairment loss is recognized in operating results.

I. STOCK-BASED COMPENSATION:

The Company grants stock options for a fixed number of shares of common stock to employees with an exercise price equal to the fair value of the common stock at the date of grant. The Company accounts for stock option grants in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) and related Interpretations because the Company believes the alternative fair value accounting provided for under FASB Statement No. 123, Accounting for Stock-Based Compensation, (FAS 123) requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

J. INCOME TAXES:

The asset and liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for operating loss and tax credit carry forwards and for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets unless it is more likely than not that such assets will be realized.

K. REVENUE RECOGNITION:

Color designs, manufactures and sells toner used in electronic printing. Revenue from such product sales is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable and collectibility is probable. At this time the earnings process is complete and the risks and rewards of ownership have transferred to the customer, which is generally when the goods are shipped and all significant obligations of the Company have been satisfied. Both Logical and Color supply consumable products used in electronic printing and revenue from the sale of such consumables is also recognized when the goods are shipped. Sales of the printing systems designed and manufactured by Logical have been negligible through December 31, 2001, and accordingly, the Company has not generated revenues from warranty contracts and/or services provided for installation and maintenance.

The Company recognizes revenues in accordance with Staff Accounting Bulletin 101, Revenue Recognition in Financial statements (SAB 101). As a result, the publication of SAB 101 did not have an impact on the Company's financial statements.

L. ADVERTISING COSTS:

In accordance with SOP No. 93-7, Reporting on Advertising Costs, the Company expenses all advertising expenditures as incurred. The Company incurred $57,473 and $33,226 in advertising costs during 2001 and 2000, respectively.

M. RESEARCH AND DEVELOPMENT EXPENSES:

Research and development costs are charged to expense when incurred and aggregated $883,115 and $764,286 for 2001 and 2000, respectively.

N. EARNINGS (LOSS) PER COMMON SHARE:

Earnings per common share are calculated under the provisions of SFAS No. 128, Earnings per Share. SFAS No. 128 requires the Company to report both basic earnings per share, which is based on the weighted-average number of common shares outstanding, and diluted earnings per share, which is based on the weighted-average number of common shares outstanding plus all potential dilutive common shares outstanding. Since the Company reported a loss from operations in 2000, the exercise of stock options and warrants was not assumed since the result would be antidilutive.

O. FOREIGN CURRENCY TRANSACTIONS:

During 2001, the Company began selling its products in certain overseas markets where the prices were denominated in Euros. All balance sheet accounts resulting from foreign transactions are translated into U.S. dollars at the rate of exchange in effect at the balance sheet date and statements of operations items are translated at the weighted average exchange rates for the year. The resulting translation adjustments are made directly to a separate component of stockholders' equity. Gains and losses from foreign currency transactions, such as those resulting from the settlement of foreign receivables (or payables) are included in the consolidated statements of operations. As of December 31, 2001, there were no material balance sheet items resulting from foreign currency transactions. Losses from the settlement of foreign receivables aggregated $1,876 for the year ended December 31, 2001 and is included in other expense on the statements of operations.

P. DEFERRED CHARGES:

The Company defers certain expenditures related to the activities associated with the acquisition of business assets, which the Company has determined have a future economic benefit. These expenditures are then capitalized into the cost of the assets upon acquisition. Management reviews these assets whenever the circumstances and situations change such that there is an indication that the carrying amount is not recoverable. When management's best estimate of the future economic benefit of these assets is less than the carrying amount, the carrying amount is reduced to the fair value and a write-off is recognized. Deferred charges written off are not restored.

At December 31, 2000, the Company had recorded deferred charges aggregating $53,805 in connection with fees and costs related to the planned acquisition of a manufacturing business, and, during 2001, incurred additional costs of $161,566. The Company was not able to consummate this acquisition and, as of December 31, 2001, wrote off such deferred costs.

Q. NEW ACCOUNTING STANDARDS:

In March 2000, the Financial Accounting Standards Board (FASB) issued Interpretation No. 44 (FIN 44), Accounting for Certain Transactions involving Stock Compensation, an Interpretation of APB Opinion No. 25. FIN 44 clarifies the application of APB No. 25 for certain issues, including the definition of an employee, the treatment of the acceleration of stock options and the accounting treatment for options assumed in business combinations. FIN 44 became effective on July 1, 2000, but is applicable for certain transactions dating back to December 1998. The adoption of FIN 44 did not have a material impact on the Company's financial position or results of operations.

In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements. (SAB No. 101). SAB No. 101 expresses the views of the SEC staff in applying generally accepted accounting principles to certain revenue recognition issues. Subsequently, SAB Nos. 101A and 101B were issued delaying the implementation of SAB No. 101 to the fourth quarter of 2000. The SAB requires companies to report any changes in revenue recognition as a cumulative change in accounting principle at the time of implementation in accordance with Accounting

Principles Board (APB) Opinion 20, Accounting Changes. The adoption of SAB No. 101 did not have a material impact on the Company's financial position or results of operations.

New accounting standards issued include SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which establishes a comprehensive standard for the recognition and measurement of derivatives and hedging activities. The new standard requires that all derivatives be recognized as assets or liabilities in the statement of financial position and measured at fair value. Gains or losses resulting from changes in fair value are required to be recognized in current earnings unless specific hedge criteria are met. SFAS No. 133 became effective for the Company beginning in the first quarter of fiscal year 2001 but has had no impact on the Company's financial statements due to the Company's limited use of derivatives.

In July 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS 141") and Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 141 requires all business combinations to be accounted for using the purchase method of accounting and is effective for all business combinations completed after June 30, 2001. SFAS 142 requires goodwill to be tested for impairment under certain circumstances, and written-off when impaired, rather than being amortized as previous standards required. Furthermore, SFAS 142 requires purchased intangible assets to be amortized over their estimated useful lives unless these lives are determined to be indefinite. SFAS 142 is effective for fiscal years beginning after December 15, 2001. The Company is currently assessing the impact of SFAS 142 on its operating results and financial condition but does not believe it will be material.

On October 3, 2001, the FASB issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), that is applicable to financial statements issued for fiscal years beginning after December 15, 2001. The FASB's new rules on asset impairment supercede SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," and portions of Accounting Principles Board Opinion 30, "Reporting the Results of Operations". This Standard provides a single accounting model for long-lived assets to be disposed of and significantly changes the criteria that would have to be met to classify an assets as held-for-sale.

NOTE 3. RESTATEMENT OF YEAR 2000 FINANCIAL STATEMENTS:

The accompanying financial statements for the year ended December 31, 2000, have been restated to reflect the business combination with Image (see Note 1) under the purchase method of accounting as opposed to the pooling of interests method, as previously reported. Accordingly, Image's financial statements are only consolidated beginning with the date of acquisition, June 28, 2000. In addition, the Company reclassified certain tangible assets that were erroneously classified as Patent/Intellectual Property. The following tables present the impact of the restatement.

                                                    As Previously
                                                       Reported     As Restated
                                                       --------     -----------
Year Ended December 31, 2000:
   Balance Sheet:
     Deferred taxes - current                           $159,426       $155,526
     Related party portion - IDR bond, current           100,832         76,032
     Property, plant and equipment, net                7,384,679      8,256,430
     Patent/intellectual property                        876,751          5,000
     Deferred income tax, non-current                    464,085        467,984
     Related party portion - IDR bond, non-current       873,296        898,096
     Accounts payable                                  6,640,402      6,665,322
     Current portion of notes payable                    351,150        343,408
     Other current liabilities                           400,276        370,765
     Notes payable - non-current                       1,685,725      1,698,058
     Additional paid-in capital                        6,986,003      7,229,293
     Accumulated deficit                              (2,024,912)    (2,268,202)


                                                    As Previously
                                                       Reported     As Restated
                                                       --------     -----------
Year Ended December 31, 2000:
   Statement of Operations:
     Sales                                           $21,204,435    $12,108,132
     Cost of sales                                    17,946,605     10,329,418
     Administrative expenses                           1,478,075        889,742
     Research and development                          1,003,565        764,286
     Sales and marketing                                 881,176        470,625
     Interest and other income(expense)                  351,062       (147,988)
     Interest and financing costs                       (488,948)      (241,037)
     Non-recurring moving expenses                      (488,854)      (256,212)
     Benefit for income taxes                           (213,792)      (332,792)
     Net loss                                           (517,934)      (658,384)
     Basic and diluted loss per share                      $(.07)         $(.09)

SEE ALSO NOTE 1 -- UNAUDITED PROFORMA DATA

NOTE 4. INVENTORIES:

Inventories consisted of the following components as of December 31, 2001 and 2000:

                                                      2001         2000
                                                -------------   -----------
Raw materials                                       $723,480       $794,128
Work-in-process                                      967,982      1,275,545
Finished goods                                     4,534,410      3,234,230
Obsolescence allowance                             (169,830)      (122,655)
                                                -------------   -----------
             Total                                $6,056,042     $5,181,248

NOTE 5. PROPERTY AND EQUIPMENT:

Property and equipment consisted of the following as of December 31, 2001 and 2000:


                                                    2001            2000
                                                 -----------    -----------
Furniture and fixtures                              $132,310       $129,955
Test equipment                                       456,152        412,325
Manufacturing machinery and equipment              7,588,035      6,865,206
Leasehold improvements                             1,268,506      1,252,021
                                                 -----------    -----------
                                                   9,445,003      8,659,507
Less: accumulated depreciation and amortization   (1,006,177)      (403,077)
                                                 -----------    -----------
                                                  $8,438,826     $8,256,430
                                                 ===========    ===========

Depreciation and amortization expense amounted to $603,100 and $379,117 in 2001 and 2000, respectively.

NOTE 6. BORROWING ARRANGEMENTS:

As a condition of its Bank's consent to the business combination (see Note 1), the Company, on August 30, 2000, entered into an amended and restated borrowing arrangement, granting to the bank a security interest in all of the Company's assets as security for the payment of the obligations owed the bank.

The Company has a $2.5 million revolving line of credit with an outstanding balance as of December 31, 2001 of $1,462,416, which bears interest at the rate of 4.75% (the one-month libor of 2.25% plus 2.5%) as of December 31, 2001. The revolving line of credit has a June 30, 2002 expiration date. Under the line of credit, the Company is permitted to borrow 85% of eligible accounts receivable and 50% of eligible inventories (up to a maximum of $1.1 million).

The Bank agreement contains various covenants that the Company is required to maintain; fixed charge and cash flow leverage ratios of not less than 1.20:1 and not greater than 4.00:1, respectively. As of December 31, 2001, the Company was not in compliance with these covenants and received a waiver from the bank as regards these requirements for the period ending December 31, 2001. On February 7, 2002, the bank approved a modification to these covenants to a fixed charge and cash flow coverage leverage ratios of not less than 1.05:1 and not greater than 5.00:1, respectively. The Company is in compliance with these new covenants.


Long-term debt was comprised of the following as of December 31:
                                                                                         2001       2000
                                                                                    -----------  ----------
Term note  payable to a financial  institution  due in monthly  installments  of principal and interest of $848 through March 2003; bears interest at 8.0%,
     collateralized  by  automobile  with a net book  value of  $26,386                 $12,021     $20,810

Term note  payable to a financial  institution  due in monthly  installments  of principal and interest of $10,676 through November 2005; bears interest at
     10.215%;  collateralized  by inventory,  accounts  receivable and equipment        419,245     500,000

Term note  payable  to  a  financial  institution  in  monthly  installments  of principal  and  interest  of $27,205  through  June 2006 bears  interest at
     7.90%; collateralized by inventory, accounts receivable and equipment (see
     Note 7)                                                                          1,234,755   1,444,105

Various equipment notes maturing in 2006                                                 62,177      76,551
                                                                                    -----------  ----------
                                                                                      1,728,198   2,041,466
   Less current maturities                                                              369,198     343,408
                                                                                    -----------  ----------
                                                                                     $1,359,000  $1,698,058
                                                                                    ===========  ==========

The aggregate scheduled maturities of long-term debt for each of the next five years are as follows:

2002                           $369,198
2003                            366,423
2004                            396,511
2005                            428,542
2006                            167,524
                             -----------
Total                        $1,728,198
                             ===========

NOTE 7. INDUSTRIAL DEVELOPMENT REVENUE BOND:

On June 1, 1999, the Development Authority of Gwinnett County (the Authority), issued $4,100,000 of industrial development revenue bonds on behalf of the Company and a Related Party. The 3.5% revenue bonds are payable in varying annual principal and monthly interest payments through July 2019. The bond is secured by all the assets of the Company and by real property owned by the Related Party. The bonds along with the line of credit and term loan (see Note
6) are held by two related financial institutions.

A loan agreement between the Authority and the Company and a Related Party allows funds to effectively pass through the Authority to the Company. The majority of the proceeds, $3,125,872, were used by the Company to purchase and install certain manufacturing equipment, while $974,128 was used by the Related Party to pay down the mortgage on the real property leased to the Company. The Company and the Related Party are jointly obligated to repay any outstanding debt. Under the Joint Debtor Agreement of June 28, 2000, between the Company and the Related Party, each has agreed to be responsible to the other for their share of the bond obligations and that any party causing an act of default shall be responsible for 100% of the bond obligations. The amount for which the Related Party is responsible to the Company is reflected in current and other assets of the Company. The Related Party amounts owed to the Authority are secured by a lien on the real property leased by the Company and by personal guarantees executed by members of the Related Party. At this time, the Company believes that the Related Party portion of the bond is fully collectible. As of December 31, 2001, the bond principal outstanding was $3,780,000 and the portion due from the Related Party was $898,096.

The aggregate maturities of bonds payable for each of the next five years are as follows:

                   Company         Related Party         Total
                  ----------       -------------    ------------
2002                $254,600           $80,400         $335,000
2003                 266,000            84,000          350,000
2004                 281,200            88,800          370,000
2005                 296,400            93,600          390,000
2006                 307,800            97,200          405,000
Thereafter         1,475,904           454,096        1,930,000
                  ----------       -------------    ------------
Total             $2,881,904          $898,096       $3,780,000
                  ==========       =============    ============

NOTE 8. STOCKHOLDERS EQUITY:

A. COMMON STOCK AND STOCK WARRANTS:

As discussed in Note 1, the Company issued an aggregate of 6,000,000 shares of its common stock to the stockholders of Logical and Image in exchange for their shares in Logical and Image in a merger transaction. Simultaneously, in 2000, the Company effected a reverse stock split of one for 6.0779 shares of common stock.

As part of the Merger, the Company granted warrants (the New Warrant) to purchase up to 100,000 shares of the common stock of the Company to professional advisors to the Merger. The New Warrant entitles the warrant holder to purchase, at any time and for a five-year period, a share of common stock of the Company for $2.00 per share. In addition, current stockholders at December 31, 2001, own 225,507 similar warrants (the Old Warrant). The Old Warrant entitles the warrant holder to purchase, at any time until September 15, 2002, a share of common stock of the Company for $2.70 per share. As of December 31, 2001 and 2000, the Company had received $110,905 and $92,421, respectively, in proceeds from the exercise of Old Warrants.

The Company issued Units consisting of common stock and common stock underlying warrants to investors in a private placement approved by the Board of Directors on August 29, 2000. Each Unit in the private placement was priced at $2.00 and consisted of one common share of the Company's common stock and one warrant to purchase one share of common stock at an exercise price of $2.00. An additional warrant to purchase common stock of the Company, for each Unit purchased in the private placement, was issued to subscribers, at no additional cost, whose investment(s) aggregated at least $300,000. The warrants expire November 30, 2003. During 2001, the Company issued and sold 1,437,960 Units for a total of
$2,925,920 in cash and notes receivable. The Company also issued, at no additional cost, 1,312,960 additional warrants during this same period. In March 2002, subsequent to the balance sheet date, the Company rescinded one transaction entered into during 2001 for the sale of 25,000 shares of common stock and warrants to purchase 25,000 shares of the common stock of the Company. This transaction has been retroactively reflected in the financial statements as of December 31, 2001. The Company paid fees of $59,520 in connection with the private placement. Additionally, the Company issued 129,837 warrants to finders to purchase the Company's common stock at an exercise price of $2.00. During 2001, holders of the Company's warrants exercised 2,462,500 warrants on a cashless basis and received 1,104,815 shares of the Company's common stock. No underwriting discounts or commissions were paid to any person. As of March 12, 2002, all notes receivable have been fully paid by the investors.

On October 30, 2001, the Company issued and sold 1,000,000 shares of its common stock to one accredited investor in exchange for $2 million. The purchase price was $2.00 per share, of which $10,000 was payable in cash and $1,990,000 was payable in the form of a recourse promissory note, payable at the earlier to occur of (i) six months after the registration statement covering the shares is declared effective or (ii) twelve months from the date of the purchase agreement. The Company also agreed to issue up to 500,000 warrants to purchase its common stock to the investor in the event it resells the shares at a purchase price of at least $2 per share. These warrants are exercisable for one year at an exercise price of $2 per share. In March 2002, when the shares could not be registered with the Securities and Exchange Commission while the promissory note was unpaid, the Company and the investor mutually rescinded this transaction and the Company has retroactively reflected this rescission as of December 31, 2001.

B. STOCK OPTIONS:

After the Merger, on June 28, 2000, the Company granted options to acquire 500,000 shares of the common stock of the Company to senior members of the Company's management at an exercise price of $2.00 per share. The options vest over a two to four year period and expire 5 years from their respective date of vesting.

The Company granted options to acquire 710,000 shares of the common stock of the Company to employees, officers and directors at an exercise price of $2.75 per share during the year ended December 31, 2001. 535,000 options were granted to officers and employees of which 25% vested immediately and the remainder vest over 3 years. The officer and employee options expire 5 years from their respective date of vesting. Each outside director of the Company was granted options to acquire 25,000 shares of the common stock of the Company, for a total of 175,000 options, effective upon his or her election or appointment to the board of directors. The outside director options vest over 5 years, beginning with the first anniversary date of his or her appointment to the board, and expire 3 years from their respective date of vesting.

Pro forma information regarding net income and earnings per share is required by Financial Accounting Standards Board Statement 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement.

The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 2001 and 2000, respectively, risk-free interest rate of 4.51% and 6.02%, dividend yield of 0% and 0%, volatility factor of the expected market price of the Company's common stock of .26 and .49, and a weighted-average expected life of the option of 3 years.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management"s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

                                          2001                   2000
                                         -------              -----------
Pro forma net income (loss)               $3,021               $(840,587)
Pro forma loss per common share:
                           Basic             .00                    (.12)
                           Diluted           .00                    (.12)


A summary of the Company's stock option activity, and related information for the year ended December 31 follows:

                                                 2001                        2000
                                      ------------------------- -----------------------------
                                                       Weighted                   Weighted
                                                        Average                    Average
                                                       Exercise                   Exercise
                                        Shares           Price      Shares          Price
                                      -------------   --------- -------------   -------------
Outstanding, beginning of year             500,000     $  2.00            --        $     --
      Granted                              710,000        2.75       500,000            2.00
      Exercised                                 --          --            --              --
                                      -------------   --------- -------------   -------------
Outstanding, end of year                 1,210,000        2.44       500,000            2.00
Exercisable, end of year                   503,750        2.21       250,000            2.00
Weighted average fair value of
  options granted during the year          $  1.98                  $   1.85


The weighted-average remaining contractual life of these options is 4.8 years.

C. RETAINED EARNINGS:

The Company is limited in its ability to declare and pay dividends by the terms of certain debt agreements.

NOTE 9. PENSION PLANS AND POSTRETIREMENT BENEFITS:

The Company has adopted the Color Image, Inc. Profit Sharing Retirement Plan. Under this defined contribution plan, employees with one year or more of service who have worked at least 1,000 hours and have reached age 21 are eligible for participation. Participants may contribute between 1% and 15% of their compensation as basic contributions. The Company will match 50% of the first 3% deferred by any participant. Company contributions vest from 20% in the second year of service to 100% in the sixth year. For the years ended December 31, 2001 and 2000, the Company incurred expenses of $24,355 and $9,940, respectively.

NOTE 10. RELATED-PARTY TRANSACTIONS:

A. LEASE

The Company leases certain facilities under a ten-year real property lease agreement from Kings Brother LLC. (the Related Party -- see Note 7) which expires on April 30, 2009. The rental payments for the periods ending December 31, 2001 and 2000 were $505,836 and $186,427, respectively. See also Note 12.

B. PURCHASES

The Company purchases copier and laser printer products from an entity in which three directors have a beneficial ownership interest. Purchases for the 2001 and 2000 years aggregated approximately $4,005,500 and $435,500 respectively. See also Note 14.

NOTE 11. INCOME TAXES:

The provision for income taxes is composed of the following

                               2001                   2000
                             ----------           -----------
Current:
             Federal          $ 30,000            $ (358,157)
             State              16,870               (79,730)
Deferred:
             Federal           (20,130)               78,917
             State               9,876                26,178
                             ----------          ------------
                              $ 36,616            $ (332,792)
                             ==========          ============

The components of the net deferred income tax asset as of December 31, 2001 and 2000, are as follows:

                                                             2001               2000
                                                          ----------       -----------
Deferred tax assets:
    Inventory                                             $     165         $   65,602
    Accounts receivable                                      38,340             35,980
    Accrued expenses                                         62,861             58,313
    Federal tax credits                                     172,405            195,915
    Net operating loss carryforward                         491,074            537,600
                                                          ----------       -----------
                                                            764,845            893,410
    Valuation allowance for deferred tax assets             (53,760)           (90,000)
                                                          ----------       -----------
                                                            711,085            803,410
Deferred tax liabilities:
   Fixed assets                                            (121,846)          (179,900)
                                                          ----------       -----------
   Net deferred tax asset                                 $ 589,239         $  623,510
                                                          ==========       ===========

At December 31, 2001, the Company has recorded a net deferred tax asset of $589,239 which is reflected in Current Assets and Other Assets in the consolidated balance sheet. Realization of the asset is dependent on generating sufficient taxable income in future periods. The Company had experienced operating losses for 2000 and 1999 years. A significant portion of the loss sustained in 2000 was a result of non-recurring moving expenses and management does not foresee any like charges for the next few years. The Company has taxable income for the 2001 and projects taxable income for 2002, as such, the Company believes that it is more likely than not that a substantial portion of the deferred tax asset will be realized, and consequently, has established a valuation allowance of only $53,760 as of December 31, 2001.

At December 31, 2001, the Company had net operating loss carryforwards (NOLs) of $491,074 for income tax purposes that expire in years beginning 2020.

The reconciliation of income tax computed at the U.S. federal statutory tax rates to income tax expense attributable to income before cumulative effect of accounting changes is:

                                                   2001         2000
                                                ---------    ---------
Tax at U.S. statutory rates                        34.00%     (34.00)%
State income taxes net of federal tax benefit       6.16       (4.26)
Other-net                                          (2.22)       4.69
                                                ---------    ---------
                                                   42.38%     (33.57)%
                                                =========    =========

NOTE 12. COMMITMENTS AND CONTINGENCIES:

A. LEASES:

The Company currently leases approximately 180,000 square feet in Norcross, Georgia that serves as executive headquarters and houses manufacturing facilities, research and development and sales and marketing under a lease that expires April 2009. The lease includes three options to extend the term for five years each, and contains provisions for annual rent increases through each term. The Company also leases approximately 4,000 square feet in Santa Ana, California under a month-to-month lease at the monthly rental rate of $3,072.

Minimum lease commitments are as follows:


2002                               $   518,481
2003                                   531,444
2004                                   544,730
2005                                   558,348
2006                                   572,307
Thereafter                           1,958,285
                                   -----------
Total minimum lease payments       $ 4,683,595
                                   ===========

Rental expense aggregated $545,360 and $229,601 for 2001 and 2000, respectively.

B. EMPLOYMENT AGREEMENTS:

On June 28, 2000, the Company entered into employment agreements with its Chief Executive Officer, Michael W. Brennan, President, Dr. Sueling Wang, Executive Vice President and Chief Financial Officer, Morris E. Van Asperen, and Vice President of Marketing and Sales Charles R. Allison. All four of the employment agreements have a 5 year term. The Company is obligated to pay Mr. Brennan and Dr. Wang annual salaries of $150,000 with a guaranteed increase of 5% per annum over the term of the agreements. The Company is obligated to pay Mr. Van Asperen an annual salary of $144,000 with a guaranteed increase of 5% over the term of his agreement. In addition to commissions earned under the Company's sales incentive program, the Company is obligated to pay Mr. Allison an annual salary of $89,250 with a guaranteed increase of 5% per annum over the term of his agreement. Each employee may terminate the agreement upon 6 months notice to the Company. The Company may terminate each employee upon 6 months notice by the Company; provided, however, that the Company is obligated to pay to the employee his annual base salary, commissions or bonuses earned, and benefits for a period of 12 months after the date of such notice.

The employment agreements with the above named officers also commits the Company to purchasing for their benefit certain life insurance plans. For the year ended December 31, 2001, the Company did not have in place for either Mr. Brennan or Mr. Van Asperen such supplemental life insurance plans. The Company owns and is the beneficiary of a life insurance policy on Mr. Allison and maintains it to fund the deferred compensation agreement with Mr. Allison. Upon Mr. Allison's retirement, he, or his beneficiaries, are to receive 120 monthly payments of $2,000 per month or, as provided, the net present value of any unpaid amounts. The life insurance premiums paid by the Company to fund Mr. Allison's deferred compensation agreement in 2001 and 2000 were $21,977 and $11,238, respectively. The Company pays the premiums and is the collateral assignee of four split dollar life insurance policies owned by Dr. Wang. Pursuant to the policies the Company will, upon his death or earlier liquidation of each such policy, be entitled to the refund of all premium payments made by the Company on the policies, and the balance of the proceeds will be paid to Mr. Wang's designated beneficiaries. The split dollar life insurance premiums were $13,526 and $8,253 during 2001 and 2000, respectively. The monies due from Dr. Wang in connection with these life insurance policies at the years ended December 31, 2001 and 2000 was $112,103 and $98,578, respectively.

NOTE 13. SIGNIFICANT CUSTOMERS:

For the year ended December 31, 2001, three distributors/customers of imaging supplies accounted for 41%, 16% and 12% of net sales. For the year ended December 31, 2000, a reseller of imaging accounted for 57% of net sales. The Company does not have a written or oral contract with any of these customers. All sales are made through purchase orders.

NOTE 14. SIGNIFICANT SUPPLIERS:

For the years ended December 31, 2001 and 2000, the Company purchased 51% and 38%, respectively, of its raw materials, components and supplies from one supplier in connection with the sale of both printer and copier products. See also Note 10 B.

NOTE 15. FINANCIAL REPORTING FOR BUSINESS SEGMENTS:

The Company believes that its operations are in a single industry segment involving the development and manufacture of products used in electronic printing. All of the Company's assets are domestic. The sales to unaffiliated customers by geographic region are as follows:


                                          2001                2000
                                     ------------        ------------
Sales to Unaffiliated Customers:
      United States                  $23,030,483         $10,887,281
      Europe                           5,260,825             744,098
      Asia                               647,146             375,020
      All Other                        1,582,713             101,733
                                     ------------        ------------
      Total                          $30,521,167         $12,108,132
                                     ============        ============

                                                                       EXHIBIT A
                             SUBSCRIPTION AGREEMENT

                               COLOR IMAGING, INC.

                                  COMMON STOCK


     1. SUBSCRIPTION. Effective the ____ day of _______________, 2002, the undersigned hereby applies to purchase: _______________________________________
(_______) shares of the common stock of Color Imaging, Inc. at a price of $_____ per share, or a total purchase price of ________________________________________
Dollars ($_______________________);

such purchase being made in accordance with the terms and conditions of the prospectus, dated _________________, 2002, according to which the shares have been offered to the undersigned. The undersigned understands that the minimum purchase is 100,000 shares. This subscription may be accepted or rejected in whole or in part by Color Imaging, Inc. We have the right, exercisable in our sole and absolute discretion, to accept subscriptions in any order we may determine.

     2. REPRESENTATIONS BY UNDERSIGNED. The undersigned represents and warrants the following to be true and correct:

     (a) the undersigned has received the prospectus dated _________, 2002.

     (b) the undersigned acknowledges and understands that no U.S. federal or state agency, nor any governmental agency of any other jurisdiction, has made any recommendation or endorsement of the shares;

     (c) the undersigned recognizes that acquisition of the shares as an investment involves a high degree of risk;

     (d) if an individual, the undersigned is 18 years of age or over and is a bona fide resident of the state set forth in the residence address which such individual has set forth below; and

     (e) all of the representations of the undersigned herein are true and accurate, and Color Imaging, Inc. will and may, without further investigation, rely on such representations.

     3. PAYMENT OF SUBSCRIPTION. The amount of the undersigned's subscription is set forth below and the undersigned encloses payment of such amount herewith by a check, cashier's check or wired funds transfer, payable to "Color Imaging, Inc." The undersigned hereby authorizes and directs the officers and directors of Color Imaging, Inc. to deliver this subscription agreement to Color Imaging, Inc. and pay the funds delivered herewith to Color Imaging, Inc., to the extent that the undersigned's subscription has been accepted.

     The undersigned recognizes that if the subscription is rejected in whole, the funds delivered herewith will be returned to the undersigned as soon as practicable without interest or deduction, which investment is subject to the discretion of the officers and directors of Color Imaging, Inc. If the undersigned's subscription is rejected in part, the funds delivered herewith will, to the extend the subscription is so rejected, be returned to the undersigned promptly without interest or deduction.

     4. CONTINUING ACCURACY OF REPRESENTATIONS. The undersigned agrees to notify Color Imaging, Inc. immediately if any of the statements described above made herein shall become untrue. Until such notification is given, Color Imaging, Inc. and its officers and directors will be entitled to rely on the accuracy of the information set forth herein.

     5. OWNERSHIP. The undersigned's interest will be owned and should be shown on Color Imaging, Inc.'s records as follows:

         Name: ______________________________________________________

     6. SUBSCRIPTION QUANTITY. The undersigned does hereby subscribe for ____________________ (_____) shares of Color Imaging, Inc.'s common stock at a price of $_____ per share, for a total subscription price of $____________________, which amount is enclosed. [100,000 shares minimum purchase]

     IN  WITNESS  WHEREOF,   the  undersigned  has  executed  this  subscription
agreement.


_____________________________________           __________________________________________
Name of Subscriber                              Social Security or Tax I.D. Number

_____________________________________           __________________________________________
Name of Additional                              Social Security or Tax I.D.
Subscriber (if more than one)                   Number of Additional Subscriber

_____________________________________           __________________________________________
Residence Address                               Mailing Address (if different from
                                                Residence Address)

_____________________________________           __________________________________________
City and State              Zip Code            City and State                   Zip Code


_____________________________________           __________________________________________
Home Telephone Number & Area Code               Business Telephone Number & Area Code

Form of Ownership (Circle One):

Individual            JTROS              Tenants             Community          Custodian           Trustee
Ownership             (all parties       In Common           Property
                      must sign)         (both parties       (one signature
                                         must sign)          required)

Authorized Signature of Subscriber              Authorized Signature of Additional Subscriber

_____________________________________           __________________________________________


No dealer, salesperson or other person has been authorized to give any information or to make any representations not contained in this prospectus in connection with the offering covered by this prospectus. If given or made, such information or representations must not be relied upon as having been authorized by Color Imaging, Inc., a selling stockholder, or any underwriter. This prospectus does not constitute an offer to sell, or a solicitation of any offer to buy, common stock in any jurisdiction to any person to whom, it is unlawful to make such an offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that the information contained in this prospectus is correct as of any time after the date of the prospectus or that there has been no change in the affairs of Color Imaging, Inc. after the date of this prospectus.

                               COLOR IMAGING, INC.

                                      UP TO


                                7,000,000 SHARES

                                       AND

                            3,959,487 SHARES OFFERED

                                       BY

                              SELLING STOCKHOLDERS

                                   PROSPECTUS

                               November ____, 2002

                                     PART II

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law authorizes a corporation generally to indemnify any person ("indemnitee") who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation, in a similar position with another corporation or entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. With respect to actions or suits by or in the right of the corporation, however, an indemnitee who acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation is generally limited to attorneys' fees and other expenses, and no indemnification shall be made if such person is adjudged liable to the corporation unless and only to the extent that a court of competent jurisdiction determines that indemnification is appropriate. Section 145 further provides that any indemnification shall be made by the corporation only as authorized in each specific case upon a determination by the (i) stockholders, (ii) board of directors by a majority vote of directors who were not parties to such action, suit or proceeding or (iii) independent counsel, that indemnification of the indemnitee is proper because such has met the applicable standard of conduct. Section 145 provides that indemnification under its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

Our Certificate of Incorporation provides that we will indemnify, to the fullest extent permitted by law, any person or such person's heirs, executors and administrators who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of our company, or is or was serving at the our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, domestic or foreign, against expenses, attorneys' fees, court costs, judgments, fines, amounts paid in settlement and other losses actually and reasonably incurred by such person in connection with such action, suit or proceeding.

The Certificate of Incorporation also provides that none of our directors will be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty by such a director as a director other than for: (i) any breach of the director's duty of loyalty to us or our stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability under Section 174 of the General Corporation Law of Delaware, or (iv) any transaction from which such director derived an improper personal benefit.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth an itemized estimate of fees and expenses payable by the registrant in connection with the offering described in this registration statement:


SEC registration fee............................................          $3,125

Counsel fees and expenses.......................................        $125,000

Accounting fees and expenses....................................         $10,000

Blue Sky fees and expenses......................................          $3,000

Printing expenses...............................................         $50,000

Placement agent or similar fees.................................        $100,000

Miscellaneous...................................................          $8,875

Total...........................................................        $300,000

All of the above expenses will be paid by the registrant.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

During August 2002, warrant holders who were issued warrants to purchase our common stock in exchange for their warrants to purchase the common stock of our subsidiary Logical Imaging Solutions, Inc. at the time of our merger in June 2000 exercised, on a cashless basis, warrants to purchase 157,116 shares of our common stock and were issued 38,085 shares of our common stock. The issuance of the shares upon exercise of the previously issued warrants was exempt from registration provisions of the Act pursuant to Section 4(2) thereof.

On July 8, 2002, we granted options to purchase 100,000 shares of our common stock to James Telsey, vice president, sales and marketing, at an exercise price of $2.00 with options to purchase 25,000 shares of our common stock vesting on the grant date and the remainder vesting equally upon the next three anniversaries of the grant date. The grant of the options were approved by the board of directors at its annual meeting on June 10, 2002.

In February 2002, warrants to purchase 1,750 shares of our common stock, which were previously issued on October 26, 2002, in connection with 1,750 Units subscribed to in our private placement for cash at $2.00 per unit, were exercised via a cashless exercise resulting in the issuance of 705 shares of common stock. The issuance of the shares upon exercise of the previously issued warrants was exempt from registration provisions of the Act pursuant to Section 4(2) thereof.

During March 2002, we rescinded two transactions for the sale of our common stock and warrants to purchase additional shares of our common stock totaling 1,025,000 and 525,000, respectively. The purchasers paid the par value in cash for the shares issued to them, and the balance of the purchase price consisted of recourse promissory notes. The sale of 1,000,000 shares of our common stock and warrants to purchase an additional 500,000 shares of common stock was, per agreement, subject to our registering the securities for resale. However, the SEC staff took the position that these securities could not be registered for resale in this registration statement and the transaction was rescinded, the shares, warrant and promissory note were cancelled and we retained the $10,000 and accrued interest earned thereon in consideration of our expenses incurred in connection with the transaction. The second transaction for 25,000 shares of our common stock and warrants to purchase an additional 25,000 shares of our common stock was rescinded when the parties believed the promissory note would not be paid by the time this registration statement became effective. The shares, warrant and promissory note were cancelled and the cash consideration was refunded the purchaser.

On March 12, 2002, Industricorp & Co. Inc. FBO David N. Kunz IRA Rollover paid the $49,500 due us under a non-interest bearing, recourse, promissory note made December 19, 2001, for the purchase by it at $2.00 a Unit of 25,000 Units in our private placement completed in December 2001. Each Unit consisted of one share of our common stock and a warrant to purchase one share of our common stock at an exercise price of $2.00. The $49,500 payment, together with $500 paid at the time of Industricorp & Co. Inc. FBO David N. Kunz IRA Rollover's subscription to our private placement, was its payment in full for the 25,000 Units purchased by them.

On January 30, 2002, Jui-Hung Wang paid the $99,500 due us under a non-interest bearing, recourse, promissory note made December 24, 2001, for the purchase by him at $2.00 a Unit of 50,000 Units in our private placement completed in December 2001. Each Unit consisted of one share of our common stock and a warrant to purchase one share of our common stock at an exercise price of $2.00. The $99,500 payment, together with $500 paid at the time of Mr. Wang's subscription to our private placement, was his payment in full for the 50,000 Units purchased by him.

From October 22, 2000 through December 24, 2001, we sold 1,882,710 Units at $2.00 per Unit to less than 35 purchasers in a private placement raising $3,765,420. Each Unit consisted of one share of our common stock and one warrant to purchase one share of our common stock for $2.00. We also issued 1,312,960 additional warrants at no cost to investors in our private placement whose aggregate investment was at least $300,000 which includes 12,960 warrants issued to one investor for services rendered in connection with the private placement. Through May 24, 2002, a total of 2,464,250 warrants have been exercised on a cashless basis and we have in turn issued 1,105,520 shares of our common stock. The issuance of the shares and warrants to purchase our common shares was exempt from registration pursuant to the provisions of Section 4(2) of the Securities Act of 1933.

On June 11, 2001, we issued 10,000 shares of our common stock to The Blaine Group, Inc. as consideration for $25,000 in services. The issuance of the shares and warrants to purchase our common shares was exempt from registration pursuant to the provisions of Section 4(2) of the Securities Act of 1933.

In June 2000, Color Imaging, Inc. (formerly known as Advatex Associates, Inc.) in connection with the merger described in the prospectus issued 3,000,000 shares of our common stock to the stockholders of Color Image, Inc. in exchange for 200,000 shares of Color Image, Inc. (Image) common stock and 3,000,000 shares of our common stock to the stockholders of Logical Imaging Solutions, Inc. (Logical) in exchange for 1,622,999 shares of common stock of Logical

Imaging Solutions. We also issued upon the consummation of the merger in June 2000 to G-V Capital Corp., advisers to the merger, for services rendered by them from January through June 2000, 100,000 shares of our common stock and warrants to purchase 100,000 shares of our common stock at an exercise price of $2.00, expiring July 10, 2005. Additionally, we issued, in connection with the merger, warrants to purchase 271,719 shares of our common stock at an exercise price of $2.70 per share in exchange for warrants to purchase 147,000 shares of Logical Imaging Solutions' common stock at an exercise price of $5.00. The issuance of our common stock and the common stock upon warrant exercise in connection with these transactions was exempt from the registration provisions of the Act pursuant to Section 4(2) thereof.

ITEM 27. EXHIBITS

Exhibit
No.       Description
-------   -----------
2.1 Merger Agreement and Plan of Reorganization dated May 16, 2000, by and between Advatex Associates, Inc., Logical Imaging Solutions Acquisition Corp., Color Imaging Acquisition Corp., Logical Imaging Solutions, Inc., and Color Image, Inc., incorporated by reference to the Registrant's Form 8-K filed on July 17, 2000.
2.2 Amendment No. 1 to the Merger Agreement and Plan of Reorganization dated June 15, 2000, incorporated by reference to the Registrant's Form 8-K filed on July 17, 2000
2.3 Amendment No. 2 to the Merger Agreement and Plan of Reorganization dated June 26, 2000, incorporated by reference to the Registrant's Form 8-K filed on July 17, 2000
2.4(1) Share Exchange Agreement dated as of September 11, 2002 between Color Imaging, Inc., Logical Imaging Solutions, Inc., Digital Color Print, Inc., and the shareholders of Digital Color Print, Inc., incorporated by reference to Exhibit 2.1 to the Registrant's Form 8-K filed September 26, 2002.
2.5 Amendment No. 1 to Share Exchange Agreement dated as of September 20, 2002 between Color Imaging, Inc., Logical Imaging Solutions, Inc.,
          Digital Color Print, Inc., and the shareholders of Digital Color Print, Inc., incorporated by reference to Exhibit 2.2 to the Registrant's Form 8-K filed September 26, 2002.
3.1*      Certificate  of  Incorporation.
3.2 Bylaws, incorporated by reference to the Registrant's Form 10-QSB for the quarter ended March 31, 2002.
4.1*      Stock  Purchase   Agreement between the  Company  and  Wall  Street
          Consulting Corp. dated October 30, 2001
4.2*      Promissory Note of Wall Street Consulting Corp. dated October 30, 2001
4.3*      Form of Warrant issued to Selling Stockholders
4.4* Loan and Security Agreement between Color Imaging and Southtrust Bank dated May 5, 2000
4.5* Amendment of Loan Documents between Color Imaging and SouthTrust Bank dated August 30, 2000
4.6* Second Amendment of Loan Documents between Color Imaging and SouthTrust Bank dated November 30, 2000
4.7* Third Amendment of Loan Documents between Color Imaging and SouthTrust Bank dated June 30, 2001
4.8* Fourth Amendment of Loan Documents between Color Imaging and SouthTrust Bank dated November 1, 2001
4.9* Fifth Amendment of Loan Documents between Color Imaging and SouthTrust Bank dated December 31, 2001
4.10* Sixth Amendment of Loan Documents between Color Imaging and Southtrust Bank dated February 7, 2002
4.11* $500,000 Line of Credit Promissory Note issued to Southtrust Bank dated May 5, 2000
4.12* $500,000 Amended and Restated Line of Credit Promissory Note issued to Southtrust Bank dated August 30, 2000
4.13* $500,000 Revolving Note Modification Agreement dated November 30, 2000 4.14* $500,000 Second Revolving Note Modification Agreement dated July 5,
          2001
4.15* $1,500,000 Revolving Note between Color Imaging and SouthTrust Bank dated June 24, 1999
4.16* $1,500,000 Revolving Note Modification Agreement between Color Imaging and SouthTrust Bank dated May 5, 2000
4.17* $1,500,000 Second Revolving Note Modification Agreement between Color Imaging and SouthTrust Bank dated August 30, 2000
4.18* $1,500,000 Third Revolving Note Modification Agreement between Color Imaging and SouthTrust Bank dated November 30, 2000
4.19* $1,500,000 Fourth Revolving Note Modification Agreement between Color Imaging and SouthTrust Bank dated July 5, 2001
4.20* $2,500,000 Fifth Revolving Note Modification Agreement between Color Imaging and SouthTrust Bank dated December 31, 2001
4.21* $1,752,000 Installment Note between Color Imaging and SouthTrust Bank dated June 24, 1999
4.22* $1,752,000 Term Loan Documents Modification Agreement between Color Imaging and SouthTrust Bank dated August 30, 2000
4.23*     SouthTrust Bank waiver letter dated March 26, 2001
4.24*     SouthTrust Bank waiver letter dated May 8, 2001
4.25*     SouthTrust Bank waiver letter dated August 13, 2001
4.26*     SouthTrust Bank waiver letter dated October 31, 2001
4.27* Development Authority of Gwinnett County, Georgia Industrial Development Trust Indenture dated June 1, 1999

4.28* Loan Agreement between the Company, Kings Brothers LLC and the Development Authority of Gwinnett County, Georgia dated June 1, 1999
4.29* Joint Debtor Agreement dated June 28, 2000 by and among Color Image, Inc., Kings Brothers, LLC, Dr. Sueling Wang, Jui-Chi Wang, Jui-Kung Wang, and Jui-Hung Wang
4.30* First Amendment to Joint Debtor Agreement dated January 1, 2001 by and among Color Imaging, Kings Brothers, LLC, Dr. Sueling Wang, Jui-Chi Wang, Jui-Kung Wang, and Jui-Hung Wang
4.31* Master Security Agreement between Color Imaging and General Electric Capital Corporation dated November 30, 2000
4.32* Promissory Note issued to General Electric Capital Corporation dated November 30, 2000
4.33* $200,000 Promissory Note between Color Imaging and Kings Brothers LLC dated November 19, 2001
4.34* $500,000 Promissory Note between Color Imaging and Sueling Wang dated March 14, 2002
4.35* $240,000 Promissory Note between Color Imaging and Kings Brothers LLC dated July 6, 2000.
4.36* $50,000 Promissory Note between the Company and Daniel Wang dated October 23, 1998.
4.37* $112,000 Promissory Note between Color Imaging and Daniel Wang dated October 16, 1998.
4.38* $90,000 Promissory Note between Color Imaging and Michael Wang dated June 4, 1999.
4.39* $150,000 Promissory Note between Color Imaging and AccuRec LLC dated February 3, 2000.
4.40* $200,000 Promissory Note between Color Imaging and AccuRec LLC dated March 7, 2000.
4.41* $200,000 Promissory Note between Color Imaging and AccuRec LLC dated April 10, 2000.
4.42* $200,000 Promissory Note between Color Imaging and AccuRec LLC dated May 2, 2000.
4.43* $500,000 Promissory Note between Color Imaging and AccuRec LLC dated July 5, 2000.
4.44* $200,000 Promissory Note between Color Imaging and AccuRec LLC dated September 14, 2000.
4.45* $200,000 Promissory Note between Color Imaging and AccuRec LLC dated October 4, 2000.
4.46* $200,000 Promissory Note between Color Imaging and AccuRec LLC dated November 3, 2000.
4.47* Seventh Amendment of Loan Documents between Color Imaging and SouthTrust Bank dated June 28, 2002.
4.48* $2,500,000 Sixth Revolving Note Modification Agreement between Color Imaging and SouthTrust Bank.
4.49* Partial Loan Liability Release Agreement between Color Imaging, Inc. and SouthTrust Bank dated September 24, 2002
4.50* 500,000 Promissory Note between Color Imaging and Jui Hung Wang dated August 21, 2002
4.51* 100,000 Promissory Note between Color Imaging and Jui Chi Wang dated August 21, 2002
4.52* First Note Modification Agreement between Sueling Wang and Color Imaging dated August 27, 2002
5*        Form of Opinion of Arnall Golden Gregory LLP regarding legality.
10.1* Employment Agreement between Color Imaging and Michael W. Brennan dated June 28, 2000
10.2* Employment Agreement between Color Imaging and Dr. Sueling Wang dated June 28, 2000
10.3* Employment Agreement between the Company and Morris E. Van Asperen dated June 28, 2000
10.4* Employment Agreement between Color Imaging and Charles R. Allison dated June 30, 2000
10.5* Lease Agreement between Color Imaging and Kings Brothers LLC dated April 1, 1999
10.6* Amendment No. 1 to Lease Agreement between the Company and Kings Brothers LLC dated April 1, 1999
10.7 Form of Subscription Agreement (Incorporated by reference to Exhibit A to the Registrant's Registration Statement on Form SB-2 filed on October 2, 2002).
10.8 Letter of Agreement to Employment Agreement between Color Imaging and Michael W. Brennan dated June 10, 2002 (incorporated by reference to
          Exhibit 10.7 to Registrant's Form 10-QSB filed for the quarter ended June 30, 2002)
10.9* Termination Agreement between Michael W. Brennan and Color Imaging dated September 30, 2002
10.10+    Form of Warrant between  Digital Color Print,  Inc. and Color Imaging,
          Inc.
21.1*     Subsidiary of Registrant.
23.1*     Consent of Arnall Golden  Gregory LLP.  (included as part of Exhibit 5 hereto)
23.2*     Consent of Lazar Levine & Felix LLP

24*       Power of Attorney (included as part of the signature page hereto).
99.1* Report of Grant Thornton LLP for the Company's fiscal year ended December 31, 1999
99.2* Rescission Agreement between Joe Daley & Sons, Inc. and Color Imaging dated March 20, 2002
99.3* Rescission Agreement between Wall Street Consulting Corp. and the Company dated March 19, 2002

____________________
* Previously filed
+ Filed herewith.

(1) Pursuant to Rule 601(b)(2), the schedules and exhibits to this Agreement shall not be filed. A list of the schedules and exhibits is contained on the last page of the Agreement. The Registrant agrees to furnish supplementally a copy of any of the omitted schedules and exhibits to the Securities and Exchange Commission upon request.

ITEM 28. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)To  include  any  material   information   with  respect  to  the  plan  of
distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 24, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norcross, State of Georgia, on this 7th day of November, 2002. COLOR IMAGING, INC.

                                   By: /s/ Sueling Wang, Ph.D.
                                       ----------------------------------------
                                       Sueling Wang, Ph.D., President

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby constitutes and appoints Sueling Wang, Ph.D. and Morris E. Van Asperen, or either of them, as such person's true and lawful attorney-in-fact and agent with full power of substitution for such person and in such person's name, place and stead, in any and all capacities, to sign and to file with the Securities and Exchange Commission, any and all amendments and post-effective amendments to this Registration Statement, with exhibits thereto and other documents in connection therewith, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any substitute therefor, may lawfully do or cause to be done by virtue thereof.


                SIGNATURE                                     TITLE                                       DATE
------------------------------------------    ---------------------------------------    ---------------------------------------

                  *                           Chairman of the Board and Director                    November 7, 2002
------------------------------------
    Jui-Hung Wang

/s/ Sueling Wang Ph.D.                        President  and  Vice-Chairman  of  the                November 7, 2002
------------------------------------          Board (Principal Executive Officer)
    Sueling Wang, Ph.D.

/s/ Morris E. Van Asperen                     Executive Vice President, Chief                       November 7, 2002
------------------------------------          Financial Officer (Principal
    Morris E. Van Asperen                     Financial and Accounting Officer),
                                              Secretary and Director

                  *                           Vice President and Director                           November 7, 2002
------------------------------------
    Charles R. Allison

                  *                           Director                                              November 7, 2002
------------------------------------
     Jui-Chi Wang

                  *                           Director                                              November 7, 2002
------------------------------------
     Jui-Kung Wang


By: *    /s/ Sueling Wang Ph.D
     -------------------------------
         Sueling Wang Ph.D
         Attorney-in-Fact

By: *    /s/ Morris E. Van Asperen
     -------------------------------
         Morris E. Van Asperen
         Attorney-in-Fact




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